                                                     REGISTRATION NO. 333-
================================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                              BANC ONE CORPORATION
             (Exact name of Registrant as specified in its charter)

               OHIO                              6711                           31-0738296
 (State or other jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
  incorporation or organization)     Classification Code Number)           Identification No.)

                             ---------------------
          100 EAST BROAD STREET, COLUMBUS, OHIO 43271, (614) 248-5944
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                             ---------------------
                              STEVEN ALAN BENNETT
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                              BANC ONE CORPORATION
                             100 EAST BROAD STREET
                           COLUMBUS, OHIO 43271-0158
                                 (614) 248-7590
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------
                                WITH COPIES TO:

     EDWARD D. HERLIHY, ESQ.           KENNETH L. WAGNER, ESQ.            RANDALL H. DOUD, ESQ.
  WACHTELL, LIPTON, ROSEN & KATZ         BANC ONE CORPORATION        SKADDEN, ARPS, SLATE, MEAGHER &
       51 WEST 52ND STREET              100 EAST BROAD STREET                    FLOM LLP
       NEW YORK, N.Y. 10019            COLUMBUS, OH 43271-0158               919 THIRD AVENUE
    TELEPHONE: (212) 403-1000         TELEPHONE: (614) 248-5304            NEW YORK, N.Y. 10022
                                                                        TELEPHONE: (212) 735-3000

     Approximate date of commencement of proposed sale to the public: Upon consummation of the transactions described herein.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

============================================================================================================
                                                             PROPOSED         PROPOSED
                                              AMOUNT         MAXIMUM           MAXIMUM         AMOUNT OF
        TITLE OF EACH CLASS OF                TO BE       OFFERING PRICE      AGGREGATE       REGISTRATION
     SECURITIES TO BE REGISTERED          REGISTERED(1)    PER UNIT(2)     OFFERING PRICE        FEE(3)
------------------------------------------------------------------------------------------------------------
Common Stock..........................     162,246,644        $41.12      $6,671,582,001.28  $2,021,691.52
============================================================================================================

(1) Based on an estimate of the maximum number of shares of common stock of the Registrant to be issued in connection with the merger of First USA, Inc. with and into the Registrant.

(2) Calculated in accordance with Rule 457(f)(1) based on the aggregate market value on May 8, 1997 of the shares of First USA, Inc. common stock expected to be canceled in connection with the merger and computed by dividing (i) the product of (A) the average of the high and low prices of First USA, Inc. common stock as reported on The New York Stock Exchange, Inc. Composite Transactions List on May 8, 1997 ($47.9375) and (B) 139,160,000,
    representing the maximum number of shares of First USA, Inc. common stock expected to be canceled in connection with the merger, by (ii) 162,246,644, representing the maximum number of shares of common stock of the Registrant to be issued in connection with the Merger.

(3) In accordance with Rule 457(b), $1,471,377.56 previously paid in connection with filing of the Joint Proxy Statement -- Prospectus included herewith as preliminary proxy material has been credited against the registration fee of $2,021,691.52, leaving $550,313.96 payable in connection with the filing of this Registration Statement.
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                                [BANK ONE LOGO]

                                                                    May 12, 1997

Dear Shareholders:

     It is my pleasure to invite you to a Special Meeting of BANC ONE CORPORATION Shareholders. The meeting will be held on Thursday, June 26, 1997 at 9:00 a.m. at the auditorium of the BANC ONE Corporate Center, 1111 Polaris Parkway, Columbus, Ohio 43240. Your Board of Directors and Management look forward to greeting those shareholders able to attend.

     At the Special Meeting, you will be asked to consider and vote upon proposals to approve and adopt an agreement and plan of merger between BANC ONE CORPORATION and First USA, Inc., pursuant to which First USA, Inc. will be merged with and into BANC ONE CORPORATION, and to amend the BANC ONE CORPORATION Articles of Incorporation to increase the number of shares of common stock authorized.

     The merger of First USA with BANC ONE is expected to further strengthen BANC ONE and, over time, enhance BANC ONE's profitability. The merger will create significant benefits for the customers and shareholders of both BANC ONE and First USA. The combination of First USA with BANC ONE will solidify BANC ONE's position as one of the ten largest banking organizations in the United States while creating the third largest bankcard issuer in the United States.

     Lazard Freres & Co. LLC and UBS Securities LLC, each of which has served as a financial advisor to BANC ONE with respect to the proposed merger with First USA, have delivered their respective written opinions to the Board of Directors that, as of the date hereof, the exchange ratio in the merger is fair, from a financial point of view, to BANC ONE.

     For these reasons and for those set forth in the accompanying Joint Proxy Statement-Prospectus, your Board of Directors unanimously recommends a vote FOR the approval of the merger agreement with First USA, Inc. and the amendment of the BANC ONE CORPORATION Articles of Incorporation, all as set forth on the enclosed Proxy Card. Each of these matters is more fully described in the accompanying Notice of Meeting and Joint Proxy Statement-Prospectus.

     It is important that your shares be represented at the meeting whether or not you are able to attend personally. Accordingly, I urge you to sign and date the enclosed Proxy Card and return it in the enclosed envelope as promptly as possible.

     Thank you for your interest and participation in the affairs of BANC ONE.

                                          Sincerely,

                                          /s/ John B. McCoy
                                          John B. McCoy
                                          Chairman and Chief
                                          Executive Officer

                                [BANK ONE LOGO]

                              BANC ONE CORPORATION

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                                                                  Columbus, Ohio
                                                                    May 12, 1997

To the Shareholders of BANC ONE CORPORATION:

     Notice is hereby given that a Special Meeting of Shareholders of BANC ONE CORPORATION will be held at the auditorium of the BANC ONE Corporate Center, 1111 Polaris Parkway, Columbus, Ohio 43240, on Thursday, June 26, 1997, at 9:00 a.m., Columbus time, for the purpose of considering and voting upon the following matters, all as set forth in the accompanying Joint Proxy Statement-Prospectus.

          APPROVAL OF MERGER AGREEMENT WITH FIRST USA -- Approval of an agreement and plan of merger between BANC ONE CORPORATION and First USA, Inc., pursuant to which First USA, Inc. will be merged with and into BANC ONE CORPORATION, and the transactions contemplated thereby, including the issuance of up to 162,246,644 shares of BANC ONE CORPORATION Common Stock.

          AMENDMENT OF ARTICLES OF INCORPORATION -- Amendment of the BANC ONE CORPORATION Amended Articles of Incorporation to increase the number of shares of BANC ONE CORPORATION Common Stock authorized to 950,000,000 shares.

          OTHER BUSINESS -- Transaction of such other business as may properly come before the meeting.

     The close of business on May 6, 1997 has been fixed as the date of record for those shareholders entitled to vote at the Special Meeting. The stock transfer books of BANC ONE CORPORATION will not be closed.

                                          By Order of the Board of Directors

                                          /s/ Roman J. Gerber
                                              Roman J. Gerber
                                          Executive Vice President
                                               and Secretary

     YOU ARE REQUESTED TO EXECUTE, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POST-PAID ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

                             [FIRST USA LETTERHEAD]

                                                                    May 12, 1997

Dear Stockholder:

     You are cordially invited to attend a Special Meeting of the Stockholders of First USA, Inc., to be held on Friday, June 27, 1997 at 9:00 a.m., local time, at The Tower Club, 48th Floor, 1601 Elm Street, Dallas, Texas 75201.

     At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of January 19, 1997, and amended as of April 23, 1997 (as amended, the "Merger Agreement"), between First USA and BANC ONE CORPORATION, and each of the transactions contemplated thereby, pursuant to which First USA will be merged with and into BANC ONE (the "Merger"). The Merger Agreement, as originally executed, is set forth as an exhibit to the Current Report on Form 8-K of First USA filed on January 28, 1997, and the amendment to the Merger Agreement is set forth as an exhibit to the Current Report on Form 8-K of BANC ONE filed on April 24, 1997.

     At the effective time of the Merger, each share of First USA common stock will be converted into the right to receive 1.1659 shares of BANC ONE common stock. Pursuant to the Merger Agreement, First USA has called for redemption its outstanding 6 1/4% Convertible Preferred Stock on and as of May 20, 1997, the date on which the First USA Convertible Preferred Stock becomes convertible at the option of First USA. Upon such redemption, all such shares of First USA Convertible Preferred Stock will be converted to shares of First USA Common Stock and accordingly there will be no shares of First USA Convertible Preferred Stock outstanding at the effective time of the Merger.

     This strategic transaction for First USA will create the third largest bankcard issuer in the United States and will provide you with the opportunity to participate as a stockholder in one of the ten largest banking organizations in the United States. The Merger will create a strong and profitable banking institution that will be able to provide a broad array of bankcards and other financial products and services to the customers it serves more efficiently than either company could provide separately, creating significant benefits for the customers and stockholders of both companies.

     Merrill Lynch & Co., First USA's financial advisor, has delivered to the Board of Directors its written opinion that, as of this date, the exchange ratio in the Merger is fair, from a financial point of view, to First USA's stockholders.

     Enclosed are a Notice of Special Meeting of Stockholders and a Joint Proxy Statement-Prospectus which describes the Merger and the background to the transaction. You are urged to read all of these materials carefully. The Board of Directors has fixed the close of business on May 9, 1997 as the record date for the Special Meeting. Accordingly, only stockholders of record on that date are entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof.

     THE BOARD OF DIRECTORS OF FIRST USA HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF APPROVING AND ADOPTING THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

     I strongly support the Merger of First USA with BANC ONE and join with the other members of the Board in enthusiastically recommending the Merger to you. We urge you to vote in favor of approval and adoption of the Merger Agreement.

                                          Very truly yours,

                                          [John C. Tolleson Signature]
                                          John C. Tolleson
                                          Chairman and Chief
                                          Executive Officer

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND. ACCORDINGLY, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                                      LOGO

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JUNE 27, 1997

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of First USA, Inc., a Delaware corporation ("First USA"), will be held on Friday, June 27, 1997, 9:00 a.m., local time, at The Tower Club, 48th Floor, 1601 Elm Street, Dallas, Texas 75201, for the following purposes:

          1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 19, 1997, and amended as of April 23, 1997 (as amended, the "Merger Agreement"), between First USA and BANC ONE CORPORATION, an Ohio corporation ("BANC ONE"), and the consummation of the transactions contemplated thereby, pursuant to which First USA will be merged (the "Merger") with and into BANC ONE upon the terms and subject to the conditions set forth in the Merger Agreement, as more fully described in the enclosed Joint Proxy Statement-Prospectus. The Merger Agreement, as originally executed, is set forth as an exhibit to the Current Report on Form 8-K of First USA filed on January 28, 1997, and the amendment to the Merger Agreement is set forth as an exhibit to the Current Report on Form 8-K of BANC ONE filed on April 24, 1997.

          2. To transact such other business as may properly be brought before the Special Meeting, or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on May 9, 1997 as the record date for determining stockholders entitled to vote at the Special Meeting and any adjournments or postponements thereof. Accordingly, only stockholders of record on such date are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof. A list of stockholders will be available for inspection at the offices of First USA located at 1601 Elm Street, Dallas, Texas 75201 at least ten days prior to the Special Meeting and will also be available for inspection at the Special Meeting.

     The affirmative vote of the holders of a majority of the outstanding shares of First USA common stock, each of which has one vote, and First USA 6 1/4% Convertible Preferred Stock, each of which has 4/5 of a vote, voting together as a class, is necessary to approve and adopt the Merger Agreement. Holders of First USA common stock and First USA 6 1/4% Convertible Preferred Stock are not entitled to dissenters' appraisal rights in connection with the Merger.

     THE BOARD OF DIRECTORS OF FIRST USA UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

                                          By Order of the Board of Directors

                                            [RICHARD W. VAGUE
                                          SIGNATURE]
                                              Richard W. Vague
                                                 President

May 12, 1997

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                             JOINT PROXY STATEMENT

              BANC ONE CORPORATION                                   FIRST USA, INC.
               SPECIAL MEETING OF                                   SPECIAL MEETING OF
            SHAREHOLDERS TO BE HELD                              STOCKHOLDERS TO BE HELD
                ON JUNE 26, 1997                                     ON JUNE 27, 1997

                              BANC ONE CORPORATION

                                   PROSPECTUS

     This Joint Proxy Statement-Prospectus relates to shares of common stock, without par value ("BANC ONE Common Stock"), of BANC ONE CORPORATION, an Ohio corporation ("BANC ONE"), offered hereby to the stockholders of First USA, Inc., a Delaware corporation ("First USA"), upon consummation of a proposed merger (the "Merger") of First USA into BANC ONE (which is also referred to herein as the "Surviving Corporation") pursuant to an Agreement and Plan of Merger, dated as of January 19, 1997, and amended as of April 23, 1997, between BANC ONE and First USA (as amended, the "Merger Agreement"). This Joint Proxy Statement-Prospectus also serves as the Joint Proxy Statement of BANC ONE and First USA for use in connection with the solicitation of proxies by the Boards of Directors of BANC ONE and First USA to be used at the Special Meeting of Shareholders of BANC ONE (the "BANC ONE Special Meeting") and at the Special Meeting of Stockholders of First USA (the "First USA Special Meeting"), respectively, to approve and adopt the Merger Agreement, among other matters. The Merger Agreement, as originally executed, is set forth as an exhibit to the Current Report on Form 8-K of First USA filed on January 28, 1997, and the amendment to the Merger Agreement is set forth as an exhibit to the Current Report on Form 8-K of BANC ONE filed on April 24, 1997, and each is incorporated herein by reference.

     Upon consummation of the Merger, each share of First USA common stock, $.01 par value per share ("First USA Common Stock"), will be converted into the right to receive 1.1659 (subject to certain antidilution adjustments pursuant to the Merger Agreement, the "Exchange Ratio") shares of BANC ONE Common Stock (with cash in lieu of fractional shares).

     Pursuant to the Merger Agreement, First USA has called for redemption its outstanding 6 1/4% Convertible Preferred Stock (the "First USA Convertible Preferred Stock" and, together with the First USA Common Stock, the "First USA Capital Stock") on and as of May 20, 1997, the date on which the First USA Convertible Preferred Stock becomes convertible at the option of First USA. Upon such redemption, all such shares of First USA Convertible Preferred Stock will be exchanged for shares of First USA Common Stock and accordingly there will be no shares of First USA Convertible Preferred Stock outstanding at the Effective Time (as defined herein).

     The Merger is subject to the approval of the holders of a majority of the outstanding shares of BANC ONE Common Stock entitled to vote thereon, to the approval of a majority of the total voting power of the First USA Capital Stock entitled to vote thereon, voting as a single class, and to the satisfaction of certain other conditions, including obtaining certain regulatory approvals.

     For a more complete description of the Merger Agreement and the Merger, see "The Merger."

     The last reported sale price of BANC ONE Common Stock as reported on The New York Stock Exchange, Inc. ("NYSE") Composite Transactions List on May 9, 1997 was $42.50 per share, and, on January 17, 1997, the last trading day preceding public announcement of the proposed Merger, the last reported sale price of BANC ONE Common Stock as reported on the NYSE Composite Transactions List was $45.125 per share. The last reported sale price of First USA Common Stock as reported on the NYSE Composite Transactions List on May 9, 1997 was $48.00 per share, and, on January 17, 1997, the last reported sale price of First USA Common Stock as reported on the NYSE Composite Transactions List was $36.75 per share. The last reported sale price of First USA Convertible Preferred Stock as reported on the NYSE Composite Transactions list on May 9, 1997 was $80.00 per share, and, on January 17, 1997, the last reported sale price of First USA Convertible Preferred Stock as reported on the NYSE Composite Transactions list was $62.00 per share.

     THIS JOINT PROXY STATEMENT-PROSPECTUS AND FORMS OF PROXY ARE FIRST BEING MAILED TO SHAREHOLDERS ON OR ABOUT MAY 14, 1997.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF BANC ONE CORPORATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE "FDIC"), THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

       THE DATE OF THIS JOINT PROXY STATEMENT-PROSPECTUS IS MAY 12, 1997.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED IN THIS JOINT PROXY STATEMENT-PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BANC ONE OR FIRST USA. THIS JOINT PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO EXCHANGE OR SELL, OR A SOLICITATION OF AN OFFER TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT-PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT-PROSPECTUS SPEAKS AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFICALLY INDICATED. INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT-PROSPECTUS REGARDING BANC ONE, AND PRO FORMA INFORMATION, HAS BEEN FURNISHED BY BANC ONE, AND INFORMATION IN THIS JOINT PROXY STATEMENT-PROSPECTUS REGARDING FIRST USA HAS BEEN FURNISHED BY FIRST USA.

                             AVAILABLE INFORMATION

     BANC ONE has filed with the Commission a Registration Statement (the "Registration Statement") on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities to be issued in connection with the Merger. For further information pertaining to the securities of BANC ONE to which this Joint Proxy Statement-Prospectus relates, reference is made to the Registration Statement, including the exhibits and schedules filed as a part thereof. As permitted by the rules and regulations of the Commission, certain information included in the Registration Statement is omitted from this Joint Proxy Statement-Prospectus. In addition, BANC ONE and First USA are subject to certain of the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file certain reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference room of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and copies of such materials can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers who file electronically with the Commission. The address of that site is http://www.sec.gov. In addition, copies of such materials are available for inspection and reproduction at the public reference facilities of the Commission at its New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and at its Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Reports, proxy statements and other information concerning BANC ONE and First USA also may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by BANC ONE with the Commission are hereby incorporated by reference in this Joint Proxy Statement-Prospectus:
(i) the BANC ONE Annual Report on Form 10-K for the year ended December 31, 1996, as filed March 20, 1997 (as amended by the Form 10-K/A filed March 21,
1997); (ii) the description of BANC ONE Common Stock contained in the BANC ONE Registration Statement filed pursuant to Section 12 of the Exchange Act on Form 8-B on May 1, 1989, including any amendment or report filed for the purpose of updating such description; and (iii) the BANC ONE Current Reports on Form 8-K filed January 28, 1997, January 29, 1997, April 17, 1997 and April 24, 1997.

                                       (i)

     The following documents previously filed by First USA with the Commission are hereby incorporated by reference in this Joint Proxy Statement-Prospectus:
(i) the First USA Annual Report on Form 10-K for the year ended June 30, 1996 (as filed September 27, 1996 and as amended by Amendment No. 1 on Form 10-K/A filed April 24, 1997); (ii) the First USA Quarterly Reports on Form 10-Q for the quarters ended September 30, 1996 (as filed November 13, 1996 and as amended by Amendment No. 1 on Form 10-Q/A filed April 24, 1997) and December 31, 1996 (as filed February 13, 1997 and as amended by Amendment No. 1 on Form 10-Q/A filed April 24, 1997); (iii) the description of the First USA Common Stock contained in the First USA Registration Statement filed pursuant to Section 12 of the Exchange Act on Form 8-A on March 9, 1992; (iv) the description of the First USA Convertible Preferred Stock filed pursuant to Section 12 of the Exchange Act on Form 8-A on March 1, 1994; and (v) the First USA Current Reports on Forms 8-K filed August 21, 1996, November 21, 1996, December 26, 1996, January 2, 1997, January 28, 1997, February 12, 1997, April 9, 1997, April 24, 1997 and April 25, 1997.

     In addition, all documents filed by BANC ONE and First USA with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the time at which the First USA Special Meeting and the BANC ONE Special Meeting (together with the First USA Special Meeting, the "Stockholders Meetings") have been finally adjourned are hereby deemed to be incorporated by reference herein. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement-Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement-Prospectus.

     THIS JOINT PROXY STATEMENT-PROSPECTUS INCORPORATES CERTAIN DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE DOCUMENTS RELATING TO BANC ONE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH EXHIBITS ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST TO BANC ONE CORPORATION, OH1-0251, 100 EAST BROAD STREET, COLUMBUS, OHIO 43271-0251, ATTENTION: INVESTOR RELATIONS, TELEPHONE NUMBER (614) 248-6889. THE DOCUMENTS RELATING TO FIRST USA (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH EXHIBITS ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST TO FIRST USA, INC., 1601 ELM STREET, DALLAS, TEXAS 75201, ATTENTION:
CORPORATE AFFAIRS AND INVESTOR RELATIONS, TELEPHONE NUMBER (214) 849-2000. BANC ONE OR FIRST USA, AS THE CASE MAY BE, WILL SEND THE REQUESTED DOCUMENTS BY FIRST-CLASS MAIL WITHIN ONE BUSINESS DAY OF THE RECEIPT OF THE REQUEST. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JUNE 19, 1997 IN THE CASE OF BANC ONE OR JUNE 20, 1997 IN THE CASE OF FIRST USA.

     THIS JOINT PROXY STATEMENT-PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF BANC ONE FOLLOWING THE CONSUMMATION OF THE MERGER, INCLUDING STATEMENTS RELATING TO THE COST SAVINGS, REVENUE ENHANCEMENTS AND FUNDING ADVANTAGES THAT ARE EXPECTED TO BE REALIZED FROM THE MERGER AND THE EXPECTED IMPACT OF THE MERGER ON BANC ONE'S FINANCIAL PERFORMANCE (SEE "THE
MERGER -- REASONS FOR THE MERGER -- RECOMMENDATION OF THE BANC ONE BOARD AND REASONS FOR THE MERGER" AND "-- REASONS FOR THE MERGER -- RECOMMENDATION OF THE FIRST USA BOARD AND REASONS FOR THE MERGER," AND "MANAGEMENT AND OPERATIONS AFTER THE MERGER"). THESE FORWARD-LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERI-

                                      (ii)

ALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES: (i) EXPECTED COST SAVINGS FROM THE MERGER CANNOT BE FULLY REALIZED; (ii) COMPETITIVE PRESSURE IN THE BANKING OR CREDIT CARD INDUSTRIES INCREASES SIGNIFICANTLY; (iii) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES OF BANC ONE AND FIRST USA ARE GREATER THAN EXPECTED; (iv) INCREASES IN CREDIT CARD DELINQUENCY RATES; (v) CHANGES IN THE INTEREST RATE ENVIRONMENT REDUCES MARGINS; (vi) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR REGIONALLY, ARE LESS FAVORABLE THAN EXPECTED, RESULTING IN, AMONG OTHER THINGS, A DETERIORATION IN CREDIT QUALITY, (vii) CHANGES OCCUR IN THE REGULATORY ENVIRONMENT, (viii) CHANGES OCCUR IN BUSINESS CONDITIONS AND INFLATION, AND (ix) CHANGES OCCUR IN THE SECURITIES MARKETS.

     THIS JOINT PROXY STATEMENT-PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE RESULTS OF OPERATIONS AND GROWTH IN EARNINGS PER SHARE OF FIRST USA (SEE "THE MERGER -- FAIRNESS OPINIONS OF FINANCIAL ADVISORS.") THESE FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES. FACTORS THAT MAY CAUSE THE ACTUAL RESULTS TO DIFFER MATERIALLY FROM ANY RESULTS THAT MIGHT BE PROJECTED, FORECAST, ESTIMATED OR BUDGETED BY FIRST USA IN SUCH FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, THE FOLLOWING
UNCERTAINTIES: INCREASED CREDIT AND OTHER LOSSES; INCREASING COMPETITION FROM PROVIDERS OF CREDIT CARDS, PAYMENT PROCESSING AND FINANCIAL PRODUCTS AND SERVICES; CHANGES IN FIRST USA'S AGGREGATE ACCOUNTS OR LOAN BALANCES AND THE GROWTH RATE THEREOF; INTEREST RATE RISKS, INCLUDING THE EFFECTS OF INTEREST RATE FLUCTUATIONS ON FIRST USA'S NET INTEREST MARGIN AND THE VALUE OF ITS ASSETS AND LIABILITIES; DIFFICULTIES OR DELAYS IN THE DEVELOPMENT, PRODUCTION, TESTING AND MARKETING OF NEW PRODUCTS OR SERVICES; DIFFICULTIES OR DELAYS IN THE SECURITIZATION OF FIRST USA'S RECEIVABLES AND THE RESULTING IMPACT ON THE COST AND AVAILABILITY OF SUCH FUNDING; THE IMPACT OF A LACK OF GROWTH OR A DECLINE IN THE NUMBER AND SCOPE OF CREDIT-BASED PAYMENT TRANSACTIONS, ON A WORLDWIDE BASIS, AND A LACK OF GROWTH OR A DECLINE IN THE TYPES OF INDUSTRIES AND MERCHANTS THAT ACCEPT CARD-BASED TRANSACTIONS AS A METHOD OF PAYMENT; CONSOLIDATION IN THE PAYMENT PROCESSING INDUSTRY; FIRST USA'S ABILITY TO ACQUIRE AND INTEGRATE MERCHANT PORTFOLIOS, OPERATING BUSINESSES AND PAYMENT PROCESSING ASSETS; CONTINGENT LIABILITIES; DELAYS AND MALFUNCTIONS IN TECHNOLOGY; AND REGULATION. FOR A MORE DETAILED DESCRIPTION OF FACTORS THAT COULD HAVE AN IMPACT ON THE FORWARD-LOOKING INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN, REFERENCE IS MADE TO FIRST USA'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 1996 (AS AMENDED BY AMENDMENT NO. 1 ON FORM 10-K/A FILED APRIL 24, 1997), WHICH IS INCORPORATED BY REFERENCE HEREIN. SEE "AVAILABLE INFORMATION."

                                      (iii)

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
AVAILABLE INFORMATION.................................................................    (i)
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................    (i)
SUMMARY...............................................................................     1
  General.............................................................................     1
  The Companies.......................................................................     1
  BANC ONE Special Meeting and Vote Required..........................................     2
  First USA Special Meeting and Vote Required.........................................     2
  The Merger..........................................................................     3
  Recommendations of Boards of Directors..............................................     4
  Opinion of BANC ONE's Financial Advisors............................................     4
  Opinion of First USA's Financial Advisor............................................     4
  Effective Time of the Merger........................................................     4
  Conditions to the Consummation of the Merger........................................     5
  Termination of the Merger Agreement; Waiver and Amendment; Expenses.................     5
  BANC ONE and First USA Stock Option Agreements......................................     5
  Interests of Certain Persons in the Merger..........................................     6
  Appraisal Rights....................................................................     8
  Certain Federal Income Tax Consequences.............................................     8
  Accounting Treatment................................................................     9
  Regulatory Approvals................................................................     9
  Certain Differences in the Rights of Shareholders...................................     9
  Share Information and Market Prices.................................................     9
  Unaudited Comparative Per Share Data................................................    11
  Selected Financial Data.............................................................    13
BANC ONE SPECIAL MEETING..............................................................    18
  General.............................................................................    18
  Matters to be Considered............................................................    18
  Proxies.............................................................................    18
  Solicitation of Proxies.............................................................    18
  Record Date and Voting Rights.......................................................    18
  Recommendation of BANC ONE Board....................................................    19
FIRST USA SPECIAL MEETING.............................................................    20
  General.............................................................................    20
  Matters to be Considered............................................................    20
  Proxies.............................................................................    20
  Solicitation of Proxies.............................................................    20
  Record Date and Voting Rights.......................................................    20
  Recommendation of First USA Board...................................................    22
THE MERGER............................................................................    23
  General.............................................................................    23
  Background of the Merger............................................................    23
  Reasons for the Merger..............................................................    24
  Fairness Opinions of Financial Advisors.............................................    27
  Structure of the Merger.............................................................    37
  Conversion of First USA Common Stock; Treatment of First USA Stock Options..........    37
  Exchange of Certificates; Fractional Shares.........................................    38
  Effective Time......................................................................    39
  Representations and Warranties......................................................    39

                                      (iv)

                                                                                        PAGE
                                                                                        ----
  Conduct of Business Pending the Merger and Other Agreements.........................    40
  Conditions to the Consummation of the Merger........................................    42
  Regulatory Approvals Required for the Merger........................................    44
  Certain Federal Income Tax Consequences.............................................    45
  Accounting Treatment................................................................    46
  Termination of the Merger Agreement.................................................    47
  Waiver and Amendment of the Merger Agreement........................................    47
  Employee Benefits and Plans.........................................................    48
  Stock Exchange Listing..............................................................    48
  Expenses............................................................................    49
  Dividends...........................................................................    49
  Change of Structure of Merger.......................................................    49
  Interests of Certain Persons in the Merger..........................................    49
  BANC ONE and First USA Stock Option Agreements......................................    53
  Restrictions on Resales by Affiliates...............................................    57
  First USA Dividend Reinvestment Plan................................................    58
MANAGEMENT AND OPERATIONS AFTER THE MERGER............................................    58
PRICE RANGE OF COMMON STOCK AND DIVIDENDS.............................................    59
  Market Prices.......................................................................    59
  Dividends...........................................................................    60
INFORMATION ABOUT BANC ONE............................................................    61
  General.............................................................................    61
  Recent Developments.................................................................    61
INFORMATION ABOUT FIRST USA...........................................................    62
CERTAIN REGULATORY MATTERS............................................................    62
COMPARISON OF SHAREHOLDER RIGHTS......................................................    67
  Description of BANC ONE Stock.......................................................    67
  Comparison of BANC ONE Common Stock and First USA Common Stock......................    68
RIGHTS OF DISSENTING SHAREHOLDERS.....................................................    75
  BANC ONE Shareholders...............................................................    75
  First USA Stockholders..............................................................    77
PROPOSED AMENDMENT TO THE BANC ONE ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED
  COMMON STOCK........................................................................    77
LEGAL MATTERS.........................................................................    79
EXPERTS...............................................................................    80
SHAREHOLDER PROPOSALS.................................................................    80
OTHER MATTERS.........................................................................    80
INDEPENDENT PUBLIC ACCOUNTANTS........................................................    80
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION..........................    81
  Pro Forma Condensed Combined Balance Sheet..........................................    82
  Pro Forma Condensed Combined Statements of Income...................................    83
APPENDIX A -- Opinion of Lazard Freres & Co. LLC......................................   A-1
APPENDIX B -- Opinion of UBS Securities LLC...........................................   B-1
APPENDIX C -- Opinion of Merrill Lynch & Co...........................................   C-1
APPENDIX D -- Ohio Revised Code sec. 1701.85 -- Dissenters' Rights....................   D-1

                                       (v)

                                    SUMMARY

     THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN INFORMATION SET FORTH ELSEWHERE IN THIS JOINT PROXY STATEMENT-PROSPECTUS AND IS NOT INTENDED TO BE COMPLETE. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS JOINT PROXY STATEMENT-PROSPECTUS, THE ACCOMPANYING APPENDICES AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE.

GENERAL

     This Joint Proxy Statement-Prospectus, notice of the First USA Special Meeting to be held on June 27, 1997 and notice of the BANC ONE Special Meeting to be held on June 26, 1997, and forms of proxy solicited in connection therewith are first being mailed to holders of First USA Common Stock and First USA Convertible Preferred Stock ("First USA Stockholders") and holders of BANC ONE Capital Stock (as defined in the following paragraph) ("BANC ONE Shareholders") on or about May 12, 1997.

     At the BANC ONE Special Meeting, holders of shares of BANC ONE Common Stock will consider and vote (i) to approve the Merger Agreement and the transactions contemplated thereby, (ii) to amend the Amended Articles of Incorporation of BANC ONE (the "BANC ONE Articles of Incorporation") to increase the number of authorized shares of BANC ONE Common Stock to 950,000,000 and (iii) on such other matters as may properly be submitted to a vote at the BANC ONE Special Meeting. See "The Merger" and "Proposed Amendment to the BANC ONE Articles of Incorporation to Increase Authorized Common Stock." Shareholder approval of the amendment to the BANC ONE Articles of Incorporation is necessary in order for BANC ONE to effect both the Merger and the pending merger of Liberty Bancorp, Inc. ("LBI") with a wholly-owned subsidiary of BANC ONE. See "Information About BANC ONE -- Recent Developments -- Proposed Merger with Liberty Bancorp, Inc." The holders of record of shares of Class C Preferred Stock (as defined herein) of BANC ONE designated Series C $3.50 Cumulative Convertible Preferred Stock ("BANC ONE Convertible Preferred Stock" and, together with the BANC ONE Common Stock, the "BANC ONE Capital Stock") will receive notice of, but are not entitled to vote at, the BANC ONE Special Meeting.

     At the First USA Special Meeting, holders of shares of First USA Common Stock and First USA Convertible Preferred Stock will consider and vote on whether to approve the Merger Agreement and the transactions contemplated thereby.

     The Merger Agreement, as originally executed, is set forth as an exhibit to the Current Report on Form 8-K of First USA filed on January 28, 1997, and the amendment to the Merger Agreement is set forth as an exhibit to the Current Report on Form 8-K of BANC ONE filed on April 24, 1997, and each is incorporated herein by reference.

THE COMPANIES

     BANC ONE. BANC ONE is a multi-bank holding company incorporated under the laws of the State of Ohio that, at March 31, 1997, operated approximately 1,500 banking offices in Arizona, Colorado, Illinois, Indiana, Kentucky, Louisiana, Ohio, Oklahoma, Texas, Utah, West Virginia and Wisconsin. At March 31, 1997, BANC ONE had consolidated total assets of $101.6 billion, consolidated total deposits of $72.2 billion and consolidated total shareholders' equity of $8.4 billion. See "Information about BANC ONE." The principal office of BANC ONE is located at 100 East Broad Street, Columbus, Ohio 43271 and its telephone number is (614) 248-5944. All references herein to BANC ONE refer to BANC ONE CORPORATION and its subsidiaries, unless the context otherwise requires. For additional information regarding BANC ONE and the combined company that would result from the Merger, see "The Merger," "Management and Operations after the Merger" and "Information about BANC ONE."

     First USA. First USA, incorporated in 1989, is a Delaware corporation, which, through its wholly owned subsidiary, First USA Bank, is the fourth largest issuer of Visa and MasterCard credit cards in the United States. First USA's majority owned subsidiary, First USA Paymentech, Inc. ("First USA Paymentech"), engages in the credit card industry primarily as a payment processor of credit and debit card transactions. First USA conducts its business through its wholly owned subsidiary, First USA Financial, Inc. ("First USA Financial"), which is the parent company of First USA Bank and the majority stockholder of First USA Paymentech. First USA Federal Savings Bank ("First USA FSB"), also a wholly owned subsidiary of First USA Financial, offers additional financial products, including mortgages, auto loans, insurance and installment loans. First USA's other business units, conducted through other subsidiaries of First USA Financial, provide services that complement First USA Bank's, First USA Paymentech's and First USA FSB's business operations. The address of the principal executive office of First USA is 1601 Elm Street, 47th Floor, Dallas, Texas 75201, and its telephone number is (214) 849-2000. For additional information regarding First USA, see "The Merger" and "Information about First USA."

BANC ONE SPECIAL MEETING AND VOTE REQUIRED

     The BANC ONE Special Meeting will be held on June 26, 1997 at 9:00 a.m., Columbus time, at the auditorium of the BANC ONE Corporate Center, 1111 Polaris Parkway, Columbus, Ohio 43240. At that time, the holders of BANC ONE Common Stock will be asked to consider and vote upon (i) a proposal to approve the Merger Agreement and the transactions contemplated thereby (the "Merger Proposal"), (ii) a proposal to amend the BANC ONE Articles of Incorporation to increase the number of authorized shares of BANC ONE Common Stock to 950,000,000 (the "Articles Amendment", and, together with the Merger Proposal, the "BANC ONE Matters") and (iii) upon such other matters as may properly be submitted to a vote at the BANC ONE Special Meeting. The record holders of BANC ONE Common Stock at the close of business on May 6, 1997 (the "BANC ONE Record Date") are entitled to notice of and to vote at the BANC ONE Special Meeting. The holders of record of shares of BANC ONE Convertible Preferred Stock will receive notice of, but are not entitled to vote at, the BANC ONE Special Meeting. On the BANC ONE Record Date, there were approximately 96,828 holders of record of BANC ONE Common Stock and 419,837,271 shares of BANC ONE Common Stock outstanding, and 104 holders of record of BANC ONE Convertible Preferred Stock and 3,774,856 shares of BANC ONE Convertible Preferred Stock outstanding.

     The presence, in person or by proxy, of a majority of the aggregate number of shares of BANC ONE Common Stock outstanding and entitled to vote on the BANC ONE Record Date is necessary to constitute a quorum at the BANC ONE Special Meeting. Each share of BANC ONE Common Stock entitles its holder to one vote. The affirmative vote of a majority of the outstanding shares of BANC ONE Common Stock is required to approve the Merger Proposal and the Articles Amendment. As of the BANC ONE Record Date, directors and executive officers of BANC ONE beneficially owned 3,186,896 shares of BANC ONE Common Stock or approximately 0.7% of the shares entitled to vote at the BANC ONE Special Meeting. It is currently expected that each such director and executive officer of BANC ONE will vote the shares of BANC ONE Common Stock beneficially owned by him or her for approval of the BANC ONE Matters. In addition, as of the BANC ONE Record Date, the directors and executive officers of First USA beneficially owned 2,480 shares of BANC ONE Common Stock, or significantly less than 1% of the shares entitled to be voted at the BANC ONE Special Meeting. As of the BANC ONE Record Date, the banking and trust subsidiaries of BANC ONE, as fiduciaries, custodians or agents, held a total of 34,375,947 shares of BANC ONE Common Stock, representing approximately 8.1% of the shares entitled to vote at the BANC ONE Special Meeting. These entities maintained sole or shared voting power with respect to 15,853,400 of such shares of BANC ONE Common Stock. See "BANC ONE Special Meeting."

FIRST USA SPECIAL MEETING AND VOTE REQUIRED

     The First USA Special Meeting will be held on June 27, 1997 at 9:00 a.m., local time, at The Tower Club, 48th Floor, 1601 Elm Street, Dallas, Texas 75201, at which time the First USA Stockholders will be asked to approve the Merger Agreement and the transactions contemplated thereby. The record holders of

First USA Common Stock and First USA Convertible Preferred Stock at the close of business on May 9, 1997 (the "First USA Record Date") are entitled to notice of and to vote at the First USA Special Meeting. Each share of First USA Common Stock is entitled to one vote and each share of First USA Convertible Preferred Stock is entitled to 4/5 of a vote on all matters submitted to the First USA Stockholders for a vote. Shares of First USA Common Stock and First USA Convertible Preferred Stock vote together as a single class. On the First USA Record Date, there were approximately 3,455 holders of record of First USA Common Stock and 123,472,353 shares of First USA Common Stock outstanding, and nine holders of record of First USA Convertible Preferred Stock and 5,740,300 shares of First USA Convertible Preferred Stock outstanding.

     The presence, in person or by proxy, of shares of First USA Common Stock and First USA Convertible Preferred Stock representing a majority of the total voting power of such shares outstanding and entitled to vote on the First USA Record Date is necessary to constitute a quorum at the First USA Special Meeting. The affirmative vote of the holders of a majority of the outstanding voting power of First USA Common Stock and First USA Convertible Preferred Stock, voting together as a single class, is required to approve the Merger Agreement and the transactions contemplated thereby. As of the First USA Record Date, directors and executive officers of First USA beneficially owned approximately 8,600,000 shares of First USA Common Stock (including options to purchase approximately 4,100,000 shares of First USA Common Stock that are exercisable within 60 days of the date hereof) and 4,000 shares of First USA Convertible Preferred Stock, entitling them to exercise approximately 6.7% of the voting power of the First USA Capital Stock entitled to vote at the First USA Special Meeting. It is currently expected that each such director and executive officer of First USA will vote the shares of First USA Common Stock beneficially owned by him or her for approval of the Merger Agreement and the transactions contemplated thereby. In addition, as of the First USA Record Date, directors and executive officers of BANC ONE beneficially owned 19,400 shares of First USA Common Stock and no shares of First USA Convertible Preferred Stock, or significantly less than 1% of the shares entitled to be voted at the First USA Special Meeting. In addition, as of the First USA Record Date, the banking and trust subsidiaries of BANC ONE, as fiduciaries, custodians or agents, held a total of 128,400 shares of First USA Common Stock and no shares of First USA Convertible Preferred Stock, representing 0.1% of the voting power of the First USA Common Stock. These entities maintained sole or shared voting power with respect to 14,700 of such shares of First USA Common Stock. Further, as of the First USA Record Date, BANC ONE beneficially owned 6 million shares of First USA Common Stock, representing 4.9% of the voting power of the First USA Common Stock entitled to vote at the First USA Special Meeting. See "First USA Special Meeting."

THE MERGER

     In the Merger, subject to the terms of the Merger Agreement, First USA will merge with and into BANC ONE, which will be the Surviving Corporation, and each outstanding share of First USA Common Stock will be converted into 1.1659 (subject to certain antidilution adjustments pursuant to the Merger Agreement) shares of BANC ONE Common Stock (with cash in lieu of fractional shares).

     Pursuant to the Merger Agreement, First USA has called for redemption all of the shares of First USA Convertible Preferred Stock on and as of May 20, 1997, the date on which the First USA Convertible Preferred Stock becomes convertible at the option of First USA. Upon such redemption, all such shares of First USA Convertible Preferred Stock will be exchanged for shares of First USA Common Stock and accordingly no shares of First USA Convertible Preferred Stock will be outstanding at the Effective Time. Each share of BANC ONE Capital Stock outstanding prior to the Merger will continue to be outstanding after the Effective Time.

     Each stock option to acquire First USA Common Stock granted under First USA's stock option plans (collectively, the "First USA Stock Plans") which is outstanding and unexercised immediately prior to the Effective Time will be converted automatically at the Effective Time into an option to purchase BANC ONE Common Stock and will continue to be governed by the terms of the First USA Stock Plans which will be assumed by BANC ONE. The number of shares of BANC ONE Common Stock subject to such options and the exercise price of such options will be adjusted as provided in the Merger Agreement to give effect to the Exchange Ratio.

     See "The Merger -- Conversion of First USA Common Stock; Treatment of First USA Stock Options."

RECOMMENDATIONS OF BOARDS OF DIRECTORS

     THE BOARD OF DIRECTORS OF BANC ONE (THE "BANC ONE BOARD") AND THE BOARD OF DIRECTORS OF FIRST USA (THE "FIRST USA BOARD") HAVE UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. THE BANC ONE BOARD AND THE FIRST USA BOARD BELIEVE THAT THE MERGER IS IN THE BEST INTERESTS OF BANC ONE AND FIRST USA AND THEIR RESPECTIVE SHAREHOLDERS AND RECOMMEND THAT SUCH SHAREHOLDERS VOTE "FOR" THE MATTERS TO BE VOTED UPON BY SUCH SHAREHOLDERS IN CONNECTION WITH THE MERGER. FOR A DISCUSSION OF THE FACTORS CONSIDERED BY THE BANC ONE BOARD AND THE FIRST USA BOARD IN REACHING THEIR RESPECTIVE CONCLUSIONS, SEE "THE MERGER -- BACKGROUND OF THE MERGER," "-- REASONS FOR THE
MERGER -- RECOMMENDATION OF THE BANC ONE BOARD AND REASONS FOR THE MERGER" AND "-- REASONS FOR THE MERGER -- RECOMMENDATION OF THE FIRST USA BOARD AND REASONS FOR THE MERGER."

OPINION OF BANC ONE'S FINANCIAL ADVISORS

     Lazard Freres & Co. LLC ("Lazard Freres") and UBS Securities LLC ("UBS Securities"), which have jointly served as financial advisors to BANC ONE in connection with the Merger, have each rendered its respective opinion to the BANC ONE Board that the Exchange Ratio is fair to BANC ONE from a financial point of view. Such opinions were delivered to the BANC ONE Board at its meeting on January 19, 1997 and again on the date of this Joint Proxy Statement-Prospectus. Copies of the opinions delivered by Lazard Freres and UBS Securities on the date hereof are attached as Appendix A and B, respectively, to the Joint Proxy Statement-Prospectus, and should be read in their entirety with respect to assumptions made, matters considered and limitations of the review undertaken by Lazard Freres and UBS Securities in rendering such opinions. See "The Merger -- Fairness Opinions of Financial Advisors -- BANC ONE."

OPINION OF FIRST USA'S FINANCIAL ADVISOR

     Merrill Lynch & Co. ("Merrill Lynch"), which has served as financial advisor to First USA in connection with the Merger, has rendered its opinion to the First USA Board that the Exchange Ratio is fair from a financial point of view to the First USA Stockholders (other than BANC ONE and its affiliates). Such opinion was delivered to the First USA Board at its meeting on January 19, 1997 and again on the date of this Joint Proxy Statement-Prospectus. A copy of the opinion delivered by Merrill Lynch on the date hereof is attached as Appendix C to this Joint Proxy Statement-Prospectus and should be read in its entirety with respect to assumptions made, matters considered and limitations of the review undertaken by Merrill Lynch in rendering such opinion. See "The Merger -- Fairness Opinions of Financial Advisors -- First USA."

EFFECTIVE TIME OF THE MERGER

     The Merger will become effective on the date and time (the "Effective Time") as set forth in the certificates of merger which will be filed with the Secretary of State of Delaware and with the Secretary of State of Ohio.

     See "The Merger -- Structure of the Merger," "-- Conversion of First USA Common Stock; Treatment of First USA Stock Options," "-- Exchange of Certificates; Fractional Shares," "-- Effective Time" and "-- Interests of Certain Persons in the Merger."

CONDITIONS TO THE CONSUMMATION OF THE MERGER

     Consummation of the Merger is subject to certain conditions, including the approval of the Merger Agreement by the affirmative vote of the holders of a majority of the shares of BANC ONE Common Stock outstanding and entitled to vote thereon and the affirmative vote of the holders of a majority of voting power of the shares of First USA Common Stock and First USA Convertible Preferred Stock outstanding and entitled to vote thereon, voting as a single class; the effectiveness of the Registration Statement of which this Joint Proxy Statement-Prospectus forms a part; the Requisite Regulatory Approvals (as defined herein); receipt by BANC ONE and First USA of opinions of counsel as to the tax-free nature of the Merger for federal income tax purposes (except for cash in lieu of fractional shares); receipt by BANC ONE and First USA of a letter from Coopers & Lybrand L.L.P. that the Merger will qualify for "pooling of interests" accounting treatment; the listing, subject to notice of issuance, on the NYSE of the BANC ONE Common Stock to be issued in the Merger; and certain other customary closing conditions.

TERMINATION OF THE MERGER AGREEMENT; WAIVER AND AMENDMENT; EXPENSES

     The Merger Agreement may be terminated at any time prior to the Effective Time (i) by the mutual consent of BANC ONE and First USA by a majority vote of the members of each company's entire Board of Directors; (ii) by either BANC ONE or First USA if any governmental entity which must grant a regulatory approval has denied approval of the Merger and such denial has become final and non-appealable or any governmental entity of competent jurisdiction has issued a final, non-appealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by the Merger Agreement; (iii) except if the party seeking termination is in breach of the Merger Agreement, by either BANC ONE or First USA, (a) if the Effective Time has not occurred by December 31, 1997 or
(b) if there is a material breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement which is not timely cured; or (iv) by either BANC ONE or First USA if the requisite shareholder approvals of either party have not been obtained.

     Prior to the Effective Time, any provision of the Merger Agreement may, to the extent legally allowed, be (i) waived by the party benefited thereby or (ii) amended or modified at any time by a written instrument signed by both parties and approved by their respective Boards of Directors except that, after First USA Stockholder approval, no waiver or amendment may reduce the amount or change the form of the consideration to be delivered pursuant to the Merger to First USA Stockholders (other than as contemplated by the Merger Agreement) without further approval of the First USA Stockholders.

     Each party to the Merger Agreement will bear all expenses incurred by it in connection with the Merger Agreement and the transactions contemplated thereby, except that printing expenses and Commission registration fees will be shared equally between First USA and BANC ONE.

     See "The Merger -- Termination of the Merger Agreement," "-- BANC ONE and First USA Stock Option Agreements," "-- Waiver and Amendment of the Merger Agreement" and "-- Expenses."

BANC ONE AND FIRST USA STOCK OPTION AGREEMENTS

     As an inducement to BANC ONE to enter into the Merger Agreement, First USA and BANC ONE entered into the First USA Stock Option Agreement, dated January 19, 1997 (the "First USA Stock Option Agreement"), pursuant to which First USA granted BANC ONE an option to purchase from First USA 24,480,231 shares of First USA Common Stock (subject to adjustment, but in no event to exceed 19.9% of the then outstanding First USA Common Stock), at a price of $46.50 per share (the "First USA Option"). The closing price on the NYSE of First USA Common Stock on Friday, January 17, 1997, the last NYSE trading day prior to the date of the First USA Stock Option Agreement, was $36.75. BANC ONE may exercise the First USA Option only upon the occurrence of certain events (none of which has occurred as of the date hereof). At the request of the holder of the First USA Option, under certain circumstances, First USA will repurchase, for a formula price, the First USA Option and any shares of First USA Common Stock purchased upon the exercise of the First USA Option and beneficially owned by such holder at that time.

     As an inducement to First USA to enter into the Merger Agreement, BANC ONE and First USA entered into the BANC ONE Stock Option Agreement, dated January 19, 1997 (the "BANC ONE Stock Option Agreement" and, together with the First USA Stock Option Agreement, the "Option Agreements"), pursuant to which BANC ONE granted First USA an option to purchase from BANC ONE 85,025,391 shares of BANC ONE Common Stock (subject to adjustment, but in no event to exceed 19.9% of the then outstanding BANC ONE Common Stock), at a price of $45.125 per share (the "BANC ONE Option"). The closing price on the NYSE of BANC ONE Common Stock on Friday, January 17, 1997, the last NYSE trading day prior to the date of the BANC ONE Stock Option Agreement, was $45.125. First USA may exercise the BANC ONE Option only upon the occurrence of certain events (none of which has occurred as of the date hereof). At the request of the holder of the BANC ONE Option, under certain circumstances, BANC ONE will repurchase, for a formula price, the BANC ONE Option and any shares of BANC ONE Common Stock purchased upon the exercise of the BANC ONE Option and beneficially owned by such holder at that time.

     The circumstances under which the respective issuers of the options will be obligated (upon a request made prior to the expiration of the option) to repurchase such options (or shares of common stock previously issued pursuant thereto) include: the consummation of certain transactions involving the issuer or its significant subsidiaries, including merger, consolidation or similar transactions, any acquisition of all or substantially all assets or deposits thereof, any acquisition of voting power in excess of a specified threshold (or any substantially similar transaction) and the acquisition of beneficial ownership of 50% or more of such issuer's outstanding common stock. The formula price per share at which the issuer may be obligated to effect such repurchase is generally equal to, in the case of shares of common stock previously issued upon exercise of the option, the highest of (a) the price at which a tender or exchange offer has been made for such common stock, (b) the price at which a third party has agreed with such issuer to purchase such common stock, (c) the highest closing price of such common stock for the preceding six months or (d) in the event of a sale of all or substantially all of such issuer's assets, a price per share calculated based on the sum of the price paid for such assets and the market value of the assets not sold. In the case of an option to be repurchased, the formula per share repurchase price is equal to the foregoing price less the per share exercise price of the option.

     The Option Agreements are intended to increase the likelihood that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. Consequently, certain aspects of the Option Agreements may have the effect of discouraging persons who might now or at any time prior to the Effective Time be interested in acquiring all of or a significant interest in First USA or BANC ONE from considering or proposing such an acquisition, even if, in the case of First USA, such persons were prepared to offer to pay consideration to First USA Stockholders which had a higher current market price than the shares of BANC ONE Common Stock to be received for each share of First USA Common Stock pursuant to the Merger Agreement.

     See "The Merger -- BANC ONE and First USA Stock Option Agreements."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of First USA's management and the First USA Board may be deemed to have certain interests in the Merger that are in addition to their interests as First USA Stockholders generally.

     Outstanding Stock-Based Awards. All of the executive officers and directors of First USA hold options to acquire shares of First USA Common Stock ("First USA Stock Options"). Pursuant to the Merger Agreement, at the Effective Time, each outstanding First USA Stock Option, whether exercisable or not, will automatically be converted into an option to acquire shares of BANC ONE Common Stock adjusted to account for the Exchange Ratio.

     Pursuant to the stock option plans maintained by First USA for the benefit of its officers and employees, upon approval of the Merger by First USA's stockholders at the First USA Special Meeting, all outstanding options to acquire shares of First USA Common Stock will become immediately exercisable in full. As of the First USA Record Date, John C. Tolleson, the Chairman of the Board and Chief Executive Officer of First

USA, Richard W. Vague, the President of First USA, Jack M. Antonini, the Vice Chairman and Chief Financial Officer of First USA, Randy L. Christofferson, the President of First USA Bank, and Pamela Patsley, the President and Chief Executive Officer of First USA Paymentech, held unexercisable options to purchase 490,000, 400,000, 170,000, 320,000 and 62,000 shares of First USA
Common Stock, respectively, which will become exercisable as a result of such stockholder approval. In addition, as of the First USA Record Date, all executive officers of First USA and its subsidiaries as a group held unexercisable options to purchase an aggregate of 2,192,000 shares of First USA Common Stock which will become exercisable upon approval of the Merger by First USA's stockholders at the First USA Special Meeting.

     Pursuant to the First USA Paymentech 1996 Stock Option Plan, upon consummation of the Merger, all outstanding options to acquire shares of First USA Paymentech common stock, par value $.01 per share ("First USA Paymentech Common Stock"), will become immediately exercisable in full. As of the First USA Record Date, Messrs. Tolleson, Vague, Antonini and Christofferson and Ms. Patsley had unexercisable options to purchase 30,000, 30,000, 13,200, 13,200 and 120,000 shares of First USA Paymentech Common Stock, respectively, which will become exercisable upon consummation of the Merger. In addition, as of the First USA Record Date, all executive officers of First USA and its subsidiaries and all non-officer directors of First USA as a group held unexercisable options to purchase an aggregate of 246,900 shares of First USA Paymentech Common Stock which will become exercisable upon consummation of the Merger.

     Pursuant to the First USA 1994 Restricted Stock Plan, upon approval of the Merger by First USA's stockholders at the First USA Special Meeting, all unvested shares of restricted First USA Common Stock will become fully vested. As of the First USA Record Date, Messrs. Tolleson, Vague, Antonini and Christofferson and Ms. Patsley held 90,000, 90,000, 40,000, 100,000 and 60,000 shares of restricted First USA Common Stock, respectively, which will become vested as a result of such stockholder approval. In addition, as of the First USA Record Date, all executive officers of First USA and its subsidiaries as a group held 704,000 shares of restricted First USA Common Stock which will become vested as a result of the approval of the Merger by First USA's stockholders at the First USA Special Meeting.

     Stock Loan Forgiveness. In connection with First USA Paymentech's initial public offering in March 1996 (the "Paymentech IPO"), First USA and First USA Paymentech made loans to employees to purchase shares of First USA Paymentech Common Stock. Upon consummation of the Merger, all of such loans will be forgiven in accordance with their terms and all of the shares of First USA Paymentech Common Stock pledged thereunder will be released from such pledges.

     As of the First USA Record Date, an aggregate of $14,283,500 in principal amount of loans made by First USA and First USA Paymentech to purchase shares of First USA Paymentech Common Stock in connection with the Paymentech IPO was outstanding. As of the First USA Record Date, Messrs. Tolleson, Vague, Antonini and Christofferson and Ms. Patsley had outstanding loans received in connection with the Paymentech IPO of $1,464,750, $1,464,750, $488,250, $488,250 and
$1,953,000, respectively, and all executive officers of First USA as a group had an aggregate of $7,323,750 in outstanding loans received in connection with the Paymentech IPO.

     Existing Employment Agreements. Pursuant to First USA's employment agreement with Mr. Tolleson, which provides that, in the event of a "change in control" of First USA (defined in such employment agreement to include the approval by the First USA Board of the Merger Agreement), Mr. Tolleson may terminate his employment and receive a lump sum payment equal to approximately $2.8 million, assuming the Merger occurs on June 30, 1997.

     First USA Retirement Benefit Plan. Pursuant to First USA's supplemental retirement plan, upon termination of his employment upon consummation of the Merger, Mr. Tolleson will receive a lump sum payment, which, assuming the Merger occurs on June 30, 1997, will equal approximately $441,000. In addition, pursuant to such supplemental retirement plan, upon consummation of the Merger, First USA will transfer to a trust created for the benefit of Mr. Vague an amount, which, assuming the Merger occurs on June 30, 1997, will equal approximately $156,000.

     First USA Board of Directors. Pursuant to the terms of First USA's Retirement Plan for Outside Directors, as amended, each outside director will become entitled to a lump sum payment upon consummation of the Merger, which is expected to be approximately $184,000 assuming the Merger occurs on June 30, 1997.

     BANC ONE Board of Directors. It is the intention of BANC ONE and First USA that Mr. Tolleson will be appointed to the BANC ONE Board following the Effective Time. Mr. Tolleson will receive customary compensation for his services as a director of BANC ONE.

     New Employment Agreements. Pursuant to the Merger Agreement, Messrs. Vague, Antonini and Christofferson and Ms. Patsley and each of the eight Executive Vice Presidents of First USA will be offered employment agreements with BANC ONE and First USA or, in the case of Ms. Patsley, First USA Paymentech, which will become effective at the Effective Time.

     New Stock-Based Awards. Pursuant to the Merger Agreement, at the Effective Time, Mr. Vague will be awarded an option to acquire 300,000 shares of BANC ONE Common Stock at an exercise price per share equal to the market value of a share of BANC ONE Common Stock on the date of grant and will also be awarded 45,455 shares of restricted BANC ONE Common Stock. In addition, pursuant to the Merger Agreement, at the Effective Time certain other officers and key employees of First USA or its subsidiaries will be granted options to acquire an aggregate of 1,607,704 shares of BANC ONE Common Stock at an exercise price per share equal to the market value of a share of BANC ONE Common Stock on the date of grant and will also be awarded an aggregate of 166,818 shares of restricted BANC ONE Common Stock.

     Pursuant to the Merger Agreement, and subject to the approval of the First USA Paymentech Board of Directors, at the Effective Time certain officers and key employees of First USA Paymentech will be granted options to acquire an aggregate of 456,000 shares of First USA Paymentech Common Stock at an exercise price per share equal to the market value of the First USA Paymentech Common Stock on the date of the grant and will also be awarded an aggregate of 142,000 shares of restricted First USA Paymentech Common Stock.

     Indemnification; Directors and Officers Insurance. BANC ONE has agreed to indemnify and to maintain directors and officers insurance covering the First USA directors and officers following the Merger.

     See "The Merger -- Interests of Certain Persons in the Merger" and "Management and Operations after the Merger."

     The First USA Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

APPRAISAL RIGHTS

     BANC ONE Shareholders. Pursuant to Section 1701.84 of the Ohio Revised Code (the "Ohio Law"), BANC ONE Shareholders at the BANC ONE Record Date who follow certain statutory procedures set forth in Section 1701.85 of the Ohio Law have the right to demand payment of the "fair cash value" of their shares of BANC ONE Common Stock if the Merger is consummated. See "Rights of Dissenting Shareholders -- BANC ONE Shareholders." Section 1701.85 of the Ohio Law is attached as Appendix D to this Joint Proxy Statement-Prospectus.

     First USA Stockholders. First USA Stockholders will not be entitled to any appraisal rights under Delaware law or any other statute in connection with the Merger. See "Rights of Dissenting Shareholders -- First USA Stockholders."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Each party's obligation to effect the Merger is conditioned on delivery of an opinion, in the case of BANC ONE, from Wachtell, Lipton, Rosen & Katz, special counsel to BANC ONE, and, in the case of First USA, from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to First USA, each dated as of the Effective Time, based upon certain customary representations and assumptions set forth therein, substantially to the effect that for federal income tax purposes the Merger constitutes a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

     Based on such opinions, the material federal income tax results of the Merger will be as follows: (i) no gain or loss will be recognized by BANC ONE or by First USA as a result of the Merger; (ii) no gain or loss will be recognized by the First USA Stockholders who exchange their First USA Common Stock for BANC ONE Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in BANC ONE Common Stock); and (iii) the tax basis of the BANC ONE Common Stock received by First USA Stockholders who exchange their First USA Common Stock for BANC ONE Common Stock in the Merger will generally be the same as the tax basis of the First USA Common Stock surrendered in exchange therefor.

     Each stockholder should consult such stockholder's own tax advisors as to the tax consequences of the Merger to such stockholder under federal, state, local or any other applicable law.

     See "The Merger -- Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT

     It is intended that the Merger will be accounted for as a "pooling of interests" by BANC ONE under generally accepted accounting principles ("GAAP"). It is a condition to consummation of the Merger that BANC ONE and First USA receive an opinion from Coopers & Lybrand L.L.P. that the Merger will be accounted for as a "pooling of interests." See "The Merger -- Accounting Treatment."

REGULATORY APPROVALS

     The Merger is subject to the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). A copy of the notice filed by BANC ONE and First USA with the Federal Reserve Board has been filed with the Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC"). In addition, the Merger is subject to the approval of or notice to the bank regulatory authorities in Delaware and Utah and any other applicable state and of the FDIC (collectively, the "Additional Regulatory Authorities"). The Additional Regulatory Authorities have approved the Merger or have notified BANC ONE that they do not disapprove of the Merger, as the case may be. The Merger may not be consummated until expiration of applicable waiting periods.

     There can be no assurance that the approval of the Federal Reserve Board will be obtained or as to the date of such approval.

     See "The Merger -- Conditions to the Consummation of the Merger" and "-- Regulatory Approvals Required for the Merger."

CERTAIN DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS

     The rights of First USA Stockholders are currently governed by the Delaware General Corporation Law (the "Delaware Law"), the First USA Restated Certificate of Incorporation, as amended (the "First USA Certificate of Incorporation"), and the First USA By-laws (the "First USA By-laws"). Upon consummation of the Merger, the First USA Stockholders who receive BANC ONE Common Stock in the Merger will become BANC ONE Shareholders, and their rights will be governed by the Ohio Law, the BANC ONE Articles of Incorporation and the BANC ONE Code of Regulations (the "BANC ONE Regulations"). See "Comparison of Shareholder Rights."

SHARE INFORMATION AND MARKET PRICES

     The BANC ONE Common Stock is listed on the NYSE under the symbol "ONE." As of the BANC ONE Record Date, there were 419,837,271 shares of BANC ONE Common Stock outstanding held by approximately 96,828 holders of record and 3,774,856 shares of BANC ONE Convertible Preferred Stock outstanding held by 104 holders of record. The First USA Common Stock is listed on the NYSE under the symbol "FUS" and the First USA Convertible Preferred Stock is listed on the NYSE under the symbol "FUSp". As of the First USA Record Date, there were 123,472,353 shares of First USA Common Stock outstanding held by approximately 3,455 holders of record and 5,740,300 shares of First USA Convertible Preferred Stock outstanding held by nine holders of record.

     The following table sets forth the last sale price reported on the NYSE Composite Transactions List for shares of BANC ONE Common Stock and First USA Common Stock on January 17, 1997, the last trading day preceding public announcement of the proposed Merger, and on May 8, 1997. The "First USA Common Stock Equivalent" represents the last sale price of a share of BANC ONE Common Stock on such date multiplied by the Exchange Ratio of 1.1659.

                                                                                        FIRST USA
                                                             BANC ONE     FIRST USA       COMMON
                                                              COMMON       COMMON         STOCK
                                                              STOCK         STOCK       EQUIVALENT
                                                             --------     ---------     ----------
January 17, 1997...........................................  $ 45.125      $36.750       $ 52.611
May 9, 1997................................................    42.500       48.000         49.551

     For additional information regarding the market prices of the BANC ONE Common Stock and First USA Capital Stock during the previous two years, see "Price Range of Common Stock and Dividends -- Market Prices."

                      UNAUDITED COMPARATIVE PER SHARE DATA

     The following table sets forth (i) selected comparative per share data for each of BANC ONE and First USA on an historical basis and (ii) selected unaudited pro forma comparative per share data reflecting the consummation by BANC ONE of the Merger. The unaudited pro forma comparative per share data assumes the Merger had been consummated at the beginning of the periods presented. The unaudited pro forma data has been prepared giving effect to the Merger using the "pooling of interests" method of accounting. See "The
Merger -- Accounting Treatment." BANC ONE has a fiscal year ending December 31 and First USA has a fiscal year ending June 30. Accordingly, the unaudited comparative per share data combines the historical financial information of BANC ONE for the fiscal years ended December 31, 1996, 1995 and 1994, with the historical financial information of First USA for the twelve-month periods ended December 31, 1996, 1995 and 1994, respectively (as amended, in the case of First USA, by Amendment No. 1 on Form 10-K/A to First USA's Annual Report on Form 10-K for the fiscal year ended June 30, 1996, Amendment No. 1 on Form 10-Q/A to First USA's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 and Amendment No. 1 on Form 10-Q/A to First USA's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996).

     Pro forma adjustments have been made to the condensed combined financial statements to conform significant accounting policy differences identified by BANC ONE and First USA.

     The unaudited pro forma comparative per share data does not give effect to BANC ONE's pending acquisition of Liberty Bancorp, Inc. ("LBI"), as the acquisition is not material to BANC ONE individually or in the aggregate since it represents less than 3% of BANC ONE's consolidated assets as of December 31, 1996. See "Information about BANC ONE -- Recent Developments -- Proposed Merger with Liberty Bancorp, Inc."

     The comparative per share data presented herein is based on and derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of BANC ONE and the historical consolidated financial statements and the related notes thereto of First USA (as amended, in the case of First USA, by Amendment No. 1 on Form 10-K/A to First USA's Annual Report on Form 10-K for the fiscal year ended June 30, 1996, Amendment No. 1 on Form 10-Q/A to First USA's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 and Amendment No. 1 on Form 10-Q/A to First USA's Quarterly Report on Form 10-Q for the quarter ended December 31,
1996) all of which are incorporated by reference herein. See "Available Information," "Incorporation of Certain Documents by Reference" and "Unaudited Pro Forma Condensed Combined Financial Information." Pro forma amounts are not necessarily indicative of results of operations or the combined financial position that would have resulted had the Merger been consummated at the beginning of the periods indicated.

                                                                      YEAR ENDED DECEMBER 31,
                                                                    ---------------------------
                                                                     1996       1995      1994
                                                                    ------     ------     -----
BANC ONE COMMON STOCK(1)
Income from continuing operations per common share:
  Historical......................................................  $ 3.23     $ 2.91     $2.20
  Pro forma(2)....................................................    2.83       2.46      1.96
Cash dividends declared per common share:
  Historical......................................................    1.36       1.24      1.13
  Pro forma(3)....................................................    1.36       1.24      1.13
Book value per common share as of end of period:
  Historical......................................................   19.75
  Pro forma(4)....................................................   16.70

FIRST USA COMMON STOCK(1)
Income from continuing operations per common share:
  Historical......................................................  $ 2.04     $ 1.40     $1.49
  Equivalent pro forma(5).........................................    3.30       2.87      2.29
Cash dividends declared per common share:
  Historical......................................................    0.165      0.09      0.05
  Equivalent pro forma(5).........................................    1.59       1.45      1.32
Book value per common share as of end of period:
  Historical......................................................    9.64
  Equivalent pro forma(5).........................................   19.48

---------------
(1) The pro forma data does not, given the operational overlap of credit card operations between BANC ONE and First USA, reflect the incurrence of certain costs relating to or resulting from the Merger. Such costs are expected to result in an estimated charge to earnings of $150 million; however, the actual costs could be substantially greater. Furthermore, the pro forma data does not reflect any benefits from potential cost savings or synergies expected to be achieved following the Merger.

(2) The pro forma comparative per share data combines the financial information of BANC ONE for the fiscal years ended December 31, 1996, 1995 and 1994 with the financial information of First USA for the twelve-month periods ended December 31, 1996, 1995 and 1994, respectively. BANC ONE has a fiscal year ending December 31, and First USA has a fiscal year ending June 30. The pro forma average common shares used in the calculation reflects the combined weighted average outstanding shares of BANC ONE Common Stock and First USA Common Stock, adjusted to equivalent shares of BANC ONE Common Stock.

(3) The pro forma cash dividends declared per common share are equal to the historical BANC ONE cash dividends per common share.

(4) The pro forma book value per common share was determined by combining the common equity of BANC ONE and First USA, including pro forma adjustments, and dividing the result by the total number of shares of BANC ONE Common Stock and First USA Common Stock outstanding as of December 31, 1996, adjusted to equivalent shares of BANC ONE Common Stock.

(5) The equivalent pro forma amounts are computed by multiplying the pro forma amounts by a factor of 1.1659 to reflect the Exchange Ratio.

                            SELECTED FINANCIAL DATA

     The following tables present (i) summary selected financial data for each of BANC ONE and First USA on an historical basis and (ii) summary unaudited pro forma selected financial data of BANC ONE reflecting the consummation by BANC ONE of the Merger. The unaudited pro forma selected financial data has been prepared giving effect to the Merger using the "pooling of interests" method of accounting. See "The Merger -- Accounting Treatment."

     The summary selected historical financial data for BANC ONE for each of the five years ended December 31, 1996 is based on and derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of BANC ONE, which are incorporated by reference herein. The summary selected historical financial data for First USA for each of the five years ended June 30, 1996 is based on and derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of First USA, as amended by Amendment No. 1 on Form 10-K/A, filed April 24, 1997, to First USA's Annual Report on Form 10-K for the fiscal year ended June 30, 1996, which are incorporated by reference herein. The summary selected financial data for First USA for the periods ended December 31, 1996 and 1995 is unaudited and should be read in conjunction with First USA's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1996 (as amended by Amendment No. 1 on Form 10-Q/A filed April 24, 1997), which is incorporated by reference herein. The information set forth in the unaudited summary selected pro forma financial data should be read in connection with the unaudited pro forma condensed combined financial information appearing elsewhere herein. Results of each of BANC ONE and First USA for less than a full financial year are not necessarily indicative of results expected for the entire year. See "Available Information" and "Incorporation of Certain Documents by Reference."

                 SELECTED HISTORICAL FINANCIAL DATA OF BANC ONE

                                                                         YEAR ENDED DECEMBER 31,
                                               ----------------------------------------------------------------------------
                                                   1996            1995            1994            1993            1992
                                               ------------     -----------     -----------     -----------     -----------
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Total interest income and other
  income.....................................  $ 10,272,356     $ 8,970,888     $ 7,777,941     $ 7,547,130     $ 7,740,657
Income from continuing operations............     1,426,533       1,277,863       1,005,109       1,172,103         922,227
Income from continuing operations per common
  share......................................          3.23            2.91            2.20            2.62            2.06
Historical cash dividends declared per common
  share......................................          1.36            1.24            1.13            0.97            0.81
Total assets (end of period).................   101,848,087      90,453,963      88,922,586      84,834,656      81,304,864
Long-term borrowings (end of period).........     4,189,513       2,720,373       1,866,448       1,805,272       1,396,797
Total stockholders' equity (end of period)...     8,646,960       8,197,478       7,564,860       7,433,170       6,594,813

                SELECTED HISTORICAL FINANCIAL DATA OF FIRST USA

                                        SIX MONTHS
                                          ENDED
                                       DECEMBER 31,                                 YEAR ENDED JUNE 30,
                                 ------------------------    ------------------------------------------------------------------
                                    1996          1995          1996          1995          1994          1993          1992
                                 ----------    ----------    ----------    ----------    ----------    ----------    ----------
                                       (UNAUDITED)
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Total interest income and other
  income........................ $1,037,372    $  796,552    $1,633,742    $1,192,059    $  815,760    $  495,947    $  437,288
Income from continuing
  operations....................    143,188       113,962       246,736       178,422       150,934        40,484        18,891
Income from continuing
  operations per common share...       1.05          0.86          1.84          1.36          1.23          0.36          0.16
Historical cash dividends
  declared per common share.....      0.105          0.06          0.12          0.06          0.04         0.025            --
Total assets (end of period).... 10,278,579     7,397,120     7,708,501     6,379,116     5,573,767     3,380,433     2,493,390
Long-term borrowings (end of
  period).......................  1,743,448     1,230,765     1,230,637     1,087,299       918,526       201,000       357,367
Cumulative redeemable preferred
  stock (end of period).........         --            --            --            --            --            --        35,533
Total stockholders' equity (end
  of period)....................  1,278,350       881,557     1,113,880       764,815       574,547       212,898       146,965

                              RECENT DEVELOPMENTS

FINANCIAL RESULTS

     On April 15, 1997, BANC ONE announced its unaudited financial results for the quarterly period ended March 31, 1997.

                                                                  FOR THE THREE MONTHS
                                                                     ENDED MARCH 31,
                                                              -----------------------------
                                                                 1997               1996
                                                              ----------         ----------
                                                              (DOLLARS IN THOUSANDS EXCEPT
                                                              PER SHARE DATA)
    Interest Income.........................................  $2,124,161         $1,984,982
    Income before income taxes..............................     566,045            516,055
    Net income..............................................     370,665            345,881
    Net income per common share.............................        0.86               0.77
    Weighted average common shares outstanding (000)........     426,146            444,027

     Net interest income increased $87.6 million reflecting both average earning asset growth and increased net interest margin. Average managed loan balances grew by 9% from the year earlier quarter, while average securities balances declined 12%, reflecting the ongoing strategy to improve the mix of higher-yielding earning assets. The 1997 net interest margin was 5.76%, an increase of 17 basis points from 5.59% reported a year earlier. Non-interest income before securities transactions increased 14% or $68.7 million, primarily from increased activity in investment management, insurance and investment banking. Non-interest expense increased $50 million. However, non-interest expense remained essentially flat if costs for the consolidation and standardization of systems and procedures were excluded from each quarter. The allowance for credit losses was 1.48% of ending loans and the provision for credit losses was $235 million in the quarter, exceeding net charge-offs of $212 million by $23 million.

     On April 24, 1997, First USA announced its unaudited financial results for the quarterly period ended March 31, 1997.

                                                                   FOR THE THREE MONTHS
                                                                      ENDED MARCH 31,
                                                                 -------------------------
                                                                   1997             1996
                                                                 --------         --------
                                                                  (DOLLARS IN THOUSANDS,
                                                                  EXCEPT PER SHARE DATA)
    Interest income...........................................   $153,699         $145,002
    Income before income taxes and subsidiary trust
      distributions...........................................     42,487          133,459
    Net income................................................     24,124           84,999
    Net income per common share...............................      $0.17            $0.63
    Weighted average common shares outstanding (000)..........    139,103          134,130

     Net income for the quarter ended March 31, 1997 was $24.1 million, or $0.17 per share, compared with restated net income of $85.0 million, or $0.63 per share, for the quarter ended March 31, 1996. The quarter ended March 31, 1996 reflects a restatement of its financial statements by First USA as discussed below. The restatement increased net income for the March 31, 1996 quarter from $64.1 million, or $0.48 per share, to $85.0 million, or $0.63 per share.

     Increases in First USA's net operating results attributable to a 27% growth in average managed loans were more than offset by increased credit losses, a reduction in net gains on securitization transactions and increased marketing costs associated with loan solicitations. Increased credit losses were a result of intense competition and the overall softening in consumer credit. The reduction in securitization gains was due to a reduction in projected interest rate spread on securitized loans resulting primarily from an increase in estimated credit losses.

     Managed loans outstanding at the end of the quarter were $23.2 billion, compared with $18.3 billion at March 31, 1996. First USA's net interest margin on managed loans for the quarter was 6.41%, compared with 6.06% for the quarter ended March 31, 1996. First USA's net credit loss rate on managed loans for the quarter was 5.01%, compared with 3.36% for the quarter ended March 31, 1996. The delinquency rate on managed loans at the end of the quarter was 4.96%, compared with 4.04% at March 31, 1996.

     First USA adopted Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," for all securitization transactions occurring subsequent to December 31, 1996, including transfers of receivables pursuant to existing securitization structures that occurred after December 31, 1996. Because the Company restated its financial statements as discussed below, and therefore has recorded gains on securitization transactions as a result of the restatement, the adoption of SFAS No. 125 had no material effect on First USA's consolidated financial statements as of and for the three months ended March 31, 1997. However, by restating its financial statements and recording gains on securitization transactions in prior periods, First USA's net income for the quarter ended March 31, 1997 was less than it would otherwise have been due to a reduction in the one-time effect of adopting SFAS No. 125 of $53 million after-tax, or $0.38 per share. In addition, First USA anticipates that the restatements will reduce net income from what it would otherwise have been by approximately $176 million, or $1.28 per share, for the 12 months ending December 31, 1997 because earnings expected to be recognized in the 12-month period ending December 31, 1997 have been recognized in the restatement of prior periods' results in accordance with the corrected accounting policy. This non-cash earnings reduction is limited to calendar 1997 and should not have an adverse effect on subsequent periods.

RESTATEMENT OF FINANCIAL STATEMENTS

     On April 24, 1997, First USA announced that it had restated its financial statements to properly reflect two items. Prior to the restatement, First USA had not recorded gains on securitization transactions consistent with its belief and common industry assumption that such gains would not be significant due to the relatively short life of the outstanding balances and the narrow spread between the account yield and the sum of the cost of servicing these accounts and investor yield on the securitizations. As a result of a more detailed analysis of gains on all securitizations of credit card receivable balances in connection with the preparation for the adoption of SFAS 125, which is effective January 1, 1997, First USA restated its financial statements to recognize gains in prior periods.

     In addition, First USA, prior to the restatement, had been deferring the costs to solicit new accounts. These costs were deferred and matched with the future revenues from these new accounts over a 12-month period. The average life of these new accounts, including all annual renewals, is expected to be seven years. During the course of a review of First USA's accounting policies in connection with the Merger, First USA learned that, while its deferred costs were paid to independent third parties, these costs were not eligible for deferral, and that its accounting policy regarding such solicitation costs did not conform with the accounting policy of BANC ONE. As a result, First USA restated its financial statements to expense these costs in the period such costs were incurred.

     The restatement of the financial statements did not affect First USA's net cash flows, liquidity or regulatory capital compliance, nor did the restatement have an effect on First USA's fiscal year 1996 and 1995 net income. The restatement did, however, have an effect on previously reported quarterly results of the 1996 and 1995 fiscal years and increased fiscal year 1994 earnings. The selected financial data set forth herein have been adjusted to reflect the restatement of First USA's financial statements. See "-- Selected Financial Data."

     On April 24, 1997, First USA filed with the Commission Amendment No. 1 on Form 10-K/A to its Annual Report on Form 10-K for the fiscal year ended June 30, 1996, Amendment No. 1 on Form 10-Q/A to its Quarterly Report on Form 10-Q for the period ended September 30, 1996 and Amendment No. 1 on Form 10-Q/A to its Quarterly Report on Form 10-Q for the period ended December 31, 1996 to reflect the restatement of its financials. Each such Amendment is incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

AMENDMENT TO MERGER AGREEMENT

     On April 23, 1997, in connection with the restatement of financial statements of First USA, BANC ONE and First USA agreed to amend the Merger Agreement to (a) provide that BANC ONE would not assert such restatement (or certain related effects) as a basis for terminating the Merger Agreement and (b) to remove a provision that had permitted First USA to terminate the Merger Agreement if the market price of BANC ONE Common Stock fell below $38.60 during a specified period shortly before the anticipated Effective Time and BANC ONE did not elect to make a compensatory adjustment to the Exchange Ratio. See "Incorporation of Certain Documents by Reference" and "The Merger -- Background of the Merger."

                  SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

     BANC ONE has a fiscal year ending December 31 and First USA has a fiscal year ending June 30. Accordingly, the following unaudited selected pro forma financial data combine BANC ONE's historical results for the years ended December 31, 1996, 1995, 1994, 1993 and 1992 with First USA's historical results for the twelve-month periods ended December 31, 1996, 1995 and 1994, and June 30, 1994 and 1993, respectively, as amended, in the case of First USA, by Amendment No. 1 on Form 10-K/A to First USA's Annual Report on Form 10-K for the fiscal year ended June 30, 1996, Amendment No. 1 on Form 10-Q/A to First USA's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 and Amendment No. 1 on Form 10-Q/A to First USA's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996, giving effect to the Merger as if it had occurred on January 1, 1992. First USA's financial information for the six-month period ended June 30, 1994 has been combined with the financial information of BANC ONE for both the twelve months ended December 31, 1994 and December 31, 1993 to derive the pro forma financial data. First USA's net income and net income per share were $82.1 million and $0.68, respectively, for the six-month period ended June 30, 1994.

     Pro forma adjustments have been made to the condensed combined financial statements to conform significant accounting policy differences identified by BANC ONE and First USA.

     The selected pro forma financial data does not give effect to BANC ONE's pending acquisition of LBI, as the acquisition is not material to BANC ONE individually or in the aggregate since it represents less than 3% of BANC ONE's consolidated assets as of December 31, 1996. See "Information about BANC ONE -- Recent Developments -- Proposed Merger with Liberty Bancorp, Inc."

     See "Available Information" and "Incorporation of Certain Documents by Reference."

                       SELECTED PRO FORMA FINANCIAL DATA
                                  (UNAUDITED)

                                                                           YEAR ENDED DECEMBER 31,
                                                  --------------------------------------------------------------------------
           SELECTED FINANCIAL DATA(1)                 1996             1995           1994          1993(5)        1992(5)
------------------------------------------------  ------------     ------------    -----------    -----------    -----------
                                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Pro Forma Combined Statement of Operations
  Total interest income
    and other income: (2).......................  $12,146,918       $10,399,182     $8,777,616     $8,362,890     $8,236,604
  Income from continuing
    operations: (2).............................    1,702,495         1,463,074      1,194,430      1,323,037        962,711
  Income from continuing operations per common
    share: (2)..................................         2.83              2.46           1.96           2.25           1.66
  Cash dividends declared per common share:
    (3).........................................         1.36              1.24           1.13            .97            .81

                                                  DECEMBER 31,
      PRO FORMA COMBINED BALANCE SHEET (1)            1996
------------------------------------------------  ------------
Total assets (end of period):...................  $112,129,558
Long-term borrowings
  (end of period):..............................     5,932,961
Total stockholders' equity
  (end of period):..............................     9,927,190
Book value per common share(4)..................         16.70

---------------
(1) The pro forma data does not, given the operational overlap of credit card operations between BANC ONE and First USA, reflect the incurrence of certain costs relating to or resulting from the Merger. Such costs are expected to result in an estimated charge to earnings of $150 million; however, the actual costs could be substantially greater. Furthermore, the pro forma data does not reflect any benefits from potential cost savings or synergies expected to be achieved following the Merger.

(2) BANC ONE has a fiscal year ending December 31, and First USA has a fiscal year ending June 30. Accordingly, the pro forma total interest income and other income, income from continuing operations and income from continuing operations per common share combines the historical financial information of BANC ONE for the fiscal years ended December 31, 1996, 1995, 1994, 1993 and 1992 with the historical financial information of First USA for the twelve-month periods ended December 31, 1996, 1995 and 1994, and June 30, 1994 and 1993, respectively. The pro forma average common shares outstanding used in the calculation reflects the combined weighted average outstanding shares of BANC ONE Common Stock and First USA Common Stock, adjusted to equivalent shares of BANC ONE Common Stock.

(3) The pro forma cash dividends declared per common share are equal to the historical BANC ONE cash dividends per common share.

(4) The pro forma book value per common share was determined by combining the common equity of BANC ONE and First USA, including pro forma adjustments, and dividing the result by the total number of shares of BANC ONE Common Stock and First USA Common Stock outstanding as of December 31, 1996, adjusted to equivalent shares of BANC ONE Common Stock.

(5) Information is for the years ended June 30, 1994 and 1993 with respect to the selected financial data of First USA.

                            BANC ONE SPECIAL MEETING

GENERAL

     This Joint Proxy Statement-Prospectus is first being mailed to BANC ONE Shareholders on or about May 14, 1997, and is accompanied by the notice of the BANC ONE Special Meeting and a form of proxy that is solicited by the BANC ONE Board for use at the BANC ONE Special Meeting to be held on Thursday, June 26, 1997, at 9:00 a.m., Columbus time, at the auditorium of the BANC ONE Corporate Center, 1111 Polaris Parkway, Columbus, Ohio 43240, and at any adjournments or postponements thereof.

MATTERS TO BE CONSIDERED

     At the BANC ONE Special Meeting, BANC ONE Shareholders will be asked to consider and vote upon (i) the Merger Proposal, to approve the Merger Agreement and the transactions contemplated thereby, (ii) the Articles Amendment, to increase the number of authorized shares of BANC ONE Common Stock to 950,000,000 and (iii) on such other matters as may properly be submitted to a vote at the BANC ONE Special Meeting. Shareholder approval of the Articles Amendment is necessary in order for BANC ONE to effect both the Merger and the LBI Merger. See "Information About BANC ONE -- Recent Developments -- Proposed Merger with Liberty Bancorp, Inc." The BANC ONE Shareholders may also be asked to vote upon a proposal to adjourn or postpone the BANC ONE Special Meeting, which adjournment or postponement could be used for the purpose, among others, of allowing additional time for the soliciting of additional votes to approve the BANC ONE Matters.

PROXIES

     The accompanying form of proxy is for use at the BANC ONE Special Meeting if a BANC ONE Shareholder will be unable to attend in person. The proxy may be revoked by a BANC ONE Shareholder at any time before it is exercised, by submitting to the Secretary of BANC ONE written notice of revocation, a properly executed proxy of a later date or by attending the BANC ONE Special Meeting and electing to vote in person. Written notices of revocation and other communications with respect to the revocation of BANC ONE proxies should be addressed to BANC ONE CORPORATION, 100 East Broad Street, Columbus, Ohio 43271,
Attention: Corporate Secretary. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of the BANC ONE Matters; provided that no proxy that is voted against any of the BANC ONE Matters will be voted in favor of any adjournment or postponement of the BANC ONE Special Meeting for the purpose of soliciting additional proxies.

SOLICITATION OF PROXIES

     The entire cost of soliciting the proxies from the BANC ONE Shareholders will be borne by BANC ONE; provided, however, that First USA and BANC ONE have each agreed to pay one-half of the printing costs of this Joint Proxy Statement-Prospectus and related materials. In addition to the solicitation of the proxies by mail, BANC ONE will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of the stock and secure their voting instructions, if necessary. BANC ONE will reimburse such record holders for their reasonable expenses in so doing. BANC ONE has also made arrangements with Georgeson & Company Inc. to assist it in soliciting proxies from banks, brokers and nominees, and has agreed to pay $6,500 plus expenses for such services. If necessary, BANC ONE may also use several of its regular employees, who will not be specially compensated, to solicit proxies from shareholders, either personally or by telephone, telegram, facsimile or special delivery letter.

RECORD DATE AND VOTING RIGHTS

     Pursuant to the provisions of the Ohio Law and the BANC ONE Regulations, May 6, 1997 has been fixed as the BANC ONE Record Date for determination of holders of BANC ONE Common Stock entitled to notice of and to vote at the BANC ONE Special Meeting. Accordingly, only holders of shares of BANC ONE Common Stock of record that are such holders at the close of business on the BANC ONE Record Date will be entitled to notice of and to vote at the BANC ONE Special Meeting. The number of outstanding shares of BANC ONE Common Stock entitled to vote at the BANC ONE Special Meeting is 419,837,271. The holders of record of shares of BANC ONE Convertible Preferred Stock will receive notice of, but are not entitled to vote at, the BANC ONE Special Meeting. On the BANC ONE Record Date, there were approximately 96,828 holders of record of BANC ONE Common Stock and 104 holders of record of BANC ONE Convertible Preferred Stock. Shares of BANC ONE Common Stock present in person at the BANC ONE Special Meeting but not voting, and shares of BANC ONE Common Stock for which BANC ONE has received proxies but with respect to which holders of such shares have abstained, will be counted as present at the BANC ONE Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. Brokers who hold shares of BANC ONE Common Stock in nominee or "street" name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers with respect to the BANC ONE Matters without specific instructions from such customers. Shares represented by proxies returned by a broker holding such shares in "street" name will be counted for purposes of determining whether a quorum exists, even if such shares are not voted in matters where discretionary voting by the broker is not allowed ("broker non-votes").

     Each share of BANC ONE Common Stock entitles its holder to one vote. The affirmative vote of a majority of the outstanding shares of BANC ONE Common Stock is required to approve the Merger Proposal and the Articles Amendment.

     BECAUSE APPROVAL OF THE MERGER PROPOSAL AND THE ARTICLES AMENDMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF BANC ONE COMMON STOCK, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS NEGATIVE VOTES. ACCORDINGLY, THE BANC ONE BOARD URGES THE HOLDERS OF BANC ONE COMMON STOCK TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

     As of the BANC ONE Record Date, directors and executive officers of BANC ONE beneficially owned 3,186,896 shares of BANC ONE Common Stock, or approximately 0.7% of the shares entitled to vote at the BANC ONE Special Meeting. It is currently expected that each such director and executive officer of BANC ONE will vote the shares of BANC ONE stock beneficially owned by him or her for approval of the BANC ONE Matters. In addition, as of the BANC ONE Record Date, the directors and executive officers of First USA beneficially owned 2,480 shares of BANC ONE Common Stock, or significantly less than 1% of the shares entitled to be voted at the BANC ONE Special Meeting. As of the Record Date, the banking and trust subsidiaries of BANC ONE, as fiduciaries, custodians or agents, held a total of 34,375,947 shares of BANC ONE Common Stock, representing approximately 8.1% of the shares entitled to vote at the BANC ONE Special Meeting. These entities maintained sole or shared voting power with respect to 15,853,400 of such shares of BANC ONE Common Stock.

RECOMMENDATION OF BANC ONE BOARD

     The BANC ONE Board has unanimously approved the BANC ONE Matters, including the Merger Agreement and the transactions contemplated thereby. The BANC ONE Board believes that the BANC ONE Matters are in the best interests of BANC ONE and the BANC ONE Shareholders and recommends that the BANC ONE Shareholders vote "FOR" the BANC ONE Matters. See "The Merger -- Reasons for the
Merger -- Recommendation of the BANC ONE Board and Reasons for the Merger" and "Proposed Amendment to the BANC ONE Articles of Incorporation to Increase Authorized Common Stock."

                           FIRST USA SPECIAL MEETING

GENERAL

     This Joint Proxy Statement-Prospectus is first being mailed to the First USA Stockholders on or about May 14, 1997, and is accompanied by the notice of the First USA Special Meeting and a form of proxy that is solicited by the First USA Board for use at the First USA Special Meeting to be held on Friday, June 27, 1997, at 9:00 a.m., local time, at The Tower Club, 48th Floor, 1601 Elm Street, Dallas, Texas 75201, and at any adjournments or postponements thereof.

MATTERS TO BE CONSIDERED

     The purpose of the First USA Special Meeting is to take action with respect to the approval of the Merger Agreement and the transactions contemplated thereby. The holders of First USA Common Stock and First USA Convertible Preferred Stock may also be asked to vote upon a proposal to adjourn or postpone the First USA Special Meeting, which adjournment or postponement could be used for the purpose, among others, of allowing additional time for the soliciting of additional votes to approve the Merger Agreement.

PROXIES

     The accompanying form of proxy is for use at the First USA Special Meeting if a First USA Stockholder will be unable to attend in person. The proxy may be revoked by the First USA Stockholder at any time before it is exercised, by submitting to the Secretary of First USA written notice of revocation, a properly executed proxy of a later date or by attending the First USA Special Meeting and electing to vote in person. Written notices of revocation and other communications with respect to the revocation of First USA proxies should be addressed to First USA, Inc., 1601 Elm Street, Dallas, Texas 75201, Attention:
Corporate Affairs and Investor Relations. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of approval of the Merger Agreement. The First USA Board is unaware of any other matters that may be presented for action at the First USA Special Meeting. If other matters do properly come before the First USA Special Meeting, however, it is intended that shares represented by proxies in the accompanying form will be voted or not voted by the persons named in the proxies in their discretion, provided that no proxy that is voted against approval and adoption of the Merger Agreement will be voted in favor of any adjournment or postponement of the First USA Special Meeting for the purpose of soliciting additional proxies.

SOLICITATION OF PROXIES

     The entire cost of soliciting the proxies from the First USA Stockholders will be borne by First USA; provided, however, that BANC ONE and First USA have each agreed to pay one-half of the printing costs of this Joint Proxy Statement-Prospectus and related materials. In addition to the solicitation of the proxies by mail, First USA will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of the stock and secure their voting instructions, if necessary. First USA will reimburse such record holders for their reasonable expenses in so doing. First USA has also made arrangements with Georgeson & Company Inc. to assist it in soliciting proxies from banks, brokers and nominees and has agreed to pay approximately $10,000 plus expenses for such services. If necessary, First USA may also use several of its regular employees, who will not be specially compensated, to solicit proxies from shareholders, either personally or by telephone, telegram, facsimile or special delivery letter.

RECORD DATE AND VOTING RIGHTS

     Pursuant to the provisions of the Delaware Law and the First USA By-laws, May 9, 1997 has been fixed as the First USA Record Date for determination of holders of First USA Common Stock and First USA Convertible Preferred Stock entitled to notice of and to vote at the First USA Special Meeting. Accordingly, only holders of shares of First USA Common Stock and First USA Convertible Preferred Stock of record at the close of business on the First USA Record Date will be entitled to notice of and to vote at the First USA Special Meeting. At the close of business on the First USA Record Date, there were 123,472,353 shares of First USA Common Stock outstanding held by approximately 3,455 holders of record and 5,740,300 shares of First USA Convertible Preferred Stock outstanding held by approximately nine holders of record. The presence, in person or by proxy, of shares of First USA Common Stock and First USA Convertible Preferred Stock representing a majority of the total voting power of such shares outstanding and entitled to vote on the First USA Record Date is necessary to constitute a quorum at the First USA Special Meeting. Each share of First USA Common Stock outstanding on the First USA Record Date entitles its holder to one vote, and each share of First USA Convertible Preferred Stock outstanding on the First USA Record Date entitles the holder to 4/5 of a vote.

     Shares of First USA Common Stock and First USA Convertible Preferred Stock present in person at the First USA Special Meeting but not voting, and shares of First USA Common Stock and First USA Convertible Preferred Stock for which First USA has received proxies but with respect to which holders of such shares have abstained, will be counted as present at the First USA Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. Brokers who hold shares of First USA Common Stock or First USA Convertible Preferred Stock in nominee or "street" name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers with respect to the matters to be considered and voted upon at the First USA Special Meeting without specific instructions from such customers. Shares represented by proxies returned by a broker holding such shares in "street" name will be counted for purposes of determining whether a quorum exists, even if such shares are not voted in matters where discretionary voting by the broker is not allowed ("broker non-votes").

     Under the Delaware Law and the First USA Certificate of Incorporation, approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the voting power of outstanding First USA Common Stock and First USA Convertible Preferred Stock, voting together as a single class, at the First USA Special Meeting.

     BECAUSE APPROVAL OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE VOTING POWER OF THE OUTSTANDING SHARES OF FIRST USA COMMON STOCK AND FIRST USA CONVERTIBLE PREFERRED STOCK, VOTING TOGETHER AS A SINGLE CLASS, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS NEGATIVE VOTES. ACCORDINGLY, THE FIRST USA BOARD URGES THE HOLDERS OF FIRST USA COMMON STOCK AND FIRST USA CONVERTIBLE PREFERRED STOCK TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

     As of the First USA Record Date, directors and executive officers of First USA beneficially owned approximately 8,600,000 shares of First USA Common Stock (including options to purchase approximately 4,100,000 shares of First USA Common Stock that are exercisable within 60 days of the date hereof) and 4,000 shares of First USA Convertible Preferred Stock, entitling them to exercise 6.7% of the voting power of the First USA Capital Stock entitled to vote at the First USA Special Meeting. It is currently expected that each such director and executive officer of First USA will vote the shares of First USA Capital Stock beneficially owned by him or her for approval of the Merger Agreement and the transactions contemplated thereby. In addition, as of the First USA Record Date, directors and executive officers of BANC ONE beneficially owned 19,400 shares of First USA Common Stock and no shares of First USA Convertible Preferred Stock, or significantly less than 1% of the shares entitled to be voted at the First USA Special Meeting. In addition, as of the First USA Record Date, the banking and trust subsidiaries of BANC ONE, as fiduciaries, custodians or agents, held a total of 128,400 shares of First USA Common Stock and no shares of First USA Convertible Preferred Stock, representing 0.1% of the total voting power of the outstanding shares of the First USA Common Stock, under trust agreements and other instruments and agreements. These entities maintained sole or shared voting power with respect to 14,700 of such shares of First USA Common Stock. Further, as of the First USA Record Date, BANC ONE beneficially owned 6 million shares of First

USA Common Stock, representing 4.9% of the voting power of the First USA Common Stock entitled to vote at the First USA Special Meeting.

     Additional information with respect to beneficial ownership of First USA Common Stock and First USA Convertible Preferred Stock by persons and entities owning more than 5% of such stock and more detailed information with respect to beneficial ownership of First USA Common Stock by directors and executive officers of First USA is incorporated by reference to the 1996 Annual Report on Form 10-K (as amended by Amendment No. 1 on Form 10-K/A filed on April 24, 1997) of First USA. See "Incorporation of Certain Documents by Reference."

RECOMMENDATION OF FIRST USA BOARD

     The First USA Board has unanimously approved the Merger Agreement and the transactions contemplated thereby. The First USA Board believes that the Merger Agreement is in the best interests of First USA and the First USA Stockholders and recommends that the First USA Stockholders vote "FOR" the approval and adoption of the Merger Agreement. See "The Merger -- Reasons for the
Merger -- Recommendation of the First USA Board and Reasons for the Merger."

                                   THE MERGER

     THE FOLLOWING SUMMARY OF CERTAIN TERMS AND PROVISIONS OF THE MERGER AGREEMENT AND THE OPTION AGREEMENTS, WHICH SUMMARY DESCRIBES ALL MATERIAL TERMS THEREOF, IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT (AS AMENDED BY THE AMENDMENT TO THE MERGER AGREEMENT SET FORTH AS AN EXHIBIT TO THE CURRENT REPORT ON FORM 8-K, FILED APRIL 24, 1997, OF BANC ONE) THE FIRST USA OPTION AGREEMENT AND THE BANC ONE OPTION AGREEMENT, WHICH ARE INCLUDED AS EXHIBITS TO THE CURRENT REPORT ON FORM 8-K, FILED JANUARY 28, 1997, OF FIRST USA AND ARE INCORPORATED HEREIN BY REFERENCE. SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

GENERAL

     The BANC ONE Board and the First USA Board have each unanimously approved the Merger Agreement, which provides for the Merger at the Effective Time, with BANC ONE as the Surviving Corporation in the Merger. With certain limited exceptions described below, each share of First USA Common Stock outstanding at the Effective Time shall be converted into the right to receive a number of shares of BANC ONE Common Stock equal to the Exchange Ratio. Shares of BANC ONE capital stock, including BANC ONE Common Stock, issued and outstanding immediately prior to the Effective Time will remain issued and outstanding after the Merger.

     The Merger Agreement also provides that, at the Effective Time, unless redeemed prior thereto, each share of First USA Convertible Preferred Stock will be converted into a share of a new series of BANC ONE preferred stock, with rights, terms and preferences substantially the same as those of the First USA Convertible Preferred Stock from which it was converted. However, pursuant to the Merger Agreement, First USA has called for redemption all of the shares of First USA Convertible Preferred Stock on and as of May 20, 1997, the date on which the First USA Convertible Preferred Stock becomes convertible at the option of First USA. BANC ONE and First USA intend that the Merger will be consummated after May 20, 1997. Accordingly, it is intended that there will be no shares of First USA Convertible Preferred Stock outstanding at the Effective Time or so converted.

     Each of the BANC ONE Board and the First USA Board believes that the terms of the Merger Agreement are fair and in the best interest of the parties and their respective shareholders, and unanimously recommends that the BANC ONE Shareholders and the First USA Stockholders, respectively, vote to approve and adopt the Merger Agreement and the consummation of the transactions contemplated thereby and the BANC ONE Board recommends that the BANC ONE Shareholders vote to approve the Articles Amendment.

     This section of the Joint Proxy Statement-Prospectus describes certain aspects of the proposed Merger, including the principal provisions of the Merger Agreement and the Option Agreements. Certain capitalized terms used herein without definition shall have the meanings ascribed them in the Merger Agreement or the Option Agreements.

BACKGROUND OF THE MERGER

     BANC ONE is an active acquiror of banking and non-bank financial institutions. Since its formation in 1968, BANC ONE has acquired over 100 banking institutions. BANC ONE has followed a flexible acquisition strategy reflecting a willingness to consider potential acquisitions as opportunities arise based on then-existing market conditions and other circumstances.

     BANC ONE has been familiar with First USA and its profile and performance in the credit card industry since 1985 when the predecessor company to First USA entered the industry. From time to time, representatives of BANC ONE and First USA have had contact in the ordinary course of their businesses.

     In December, 1996, John B. McCoy and William P. Boardman of BANC ONE contacted John C. Tolleson of First USA to ascertain whether First USA might be interested in engaging in a business combination with BANC ONE.

     Mr. Tolleson indicated to Messrs. McCoy and Boardman that First USA might be receptive to such a combination and discussed the potential business combination with legal counsel, members of the First USA Board, executive officers of First USA and First USA's financial advisor in December, 1996. Beginning in early January, 1997, executives of BANC ONE and First USA commenced discussions concerning the terms upon which a possible business combination could be accomplished.

     During the week commencing January 13, 1997, the companies commenced formal due diligence investigations with respect to one another and, together with their legal and financial advisors, met in person and by telephone to negotiate the terms of the proposed Merger and the related Merger Agreement and Option Agreements. The Exchange Ratio and other financial terms of the Merger were negotiated directly by the executive managements of BANC ONE and First USA.

     At a meeting of the BANC ONE Board held on January 19, 1997, Messrs. McCoy and Boardman and other members of BANC ONE management presented the terms of the proposed merger to the BANC ONE Board and discussed with the BANC ONE Board various factors relating to the proposed Merger as described under "-- Reasons for the Merger -- Recommendation of the BANC ONE Board and Reasons for the Merger." Each of Lazard Freres and UBS Securities rendered its opinion that the Exchange Ratio was fair to BANC ONE from a financial point of view. After consideration of the foregoing matters, the BANC ONE Board determined that the Merger was in the best interests of BANC ONE and its shareholders and unanimously approved the Merger Agreement and the Option Agreements and the transactions contemplated thereby.

     At a meeting of the First USA Board held on January 19, 1997, Mr. Tolleson, Mr. Richard W. Vague and other executives of First USA presented the terms of the proposed merger to the First USA Board and discussed with the First USA Board various factors relating to the proposed Merger as described below under "-- Reasons for the Merger -- Recommendation of the First USA Board and Reasons for the Merger." In addition, legal counsel summarized the then current drafts of the Merger Agreement and the Option Agreements and provided advice regarding the First USA Board's legal responsibilities and the fiduciary duties of the directors. Merrill Lynch rendered its opinion that the Exchange Ratio was fair to the First USA Stockholders from a financial point of view. After due consideration of the foregoing matters, the First USA Board determined that the Merger was in the best interests of First USA and its stockholders and unanimously approved the Merger Agreement and the Option Agreements and the transactions contemplated thereby.

     Immediately following the meetings of the BANC ONE Board and First USA Board, the Merger Agreement and the Option Agreements were executed by BANC ONE and First USA.

     On April 23, 1997, in connection with the restatement of certain historical financial statements of First USA related to First USA's adoption of revised accounting policies, BANC ONE and First USA agreed to amend the Merger Agreement
(a) to provide that BANC ONE would not assert such restatement (or certain related effects) as a basis for terminating the Merger Agreement and (b) to remove a provision that had permitted First USA to terminate the Merger Agreement if the market price of BANC ONE Common Stock fell below $38.60 during a specified period shortly before the anticipated Effective Time and BANC ONE did not elect to make a compensatory adjustment to the Exchange Ratio. See "Incorporation of Certain Documents by Reference" and "Summary -- Selected Financial Data."

REASONS FOR THE MERGER

     Recommendation of the BANC ONE Board and Reasons for the Merger. THE BANC ONE BOARD BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, BANC ONE AND THE BANC ONE SHAREHOLDERS. THE BANC ONE BOARD UNANIMOUSLY RECOMMENDS THAT THE BANC ONE SHAREHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER AND THE ISSUANCE OF SHARES OF BANC ONE COMMON STOCK.

     The BANC ONE Board believes that the consummation of the Merger presents a unique opportunity to create a premier national financial services company, which is a leading issuer of credit cards, processor of credit and debit cards and provider of other financial products and services.

     In reaching its conclusion to approve the Merger Agreement and the Option Agreements, the BANC ONE Board reviewed with BANC ONE management, as well as with its financial and legal advisors, a variety of factors, including the following:

          (a) The BANC ONE Board's familiarity with and review of BANC ONE's business, operations, financial condition, earnings and prospects.

          (b) The anticipated effectiveness of the Merger in implementing and accelerating BANC ONE's strategy to be a national financial services provider and the benefits associated with First USA's strong credit card franchise, the depth of its management team and the quality of its operations. In this regard, the BANC ONE Board noted the national reach of First USA's business and the record of First USA's management in achieving earnings growth, as well as the anticipated performance of the combined company's credit card operations after the Merger.

          (c) The business, operations, financial condition, earnings and prospects of each of BANC ONE and First USA. In making its determination, the BANC ONE Board took into account the results of BANC ONE's due diligence review of First USA's business.

          (d) The anticipated financial impact of the proposed transaction on BANC ONE's future financial performance. The BANC ONE Board considered the historical growth rate of the First USA business and the likelihood of a continuation of similar growth over the next several years, and the growth rate anticipated to be available in other businesses in which BANC ONE operates.

          (e) The expectation that the Merger would result in cost synergies for the combined company's credit card operations and result in an advantageous cost structure relative to competitors. The BANC ONE Board noted that, although no assurances could be given that any particular level of cost synergies will be achieved, the managements of BANC ONE and First USA had identified potential synergies in the form of cost savings and loss reductions of at least $180 million, and revenue enhancements and funding advantages of at least $155 million, which could be achieved in the first three years following consummation of the Merger. See "Management and Operations After the Merger."

          (f) The structure of the Merger and the terms of the Merger Agreement and the Option Agreements, including the fact that the fixed Exchange Ratio provides certainty as to the number of shares of BANC ONE Common Stock to be issued in the Merger and that the Merger is intended to qualify for "pooling of interests" accounting treatment. The BANC ONE Board also considered the proposed arrangements with members of management of First USA, including the fact that the combined credit card operations of the resulting company would be consolidated under the leadership of Richard Vague, President of First USA and Chairman and Chief Executive Officer of First USA Bank; the fact that employment and compensation arrangements with key members of the First USA management team had been negotiated and could reasonably be expected to enhance the likelihood of continuity in the First USA management team following the Effective Time (see "-- Interests of Certain Persons in the Merger"); and the fact that Mr. Tolleson would be joining the BANC ONE Board following the Merger.

          (g) The opinions of Lazard Freres and UBS Securities that, as of January 19, 1997, the Exchange Ratio was fair to BANC ONE from a financial point of view. See "-- Fairness Opinions of Financial Advisors -- BANC ONE."

          (h) The combined company's innovative marketing strategies, broader product offerings and substantially increased customer base as well as the enhanced technological, financial and human resources of the combined company. The BANC ONE Board noted the potential for the combined company to leverage First USA's marketing expertise and technological capability through the greater scale and financial resources of BANC ONE's branch banking system.

          (i) The competitive advantage that the combined company would have as one of the largest issuers of credit cards in terms of cardholders and assets, as well as current trends and growth rates in the industry including the growing use of credit cards as a channel for delivering financial services.

          (j) The likelihood of the Merger being approved by the appropriate regulatory authorities. See "-- Regulatory Approvals Required for the Merger."

     The foregoing discussion of the information and factors considered by the BANC ONE Board is not intended to be exhaustive but is believed to include all material factors considered by the BANC ONE Board. In reaching its determination to approve and recommend the Merger, the BANC ONE Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. The BANC ONE Board is unanimous in its recommendation that holders of BANC ONE Common Stock vote for approval and adoption of the Merger Agreement.

     Recommendation of the First USA Board and Reasons for the Merger. THE FIRST USA BOARD BELIEVES THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, FIRST USA AND THE FIRST USA STOCKHOLDERS. ACCORDINGLY, THE FIRST USA BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT THE FIRST USA STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

     The First USA Board believes that the consummation of the Merger presents a unique opportunity to create a premier financial services company and a leading issuer and processor of credit and debit cards and other financial products and services.

     In reaching its conclusion that the Merger is fair to and in the best interests of First USA Stockholders, the First USA Board consulted with First USA management as well as with its financial and legal advisors, and considered a number of factors, including, but not limited to, the following:

          (a) The First USA Board's familiarity with and review of First USA's business, operations, financial condition, earnings and prospects.

          (b) The First USA Board's review, based in part on a presentation by Merrill Lynch, First USA's financial advisor, of (a) the business, operations, financial condition and earnings of BANC ONE on a historical and prospective basis and of the combined company on a pro forma basis, and
     (b) the historical market price and potential future value of the BANC ONE Common Stock, taking into account the anticipated impact of the Merger on the price of the BANC ONE Common Stock over the short term and the long term, the resulting relative interests of First USA Stockholders and BANC ONE Shareholders in the equity of the combined company, and the potential for increased earnings and book value per share for First USA Stockholders as shareholders of the combined company.

          (c) The presentation of Merrill Lynch to the First USA Board on January 19, 1997 in connection with the First USA Board's consideration of the Merger Agreement, and the opinion dated January 19, 1997 of Merrill Lynch that, as of such date, the Exchange Ratio was fair, from a financial point of view, to First USA Stockholders. See "-- Fairness Opinions of Financial Advisors -- First USA."

          (d) The expectation that the Merger would result in cost synergies for the combined company's bankcard operations. The First USA Board noted that, although no assurances can be given that any particular level of cost synergies will be achieved, the managements of First USA and BANC ONE had identified potential synergies in the form of cost savings and loss reductions of at least $180 million, and revenue enhancements and funding advantages of at least $155 million, which could be achieved in the first three years following consummation of the Merger.

          (e) The enhanced potential for marketing First USA's products and services given the broader customer base of the combined company, the ability of the combined company to offer a broader product line to current customers of both companies than is currently available from First USA alone and the ability to market First USA's bankcard products through BANC ONE's branch banking system.

          (f) The competitive advantage that the combined company would have as one of the largest issuers of bankcards in terms of managed credit card receivables, the competitive position of First USA within the industry and current trends in the industry. In particular, the First USA Board considered that the greater scale and financial, technological and human resources of the combined company available to direct toward competition with other issuers of bankcards and other providers of financial products would be more effective than the resources of First USA alone in fulfilling the long-term objective of increasing overall size and enhancing market presence while maintaining asset quality and credit standards.

          (g) The superior credit rating of BANC ONE, which will give the combined company a lower cost of funds than is currently available to First USA.

          (h) The structure of the Merger, which is intended to be tax-free under federal tax laws to First USA and First USA Stockholders and which is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes, and which provides First USA Stockholders an opportunity to participate, as BANC ONE Shareholders, in the anticipated growth of the combined company's business, which the First USA Board believes will provide stockholders with a greater opportunity for long-term appreciation than if First USA remains independent.

          (i) The terms of the Merger, which provide for a fixed exchange ratio of 1.1659 shares of BANC ONE Common Stock for each share of First USA Common Stock, thereby enabling First USA Stockholders to benefit from any increase in the trading price of the BANC ONE Common Stock prior to the Merger while subjecting First USA Stockholders to possible declines in such trading price prior to the Merger, and which represented $52.61 in value of BANC ONE Common Stock to be received for each share of First USA Common Stock in the Merger (based on the closing price of the BANC ONE Common Stock on the NYSE on January 17, 1997, the last trading day prior to the execution and delivery of the Merger Agreement) or a premium of approximately 43% over the $36.75 closing sale price per share of First USA Common Stock on the NYSE on January 17, 1997.

          (j) The other terms of the Merger Agreement and the Merger, including
     (a) the proposed arrangements with respect to First USA's management following the Merger, (b) the conditions to BANC ONE's obligations to consummate the Merger, including that certain executive officers of First USA or its subsidiaries enter into employment agreements with BANC ONE and First USA or one of its subsidiaries prior to the Effective Time, and (c) the conditions to each company's obligations to consummate the Merger, including that each company's shareholders approve the terms of the Merger Agreement and the Merger and that BANC ONE's independent accountants deliver a letter to each company that the Merger will qualify for "pooling of interests" accounting treatment.

          (k) The terms of the Option Agreements, which are reciprocal in nature, including (a) the risk that the existence of the First USA Stock Option Agreement might inhibit other offers from being made, recognizing that the execution of the First USA Stock Option Agreement was a condition to BANC ONE's willingness to enter into the Merger Agreement, (b) that, under certain circumstances, First USA could be required to repurchase the First USA Option and any shares of First USA Common Stock issued thereunder for cash, and (c) that the exercise or repurchase of the First USA Option is likely to prohibit any other acquiror of First USA from accounting for any acquisition of First USA using the "pooling of interests" accounting method.

     The foregoing discussion of the information and factors considered by the First USA Board is not intended to be exhaustive but is believed to include all material factors considered by the First USA Board. In view of the factors considered in connection with its evaluation of the Merger, the First USA Board did not find it practicable to and did not quantify or otherwise assign relative weights to the factors considered in reaching its determination. In addition, individual members of the First USA Board may have given different weights to different factors. For a discussion of the interests of the executive officers and directors of First USA in the Merger, see "-- Interests of Certain Persons in the Merger."

FAIRNESS OPINIONS OF FINANCIAL ADVISORS

     BANC ONE. Lazard Freres and UBS Securities each rendered opinions to the BANC ONE Board on January 19, 1997, to the effect that, at the date of such opinions, the Exchange Ratio in the Merger was fair to BANC ONE from a financial point of view. Each of Lazard Freres and UBS Securities subsequently delivered to the BANC ONE Board a written opinion dated as of the date of this Joint Proxy Statement-Prospectus confirming its opinion of January 19, 1997.

     The full texts of the opinions of Lazard Freres and UBS Securities dated as of the date of this Joint Proxy Statement-Prospectus, which set forth, among other things, assumptions made, procedures followed, matters considered and limits on the review undertaken by Lazard Freres and UBS Securities, are attached as Appendices A and B, respectively, to this Joint Proxy Statement-Prospectus. Holders of BANC ONE Common Stock are urged to read the opinions in their entirety. Lazard Freres' and UBS Securities' opinions are addressed to the BANC ONE Board and do not constitute a recommendation to any BANC ONE Shareholder as to how such shareholder should vote at the BANC ONE Special Meeting. The summary set forth in this Joint Proxy Statement-Prospectus of the opinions of Lazard Freres and UBS Securities is qualified in its entirety by reference to the full text of the opinions attached as Appendices A and B, respectively, to this Joint Proxy Statement-Prospectus.

     In connection with their opinions, Lazard Freres and UBS Securities: (i) reviewed the financial terms and conditions of the Merger Agreement; (ii) analyzed certain historical business and financial information relating to BANC ONE and First USA; (iii) reviewed various financial forecasts and other data provided to them by (a) BANC ONE relating to its businesses, prospects and strategic objectives and to the businesses, prospects and strategic objectives of First USA, and (b) First USA relating to its businesses, prospects and strategic objectives (and Lazard Freres and UBS Securities also reviewed possible financial benefits projected by BANC ONE to be realized in connection with the Merger); (iv) participated in discussions with members of the senior managements of BANC ONE and First USA with respect to the businesses and prospects of BANC ONE and First USA, respectively, the strategic objectives of each, and possible financial benefits which might be realized in connection with the Merger; (v) reviewed public information with respect to certain other companies which Lazard Freres and UBS Securities believe to be relevant or comparable to BANC ONE and First USA, the securities of which are publicly traded; (vi) reviewed the financial terms of certain business combinations or other financial transactions which Lazard Freres and UBS Securities believe to be relevant or comparable to First USA; (vii) reviewed the historical stock prices and trading volumes of shares of BANC ONE Common Stock and First USA Common Stock; and (viii) conducted such other financial studies, analyses and investigations as Lazard Freres and UBS Securities deemed appropriate, including with respect to First USA Paymentech.

     In conducting their review and arriving at their opinions, Lazard Freres and UBS Securities relied upon the accuracy and completeness of the foregoing financial and other information, and did not assume any responsibility for any independent verification of such information. With respect to financial forecasts (including projected cost savings, revenue enhancements, operating synergies and other possible operating and financial benefits), Lazard Freres and UBS Securities assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of management of BANC ONE and First USA as to the future financial performance of BANC ONE and First USA respectively, and Lazard Freres and UBS Securities assumed that such forecasts and projections would be realized in the amounts and at the times contemplated thereby. Lazard Freres and UBS Securities assume no responsibility for and express no view as to such forecasts and projections or the assumptions on which they are based. Lazard Freres and UBS Securities are not experts in the evaluation of loan portfolios or the allowances for loan losses with respect thereto and assumed, with BANC ONE's consent, that such allowances for BANC ONE and First USA are, in the aggregate, adequate to cover such losses. In addition, Lazard Freres and UBS Securities did not review individual credit files nor did they make or obtain any independent evaluation or appraisal of the assets and liabilities of BANC ONE or First USA or any of their respective subsidiaries or affiliates, and Lazard Freres and UBS Securities were not furnished with any such evaluation or appraisal. Lazard Freres and UBS Securities were informed by BANC ONE and assumed, with BANC ONE's consent, that the Merger would be recorded as a "pooling of interests" in accordance with GAAP.

     Lazard Freres' and UBS Securities' opinions were necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard Freres and UBS Securities as of, the date of their opinions.

     In rendering their opinions, Lazard Freres and UBS Securities each assumed that the Merger would be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by BANC ONE and that obtaining the necessary regulatory approvals for the Merger would not have an adverse effect on BANC ONE, First USA or the combined company. No limitations were imposed by BANC ONE upon either Lazard Freres or UBS Securities with respect to the investigations made or procedures followed by such firm in rendering its respective opinion.

     In connection with rendering their opinions to the BANC ONE Board, Lazard Freres and UBS Securities performed a variety of financial analyses in support of their opinions which are summarized below. Lazard Freres and UBS Securities believe that their analyses must be considered as a whole and that selecting portions of their analyses and the factors considered by them, without consideration of all factors and analyses, could create a misleading view of the analyses and the processes underlying Lazard Freres' and UBS Securities' opinions. Lazard Freres and UBS Securities arrived at their opinions based on the results of all the analyses they undertook assessed as a whole, and they did not draw conclusions from or with regard to any one method of analysis. The preparation of a fairness opinion is a complex process involving subjective judgments, and is not necessarily susceptible to partial analyses or summary description. With respect to the comparable company analysis and the consumer finance company transactions, credit card portfolio transactions and bank merger and acquisition transactions analyses summarized below, no public company utilized as a comparison is identical to BANC ONE or First USA, no transaction is identical in nature or rationale to the contemplated transaction between BANC ONE and First USA and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the acquisition or public trading values of the companies concerned. The earnings forecasts and projections furnished by the senior management of BANC ONE and First USA contained in or underlying Lazard Freres' and UBS Securities' analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such forecasts and projections. Neither First USA nor BANC ONE publicly discloses internal management estimates of the type provided to Lazard Freres and UBS Securities in connection with their review of the financial terms of the Merger. The estimates were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Estimates of values of companies or assets do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold.

     The following is a brief summary of the material analyses performed by Lazard Freres and UBS Securities in support of their respective opinions rendered on January 19, 1997, which as indicated above, were confirmed as of the date hereof:

          (a) Transaction Summary. Lazard Freres and UBS Securities reviewed the closing prices for the BANC ONE Common Stock and First USA Common Stock on January 17, 1997 of $45.125 and $36.75, respectively, as well as the Exchange Ratio of 1.1659, resulting in a value per share of First USA Common Stock of $52.61 and an aggregate value of approximately $7.3 billion (based on the acquisition of 139.4 million fully diluted shares of First USA Common Stock, net of option proceeds). This analysis showed that the Exchange Ratio represented a premium of 43% to market price. This analysis also showed that the Exchange Ratio, as a multiple of actual calendar year 1996 and estimated calendar year 1997 earnings per share ("EPS"), represented 25.1x EPS for 1996 and 19.4x EPS for 1997 based upon 1996 EPS, adjusted for certain non-recurring items ("adjusted calendar year 1996 EPS") and First USA management estimates of 1997 EPS. Lazard Freres and UBS Securities also noted that the Merger would result in a combined entity that is the third largest credit card issuer in terms of managed credit card receivables measured as of September 30, 1996.

          (b) Comparable Company Analysis. Lazard Freres and UBS Securities reviewed and compared certain financial, operating and market information of First USA with the following three mono-line credit card issuers that they believed to be appropriate for comparison: Advanta Corp. ("Advanta"), Capital One Financial Corporation ("Capital One") and MBNA Corporation ("MBNA"). This comparison showed that (i) First USA's growth in total managed loans for the period from 1992 to 1995 was 71.4%, as compared to 48.6% for Advanta, 73.9% for Capital One and 39.4% for MBNA; (ii) First USA's net income growth for the period from 1992 to 1995 was 82.7%, as compared to 38.3% for Advanta, 57.7% for Capital One and 26.9% for MBNA;
     (iii) First USA's return on average assets ("ROAA") for the last twelve months ("LTM") ended September 30, 1996 was 3.28%, as compared to 2.65% for Advanta, 2.95% for Capital One and 3.13% for MBNA; (iv) First USA's return on average equity ("ROAE") for the LTM ended September 30, 1996 was 27.94%, as compared to 19.51% for Advanta, 23.83% for Capital One and 32.74% for MBNA; (v) First USA's stock price as a multiple of

     LTM EPS was 18.8x, as compared to 14.1x for Advanta A Shares, 13.1x for Advanta B Shares, 14.7x for Capital One and 25.3x for MBNA; (vi) First USA's stock price as a multiple of adjusted calendar year 1996 EPS was 17.5x, as compared to price/earnings multiples, based upon 1996 estimated EPS (based upon IBES estimates) of 11.1x for Advanta A Shares, 10.3x for Advanta B Shares, 14.6x for Capital One and 18.7x for MBNA; (vii) First USA's stock price as a multiple of First USA management estimated calendar year 1997 EPS was 13.6x, as compared to price/earnings multiples, based upon 1997 estimated EPS (based upon IBES estimates) of 9.3x for Advanta A Shares, 8.6x for Advanta B Shares, 12.1x for Capital One and 15.6x for MBNA; and (viii) First USA's stock price as a multiple of book value per share was 4.26x, as compared to 2.30x for Advanta A Shares, 2.13x for Advanta B Shares, 3.17x for Capital One and 7.15x for MBNA. IBES is a data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors.

          (c) Comparable Credit Card Portfolio Sale Premiums Analysis. Lazard Freres and UBS Securities analyzed 61 selected credit card portfolio sales over the period from 1990 through 1996 for which information was publicly available. This analysis, which was based on the purchase price premium as a percentage of card portfolio assets as reported by selected purchasers and sellers of credit card portfolios, showed that the Exchange Ratio represented a premium to the First USA managed receivables of 25.3%, compared to a high premium of 29.0% and a median premium of 15.5%. The premium to First USA's managed receivables was calculated based on managed receivables at December 31, 1996 of $22.4 billion and an implied premium of $5.7 billion calculated by taking the total transaction value of $7.3 billion and subtracting the sum of (x) the then current market value of First USA's investment in First USA Paymentech and (y) First USA's tangible book value excluding its equity investment in First USA Paymentech.

          (d) Price to Earnings as a Multiple of Growth. Lazard Freres and UBS Securities analyzed 10 commercial bank transactions greater than $500 million in aggregate value since 1995 based upon the financial and market statistics for such transactions as of their respective announcement dates. The transactions analyzed were BANC ONE/Liberty Bancorp, Inc., Crestar Financial Corp./Citizens Bancorporation, Southern National Corp./United Carolina Bancshares, Regions Financial Corp./First National Bancorp, NationsBank Corporation/Bank South Corporation, NationsBank Corporation/ Boatmen's Bancshares, Inc., Mercantile Bancorporation/Mark Twain Bancshares, Bank of Boston Corporation/BayBanks, Inc., Fleet Financial Group, Inc./Shawmut National Corp. and CoreStates Financial Corp./Meridian Bancorp. This analysis showed (i) that the Exchange Ratio represented a price/next twelve months ("NTM") EPS (based on IBES median consensus estimates at the time the Merger was announced) of 20.5x, compared to a high of 18.5x, a median of 16.0x and a low of 13.3x for the selected transactions, (ii) a projected growth rate (based on IBES median consensus estimates at the time the Merger was announced) of 23.0% for First USA, compared to a high of 10.0%, a median of 8.0% and a low of 6.3% for the selected target companies and (iii) as a result, a P/E to growth ratio of 0.9x for the Merger, compared to a high of 2.4x, a median of 2.0x and a low of 1.4x for the selected transactions.

          (e) Comparable Consumer Finance Company Acquisitions Analysis. Lazard Freres and UBS Securities analyzed four consumer finance company acquisitions. The transactions analyzed were Barnett Banks/Oxford Resources, Mercury Finance/Fidelity Acceptance, Southern National/Regional Acceptance and KeyCorp/Auto Finance Group, based upon the financial and market statistics for such transactions as of their respective announcement dates. This analysis showed that the Exchange Ratio represents (i) a price as a multiple of First USA LTM earnings of 25.1x, as compared to a high of 35.7x, a median of 23.7x and a low of 11.0x for the selected transactions and (ii) a price as a multiple of First USA NTM earnings of 19.4x, as compared to a high of 21.3x, a median of 16.9x and a low of 10.0x for the selected transactions.

          (f) Discounted Cash Flow Analysis. Lazard Freres and UBS Securities performed a discounted cash flow analysis to determine the present value per share of First USA Common Stock, including synergies giving effect to the Merger. For purposes of this analysis, Lazard Freres and UBS Securities assumed a growth rate of 21.0% for First USA through the year 2002. Lazard Freres and UBS Securities utilized discount rates ranging from 12.2% to 16.2%, which Lazard Freres and UBS Securities viewed as the appropriate discount rate range based on historical costs of equity and required market returns, and terminal value multiples ranging from 12.3x to 14.3x applied to projected cash earnings for 2002. The analysis showed a range of present values per share of First USA Common Stock including synergies from $60.88 to $83.26. The forecasts and projections furnished to Lazard Freres and UBS Securities for BANC ONE and First USA were prepared by the managements of BANC ONE and First USA, respectively. As a matter of policy, BANC ONE and First USA do not publicly disclose internal management forecasts, projections or estimates of the type furnished to Lazard Freres and UBS Securities in connection with their analysis of the Merger, and such forecasts, projections and estimates were not prepared with a view towards public disclosure. These forecasts, projections and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of management, including, without limitation, general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts, projections and estimates. These discounted cash flow analyses did not purport to be indicative of actual values or expected values of the shares of First USA Common Stock before or BANC ONE Common Stock after the Merger.

          (g) Pro Forma Pooling Acquisition Analysis. Lazard Freres and UBS Securities analyzed certain financial aspects of the Merger on a pro forma "pooling of interests" basis. For purposes of the pooling acquisition analysis, Lazard Freres and UBS Securities relied on certain key assumptions furnished by senior management of BANC ONE and First USA, including the amount and timing of assumed cost savings to be realized after the Merger, the amount and timing of assumed revenue enhancements to be realized after the Merger, the amount and timing of assumed funding advantages to be realized after the Merger, and the amount of restructuring charges to be incurred. These assumptions were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic, market and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such assumptions. Based on these assumptions, Lazard Freres' and UBS Securities' pro forma pooling acquisition analysis of the Merger from BANC ONE's perspective showed that the Merger, compared to continued operation of BANC ONE on a stand-alone basis, would result in pro forma EPS dilution of 7.0% and 0.0% in 1997 and 1998, respectively, and accretion of 3.3% and 4.7% in 1999 and 2000, respectively.

     In connection with its opinion dated the date of this Joint Proxy Statement-Prospectus, each of Lazard Freres and UBS Securities performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses described above were based and the factors considered in connection therewith (including, without limitation, the restatement of certain financial statements of First USA). Neither Lazard Freres nor UBS Securities performed any analyses in addition to those described in updating its January 19, 1997 opinion.

     The BANC ONE Board retained Lazard Freres and UBS Securities based upon the recognized experience and expertise of Lazard Freres' and UBS Securities' financial institutions groups. Lazard Freres and UBS Securities are internationally recognized investment banking and advisory firms. Lazard Freres and UBS Securities, as part of their investment banking and advisory businesses, are continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. BANC ONE selected Lazard Freres and UBS Securities as its financial advisers because of their reputation and because of their substantial experience in transactions such as the Merger. Lazard Freres and UBS Securities each have from time to time provided investment banking and financial advisory services to BANC ONE. In addition, UBS Securities or its affiliates have from time to time provided lending and investment banking services to First USA for which UBS Securities or its affiliates have received fees or other consideration for such services. In the ordinary course of business and subject to certain restrictions, Lazard Freres and UBS Securities and their respective affiliates may actively trade the equity and debt securities of First USA and BANC ONE for their own accounts and for the accounts of their customers and, accordingly, at any time may hold a long or short position in such securities.

     BANC ONE and Lazard Freres and UBS Securities have entered into a letter agreement, dated January 9, 1997, relating to the services to be provided by Lazard Freres and UBS Securities in connection with the Merger (the "Lazard Freres and UBS Engagement Letter"). BANC ONE has agreed to pay each of Lazard Freres' and UBS Securities' fees as follows: (i) a retainer of $250,000, payable upon execution of the Lazard Freres and UBS Engagement Letter; (ii) an additional fee of $1,000,000, payable upon the execution of the Merger Agreement; (iii) an additional fee of $2,000,000, payable upon the mailing of a definitive proxy statement for the Merger; and (iv) an additional fee equal to $6,600,000 (less any fees paid under the preceding clauses (i), (ii) and (iii)), payable upon the consummation of the Merger. In the Lazard Freres and UBS Engagement Letter, BANC ONE also has agreed to reimburse each of Lazard Freres and UBS Securities for all its out-of-pocket expenses, including fees and expenses of legal counsel. Pursuant to additional letter agreements, each dated January 9, 1997, BANC ONE also has agreed to indemnify Lazard Freres and UBS Securities, respectively, against certain liabilities, including liabilities under the federal securities laws. As of April 28, 1997, $1,250,000 had been paid to each of Lazard Freres and UBS Securities under this arrangement.

     First USA. Merrill Lynch first began to act as First USA's financial advisor in connection with the Merger in December, 1996 (and was formally retained as First USA's financial advisor pursuant to a letter agreement dated January 2, 1997) based upon its qualifications, experience and reputation, as well as upon Merrill Lynch's prior investment banking relationship and general familiarity with First USA. At the January 19, 1997 meeting of the First USA Board, Merrill Lynch rendered an opinion to the First USA Board that, as of such date, the proposed Exchange Ratio in the Merger was fair from a financial point of view to the First USA Stockholders (other than BANC ONE and its affiliates). Merrill Lynch subsequently delivered to the First USA Board a written opinion dated as of the date of this Joint Proxy Statement-Prospectus confirming its opinion of January 19, 1997.

     The full text of Merrill Lynch's opinion dated as of the date of this Joint Proxy Statement-Prospectus, which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the scope of review undertaken, is attached as Appendix C to this Joint Proxy Statement-Prospectus and is incorporated herein by reference. First USA Stockholders are urged to read the Merrill Lynch opinion dated as of this Joint Proxy Statement-Prospectus in its entirety. This summary of the opinion of Merrill Lynch set forth in this Joint Proxy Statement-Prospectus is qualified in its entirety by reference to the full text of such opinion.

     Merrill Lynch's opinions are directed to the First USA Board and address only the Exchange Ratio. They do not address the underlying business decision to proceed with the Merger and do not constitute, nor should they be construed as, a recommendation to any First USA Stockholder as to how such Stockholder should vote at the First USA Special Meeting or any other matter in connection therewith.

     In arriving at its opinion dated as of the date of this Joint Proxy Statement-Prospectus, among other things, Merrill Lynch has: (i) reviewed First USA's Annual Reports, Forms 10-K and related audited financial information for the three fiscal years ended June 30, 1996 (as amended, in the case of the Form 10-K for the fiscal year ended June 30, 1996, by Amendment No. 1 on Form 10-K/A filed on April 24, 1997) and First USA's Forms 10-Q and related unaudited financial information for the quarterly periods ended September 30, 1996 and December 31, 1996 (each as amended by the respective Amendment No. 1 on Form 10-Q/A filed on April 24, 1997); (ii) reviewed BANC ONE's Annual Reports, Forms 10-K and related audited financial information for the four fiscal years ended December 31, 1996; (iii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of First USA and BANC ONE, prepared by First USA and BANC ONE, respectively, and furnished to Merrill Lynch by First USA and BANC ONE, respectively; (iv) conducted discussions with members of senior management of First USA and BANC ONE concerning the respective financial condition, business, earnings and assets and management's respective views as to the future financial performance, growth rates, business and prospects of First USA and BANC ONE on both a stand-alone and a combined basis; (v) reviewed the historical market prices and trading activity for the First USA Common Stock and the BANC ONE Common Stock and compared them with those of certain publicly traded companies which Merrill Lynch deemed to be relevant; (vi) compared the respective results of operations of First USA and BANC ONE with those of certain publicly traded companies which Merrill Lynch deemed to be relevant; (vii) compared the proposed financial terms of the Merger with the financial terms of certain other mergers and acquisitions which Merrill Lynch deemed to be relevant; (viii) analyzed, based on information provided to Merrill Lynch by senior management of First USA and BANC ONE, the pro forma effect of the Merger on BANC ONE's earnings and capitalization ratios; (ix) reviewed the Merger Agreement;
(x) reviewed the BANC ONE Stock Option Agreement and the First USA Stock Option Agreement; and (xi) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as it deemed necessary to the rendering of its opinion.

     In preparing its opinions, Merrill Lynch assumed and relied upon the accuracy and completeness of all financial and other information supplied or otherwise made available to it for purposes of its opinions, and did not assume any responsibility for independently verifying such information or undertaking an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of BANC ONE or First USA or any of their subsidiaries, nor has Merrill Lynch undertaken or been furnished any such evaluation or appraisal. Merrill Lynch also assumed and relied upon the senior management of BANC ONE and First USA as to the reasonableness and achievability of the financial and operating forecasts (and the assumptions and bases therefor) provided to Merrill Lynch. In that regard, Merrill Lynch assumed, with First USA's consent, that such forecasts, including, without limitation, financial forecasts, projected cost savings and operating synergies resulting from the Merger, reflect the best currently available estimates and judgments of management as to the future financial performance of BANC ONE and First USA. Merrill Lynch is not an expert in the evaluation of allowances for loan losses, and Merrill Lynch did not undertake an independent evaluation of the adequacy of the allowance for loan losses of BANC ONE or First USA nor did Merrill Lynch review any individual credit files, and Merrill Lynch assumed that the aggregate allowances for loan losses of BANC ONE and First USA are adequate to cover such losses. As a matter of policy, First USA does not publicly disclose internal management forecasts, projections or estimates of the type furnished to Merrill Lynch, Lazard Freres and UBS Securities in connection with their analysis of the Merger, and such forecasts, projections and estimates were not prepared with a view towards public disclosure. These forecasts, projections and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of management, including, without limitation, general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts, projections and estimates. See "Incorporation of Certain Documents by Reference."

     Merrill Lynch's opinions are predicated on the Merger receiving the tax and accounting treatment contemplated by the Merger Agreement. Merrill Lynch's opinions were necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of such opinions. In connection with its engagement as financial advisor and the preparation of its opinion, Merrill Lynch was not retained by First USA or the First USA Board to solicit, and Merrill Lynch did not solicit, proposals from third parties for the acquisition of all or any part of First USA. No limitations were imposed by First USA on the scope of Merrill Lynch's investigation or on the procedures followed by Merrill Lynch in rendering its opinion.

     In connection with rendering its opinion, Merrill Lynch performed a variety of financial analyses, consisting of those summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by Merrill Lynch in this regard, although it describes all material analyses performed by Merrill Lynch. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate factors summarized below, Merrill Lynch believes that its analyses must be considered in their entirety and that selecting portions of its analyses and factors considered by it, without considering all analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying Merrill Lynch's opinions. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that such analysis was given more weight than any other analysis.

     In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, all of which are beyond the control of Merrill Lynch, First USA and BANC ONE. The analyses performed by Merrill Lynch are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, the analyses do not purport to be appraisals or to reflect the prices at which any securities of First USA or BANC ONE may trade at the present time or at any time in the future. Such analyses were prepared solely as part of Merrill Lynch's analysis of the fairness of the Exchange Ratio to the First USA Stockholders (other than BANC ONE and its affiliates) and were provided to the First USA Board in connection with the delivery of Merrill Lynch's opinions. With respect to the comparison of selected companies analysis summarized below, no public company utilized as a comparison is identical to First USA or BANC ONE, and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the companies concerned.

     The following is a summary of the material analyses presented by Merrill Lynch to the First USA Board in connection with its January 19, 1997 opinion, which, as indicated above, was confirmed as of the date hereof.

     (a) Offer Valuation. Merrill Lynch reviewed the terms of the proposed transaction, including the Exchange Ratio and the aggregate transaction value. Merrill Lynch reviewed the implied value of the consideration offered based upon the closing share price of BANC ONE Common Stock on January 17, 1997 (the last trading day prior to the announcement of the Merger), which indicated that the implied value of the consideration offered in the BANC ONE proposal was approximately $52.61 per share of First USA Common Stock, representing a 43.2% premium to the January 17, 1997 First USA Common Stock closing market price of $36.75 per share (the "First USA January 17 Closing Price"), or a total transaction value of approximately $7.333 billion based upon 139.4 million fully diluted shares of First USA Common Stock outstanding. In addition, Merrill Lynch reviewed the implied value of the consideration offered based upon the average closing share prices of BANC ONE Common Stock for each of the five-day, 10-day and 20-day periods ending on January 17, 1997 and the First USA January 17, 1997 Closing Price as well as the high and low closing price of First USA Common Stock for the 12-week period preceding the announcement of the Merger, which resulted in a range of premiums of 40.3% to 83.4%. Based on the aggregate consideration offered using the January 17, 1997 closing market price for BANC ONE Common Stock, Merrill Lynch calculated the multiples of implied offer value to fully diluted book value per share, implied offer value to fully diluted tangible book value per share, implied offer value to EPS for the 12 months ended December 31, 1996 and implied offer value to First USA management's estimated 1997 calendar year EPS in the contemplated transaction. This analysis resulted in the following multiples: an implied offer value to fully diluted book value per share multiple of 6.39x; an implied offer value to fully diluted tangible book value per share multiple of 8.68x; an implied offer value to EPS for the 12 months ended December 31, 1996 multiple of 25.05x; and an implied offer value to First USA management's estimated 1997 EPS multiple of 19.41x. Merrill Lynch also calculated the pro forma dividend payable of $1.59 with respect to each share of First USA Common Stock after giving effect to the Merger, representing a premium of 560.7% to First USA's historical dividend per share of $0.24, based on BANC ONE's existing dividend per share of $1.36 converted at the Exchange Ratio; the pro forma fully diluted EPS of $3.88 attributable to First USA Common Stock after giving effect to the Merger, representing a premium of 43.2% to First USA's estimated 1997 EPS on a stand-alone basis of $2.71, based on estimated fully diluted 1997 BANC ONE EPS of $3.59 as published by First Call (a financial data service company); and the pro forma fully diluted book value per share of $18.23 attributable to First USA Common Stock after giving effect to the Merger, representing a premium of 122.1% to First USA's book value per share as of September 30, 1996 of $8.21, based on the fully diluted book value per share of BANC ONE as of September 30, 1996 of $19.20.

     (b) Pro Forma Merger Analysis. Based on projections provided by First USA and BANC ONE, Merrill Lynch analyzed certain pro forma effects resulting from the Merger. This analysis indicated that the transaction would be dilutive to projected EPS of BANC ONE Common Stock in 1997 (before the one-time charge associated with the Merger) and 1998 and slightly accretive in 1999, and that the Merger was dilutive to BANC ONE's tangible book value per share.

     (c) Contribution Analysis. Merrill Lynch reviewed the relative contributions to be made by First USA and BANC ONE to the combined entity. The financial and operating information reviewed in such analysis included total assets, total assets including securitized receivables, managed credit card receivables, total equity, twelve months' revenues through September 30, 1996, twelve months' pre-tax income through September 30, 1996, historical net income for the calendar years ended December 31, 1995 and 1996 and estimated net income for the calendar years ending December 31, 1997 and 1998 (calculated as the product of the number of fully diluted shares outstanding and First Call EPS estimates). Merrill Lynch also analyzed the fully diluted market capitalization of the combined entity. This analysis showed that, while the First USA Stockholders would own approximately 26.8% of the outstanding shares of the combined entity based upon the Exchange Ratio, First USA was contributing 9.6% of total assets, 21.4% of total assets including securitized receivables, 63.9% of managed credit card receivables, 12.7% of total equity, 11.2% of twelve months' revenues through September 30, 1996, 16.4% of twelve months' pre-tax income through September 30, 1996, 14.2% and 17.1% of historical net income for the calendar years ended December 31, 1995 and 1996, respectively, 19.3% and 21.1% of estimated net income for the calendar years ending December 31, 1997 and 1998, respectively, and 20.5% of the fully diluted market capitalization of the combined entity based on January 17, 1997 closing market prices.

     (d) Discounted Dividend Stream Analysis. Using a discounted dividend stream analysis, Merrill Lynch estimated the present value of the future streams of after-tax cash flows that First USA could produce on a stand-alone basis (and excluding the contribution of First USA's approximately 57% interest in First USA Paymentech to such cash flows) from 1997 through 2001 and distribute to stockholders ("Dividendable Net Income"). In this analysis, Merrill Lynch assumed that First USA performed in accordance with the earnings forecasts provided to Merrill Lynch by First USA's senior management and, assuming a 20% growth rate, projected the maximum dividends that would permit First USA's tangible equity to tangible asset ratio to be maintained at a minimum 10.05% level. Merrill Lynch calculated the sum of (i) the terminal values per share of First USA Common Stock (excluding the incremental value attributable to the operations of First USA Paymentech) based on assumed multiples of First USA's projected 2002 net income (less amortization) ranging from 11x to 13x plus (ii) the projected 1997-2001 five-year Dividendable Net Income streams per share, in each case, discounted to present values at assumed discount rates ranging from 16% to 17%. This discounted dividend stream analysis indicated a reference range of $39.87 to $47.26 per share of First USA Common Stock (excluding the incremental value attributable to the operations of First USA Paymentech). Together with the proportionate per share market value of First USA Paymentech to reflect First USA's approximately 57% interest in First USA Paymentech ($4.72 as of January 17, 1997), the discounted dividend stream analysis indicates a reference range of $44.59 to $51.98 per share of First USA Common Stock.

     Merrill Lynch also estimated the present value of the Dividendable Net Income that BANC ONE could produce on a stand-alone basis from 1997 through 2001. In this analysis, Merrill Lynch assumed that BANC ONE performed in accordance with the earnings forecasts provided to Merrill Lynch by BANC ONE's senior management and projected the maximum dividends that would permit BANC ONE's tangible common equity to tangible asset ratio to be maintained at a minimum 6.5% level. Merrill Lynch calculated the sum of (i) the terminal values per share of BANC ONE Common Stock based on assumed multiples of BANC ONE's projected 2002 net income (less amortization) ranging from 9.0x to 11.0x plus
(ii) the projected 1997-2001 five-year Dividendable Net Income streams per share, in each case, discounted to present values at assumed discount rates ranging from 14% to 15%. This discounted dividend stream analysis indicated a reference range of $43.23 and $51.14 per share of BANC ONE Common Stock.

     (e) Analysis of Selected Acquisition Transactions. Merrill Lynch reviewed publicly available information regarding transactions involving the acquisition of credit card portfolios in the United States with a value of greater than $15 million which had occurred since January 1, 1995. Merrill Lynch calculated the premium of the purchase price paid in such acquisitions to the value of the managed receivables being acquired, which Merrill Lynch determined resulted in a relevant range of premiums of 15% to 20%. Merrill Lynch then calculated the range of implied offer values for First USA based on such premiums, resulting in an indicated range of $36.60 to $44.71 per share, as compared to the implied offer value of $52.61 in the Merger.

     No company or transaction used in the above analysis as a comparison is identical to First USA, BANC ONE or the contemplated transaction. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the value of the companies to which they are being compared. Mathematical analysis (such as determining the mean or median) is not, in itself, a meaningful method of using comparable company data.

     (f) Comparison of Selected Companies. Merrill Lynch reviewed and compared certain financial information, ratios and public market multiples relating to First USA to the publicly available corresponding data compiled by First Call for a group of selected credit card companies which Merrill Lynch deemed to be relevant, consisting of MBNA, Advanta (with respect to which Merrill Lynch used the weighted average by market capitalization of the financial information for the Advanta Class A Common Stock and Class B Common Stock) and Capital One (collectively, the "First USA Selected Companies"). Based on a review of such information for the First USA Selected Companies, Merrill Lynch determined: (i) the relevant range based on the mean and median for estimated 1996 and 1997 EPS multiples for the First USA Selected Companies (based on January 17, 1997 closing market prices and projected EPS for the applicable year ended December 31 as reported by First Call for the First USA Selected Companies) to be 14.6x to 16.2x and 12.1x to 13.3x, respectively, resulting in an implied valuation range for First USA of $30.66 to $34.02 per share and $32.79 to $36.04 per share, respectively (based on actual 1996 EPS and First USA management's projected 1997 EPS for First USA); (ii) the relevant range based on the mean and median for book value multiples for the First USA Selected Companies (based on January 17, 1997 closing market prices and book value at September 30, 1996) to be 3.2x to 4.4x, resulting in an implied valuation range for First USA of $26.27 to $36.12 per share (based on First USA's book value at September 30, 1996 of $8.21 per share); and (iii) the relevant range based on the mean and median for the premium to managed receivables for the First USA Selected Companies to be 12.74% to 16.58%, resulting in an implied valuation range for First USA of $32.93 to $39.16 per share. Merrill Lynch further observed that if an assumed premium of 20% and 40% were applied to the low- and high-end of such multiples, respectively, to give effect to a hypothetical merger transaction, the resulting adjusted implied valuation ranges for First USA would be as follows: a range of $36.79 to $47.63 per share and $39.35 to $50.46 per share based on actual 1996 and projected 1997 EPS multiples, respectively; a range of $31.53 to $50.57 per share based on book value; and a range of $39.52 to $54.83 per share based on premium to managed receivables.

     Merrill Lynch also reviewed and compared certain financial information, ratios and public market multiples relating to BANC ONE to the publicly available corresponding data for a group of 26 bank holding companies with assets greater than $20 billion which Merrill Lynch deemed to be relevant (collectively, the "BANC ONE Selected Companies").

     Based on a review of such information for the BANC ONE Selected Companies, Merrill Lynch determined: (i) the relevant range based on the mean and median for estimated 1996 and 1997 EPS multiples for the BANC ONE Selected Companies (based on January 17, 1997 closing market prices and EPS for the applicable year ended December 31 as reported by First Call for the BANC ONE Selected Companies) to be 14.2x to 14.9x and 12.9x to 13.3x, respectively, resulting in an implied valuation range for BANC ONE of $45.72 to $47.98 per share and $46.31 to $47.75 per share, respectively (based on projected 1996 and 1997 EPS for BANC ONE as reported by First Call); (ii) the relevant range based on the mean and median for book value multiples for the BANC ONE Selected Companies (based on January 17, 1997 closing market prices and book value at September 30, 1996) to be 2.4x to 2.5x, resulting in an implied valuation range for BANC ONE of $46.08 to $48.00 per share (based on BANC ONE's book value at September 30, 1996 of $19.20 per share); and (iii) the relevant range based on the mean and median for tangible book value multiples for the BANC ONE Selected Companies (based on January 17, 1997 closing market prices and tangible book value at September 30,
1996) to be 2.9x to 3.1x, resulting in an implied valuation range for BANC ONE of $50.49 to $53.97 per share (based on BANC ONE's tangible book value at September 30, 1996 of $17.41 per share).

     In connection with its opinion dated the date of this Joint Proxy Statement -- Prospectus, Merrill Lynch performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses described above were based and the factors considered in connection therewith. Merrill Lynch did not perform any analyses in addition to those described in updating its January 19, 1997 opinion.

     Merrill Lynch has been retained by the First USA Board as an independent contractor to act as financial advisor to First USA with respect to the Merger and will receive a fee for its services. Merrill Lynch is a nationally recognized investment banking firm which, among other things, regularly engages in the valuation of businesses and securities, including banking institutions, in connection with mergers and acquisitions. Merrill Lynch has in the past two years provided financial advisory, investment banking and other services to First USA, First USA Paymentech and BANC ONE and has received customary fees for the rendering of such services. In addition, in the ordinary course of its securities business, Merrill Lynch may actively trade debt and/or equity securities of First USA, First USA Paymentech and BANC ONE for its own account and the accounts of its customers, and Merrill Lynch, therefore, may from time to time hold a long or short position in such securities.

     First USA and Merrill Lynch have entered into a letter agreement, dated January 2, 1997, relating to the services to be provided by Merrill Lynch in connection with the Merger. First USA has agreed to pay Merrill Lynch fees as follows: (i) a cash fee of $3,000,000, which was paid immediately after execution of the Merger Agreement, and (ii) a cash transaction fee of $20,000,000 (less the fees paid to Merrill Lynch pursuant to (i) above) to be paid upon the Closing. In such letter, First USA also agreed to reimburse Merrill Lynch for its reasonable and necessary out-of-pocket expenses incurred in connection with its advisory work, including the reasonable fees and disbursements of its legal counsel, and to indemnify Merrill Lynch against certain liabilities relating to or arising out of the Merger, including liabilities which might arise under the federal securities laws. In addition to the fees paid or payable to Merrill Lynch as described above, Merrill Lynch and its affiliates have received an aggregate amount of $21,925,900 from First USA, First USA Bank and First USA Paymentech from January 1, 1995 to the date of this Joint Proxy Statement-Prospectus, consisting of underwriting and advisory fees, and an affiliate of Merrill Lynch received $3,464,000 in March, 1995 as proceeds from the secondary offering and sale of shares of First USA owned by it.

STRUCTURE OF THE MERGER

     Subject to the terms and conditions of the Merger Agreement and in accordance with the Ohio Law and the Delaware Law, at the Effective Time, First USA will merge with and into BANC ONE. BANC ONE will be the Surviving Corporation in the Merger, and will continue its corporate existence under the laws of the State of Ohio under the name "BANC ONE CORPORATION." At the Effective Time, the separate corporate existence of First USA will terminate. The BANC ONE Articles of Incorporation, as in effect immediately prior to the Effective Time, will be the articles of incorporation of the Surviving Corporation and the BANC ONE Regulations, as in effect immediately prior to the Effective Time, will be the code of regulations of the Surviving Corporation.

CONVERSION OF FIRST USA COMMON STOCK; TREATMENT OF FIRST USA STOCK OPTIONS

     At the Effective Time, each share of First USA Common Stock outstanding, other than shares held in First USA's treasury or held by BANC ONE or First USA or any subsidiary thereof (except, in both cases, for shares held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties ("Trust Account Shares") or in respect of a debt previously contracted ("DPC Shares")), will be converted into the right to receive a number of shares of BANC ONE Common Stock equal to the Exchange Ratio, 1.1659, subject to antidilution adjustments as provided in the Merger Agreement. Because the Exchange Ratio is fixed and because the market price of BANC ONE Common Stock is subject to fluctuation, the value of the shares of BANC ONE Common Stock that holders of First USA Common Stock will receive in the Merger may increase or decrease prior to and following the Merger.

     Pursuant to the Merger Agreement, First USA has called for redemption all of the outstanding shares of First USA Convertible Preferred Stock on and as of May 20, 1997, the date on which the First USA Convertible Preferred Stock becomes convertible at the option of First USA. Upon such redemption, all such shares of First USA Convertible Preferred Stock will be redeemed for shares of First USA Common Stock and accordingly no shares of First USA Convertible Preferred Stock will be outstanding at the Effective Time.

     Each outstanding share of First USA Common Stock owned by BANC ONE or its subsidiaries or First USA or its subsidiaries (other than Trust Account Shares or DPC Shares) or by First USA as treasury stock will be cancelled at the Effective Time and will cease to exist, and no BANC ONE Common Stock or other consideration will be delivered in exchange therefor. All shares of BANC ONE Common Stock or BANC ONE Convertible Preferred Stock that are owned by First USA (except for Trust Account Shares or DPC Shares) will become treasury stock of BANC ONE. Except for the foregoing, shares of BANC ONE Common Stock and BANC ONE Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time will remain issued and outstanding immediately after the Merger.

     Each stock option to acquire First USA Common Stock granted under the First USA Stock Plans which is outstanding and unexercised immediately prior to the Effective Time will be converted automatically at the Effective Time into, and will become, a stock option to purchase BANC ONE Common Stock and will continue to be governed by the terms of the First USA Stock Plans, which will be assumed by BANC ONE. In each case, (i) the number of shares of BANC ONE Common Stock subject to the BANC ONE option will be equal to the product of the number of shares of First USA Common Stock subject to the First USA option and the Exchange Ratio, rounded to the nearest whole share, and (ii) the exercise price per share of BANC ONE Common Stock subject to the BANC ONE option will be equal to the exercise price per share of First USA Common Stock under the First USA option divided by the Exchange Ratio, rounded down to the nearest whole cent. The duration and other terms of each such BANC ONE option will be substantially the same as the prior First USA option. Pursuant to the First USA Stock Plans, each First USA option, if not already exercisable in full, will become exercisable in full upon approval of the Merger by the First USA Stockholders at the First USA Special Meeting.

EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

     First USA. At or prior to the Effective Time, BANC ONE will deposit, or cause to be deposited, with a bank or trust company selected by BANC ONE (the "Exchange Agent"), for the benefit of the holders of certificates of First USA Common Stock, certificates representing the shares of BANC ONE Common Stock and cash in lieu of any fractional shares (such certificates and cash, together with any dividends or distributions with respect thereto, being referred to herein as the "Exchange Fund") to be issued pursuant to the Merger Agreement in exchange for outstanding shares of First USA Common Stock.

     As soon as is practicable after the Effective Time, a form of transmittal letter will be mailed by the Exchange Agent to the holders of First USA Common Stock. The form of transmittal letter will contain instructions with respect to the surrender of certificates representing First USA Common Stock.

     FIRST USA STOCK CERTIFICATES SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY AND SHOULD NOT BE FORWARDED TO THE EXCHANGE AGENT UNLESS AND UNTIL THE FIRST USA STOCKHOLDER RECEIVES A LETTER OF TRANSMITTAL FOLLOWING THE EFFECTIVE TIME.

     Until the certificates representing First USA Common Stock are surrendered for exchange after the Effective Time, holders of such certificates or receipts will accrue but will not be paid dividends or other distributions declared after the Effective Time with respect to BANC ONE Common Stock into which their shares have been converted. When such certificates or receipts are surrendered, any unpaid dividends or other distributions will be paid, without interest. After the Effective Time, there will be no transfers on the stock transfer books of First USA of shares of First USA Common Stock issued and outstanding immediately prior to the Effective Time. If certificates representing shares of First USA Common Stock are presented after the Effective Time, they will be cancelled and exchanged for the relevant certificate representing the applicable shares of BANC ONE Common Stock.

     No fractional shares of BANC ONE Common Stock will be issued to any holder of First USA Common Stock upon consummation of the Merger. For each fractional share that would otherwise be issued, BANC ONE will pay cash in an amount equal to such fraction multiplied by the average of the closing sale prices of BANC ONE Common Stock on the NYSE as reported by The Wall Street Journal for the five trading days ending on the second to last trading day prior to the Effective Time. No interest will be paid or accrued on the cash in lieu of fractional shares payable to holders of such certificates.

     Neither BANC ONE nor First USA nor any other person will be liable to any former holder of First USA Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     If a certificate for First USA Common Stock has been lost, stolen or destroyed, the Exchange Agent will issue the consideration properly payable in accordance with the Merger Agreement upon receipt of appropriate evidence as to such loss, theft or destruction, appropriate evidence as to the ownership of such certificate by the claimant, and appropriate and customary indemnification.

     For a description of the BANC ONE Common Stock and a description of the differences between the rights of the holders of BANC ONE Common Stock and First USA Common Stock, see "Comparison of Shareholder Rights."

     BANC ONE. Shares of BANC ONE Capital Stock issued and outstanding immediately prior to the Effective Time will remain issued and outstanding and be unaffected by the Merger, and holders of such stock will not be required to exchange the certificates representing such stock or take any other action by reason of the consummation of the Merger.

EFFECTIVE TIME

     The Effective Time will be as set forth in the certificate of merger which will be filed with the Secretary of State of the State of Ohio (the "Ohio Certificate of Merger") and in the certificate of merger which will be filed with the Secretary of State of the State of Delaware (the "Delaware Certificate of Merger") on the closing date of the Merger (the "Closing Date"). The Closing Date will occur on a date to be specified by the parties which shall be no later than three business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions precedent to the Merger set forth in Article VII of the Merger Agreement. BANC ONE and First USA each anticipate that the Merger will be consummated during the fiscal quarter ending June 30, 1997 and after the redemption of the First USA Convertible Preferred Stock, which will be effected on May 20, 1997, the date on which the First USA Convertible Preferred Stock becomes convertible at the option of First USA. However, the consummation of the Merger could be delayed as a result of delays in obtaining the Requisite Regulatory Approvals (as defined herein). There can be no assurances as to if or when such approvals will be obtained or that the Merger will be consummated. If the Merger is not effected on or before December 31, 1997, the Merger Agreement may be terminated by either BANC ONE or First USA, unless the failure to effect the Merger by such date is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe the covenants and agreements of such party set forth therein. See "-- Conditions to the Consummation of the Merger" and "-- Regulatory Approvals Required for the Merger."

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains representations and warranties of BANC ONE and First USA as to, among other things, (i) the corporate organization and existence of each party and its subsidiaries; (ii) the capitalization of each party and its subsidiaries; (iii) the corporate power and authority of each party; (iv) the compliance of the Merger Agreement with (a) the charter and by-laws of each party, (b) applicable law, and (c) certain material agreements;
(v) governmental and third-party approvals; (vi) the timely filing of required regulatory reports; (vii) each party's financial statements and filings with the Commission; (viii) the absence of certain changes in each party's business since September 30, 1996; (ix) the absence of material legal proceedings; (x) the filing and accuracy of each party's tax returns; (xi) each party's employee benefit plans and related matters; (xii) each party's compliance with applicable law; (xiii) the absence of material defaults under certain contracts; (xiv) agreements between each party and regulatory agencies; (xv) the absence of undisclosed liabilities; (xvi) in the case of First USA, the inapplicability to the Merger of the Delaware takeover law or any other applicable state takeover law; (xvii) "pooling of interests" accounting treatment; (xviii) the absence of environmental liabilities; (xix) reasonably adequate insurance coverage; (xx) in the case of First USA, First USA not conducting activities prohibited for a bank holding company; (xxi) in the case of First USA, First USA's title to its investment securities; and (xxii) in the case of First USA, the validity of First USA's interest rate risk management instruments.

CONDUCT OF BUSINESS PENDING THE MERGER AND OTHER AGREEMENTS

     Pursuant to the Merger Agreement, prior to the Effective Time, BANC ONE and First USA have each agreed to, and to cause their respective subsidiaries to,
(i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and, in the case of First USA, retain the services of its officers and key employees, and (iii) take no action which would adversely affect or delay in any material respect the ability of either BANC ONE or First USA to obtain Requisite Regulatory Approvals required for the transactions contemplated by the Merger Agreement or to perform its covenants and agreements under the Merger Agreement or the First USA Option Agreement.

     BANC ONE and First USA have also agreed to use their best efforts to promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings, and to obtain and to cooperate in obtaining permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the transactions contemplated by the Merger Agreement and to comply with the terms and conditions of all such permits, consents, approvals and authorizations. BANC ONE and First USA have each agreed upon request to furnish to the other party all information concerning themselves and their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Merger. BANC ONE and First USA have also agreed, subject to the terms and conditions of the Merger Agreement, to use their best efforts to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries and to consummate the Merger. BANC ONE also agreed to use its best efforts to cause the shares of BANC ONE Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance.

     BANC ONE and First USA have further agreed to give the other party access to all of its properties, books, contracts, commitments and records and to furnish information concerning its businesses, properties and personnel, subject to the restrictions set forth in the Merger Agreement.

     In addition, except as expressly contemplated by the Merger Agreement or specified in a schedule thereto or by the First USA Stock Option Agreement, First USA has agreed that, without the consent of BANC ONE, it will not, among other things (it being agreed in the Merger Agreement that the following do not restrict the conduct of the business and operations of First USA Paymentech by its management or board of directors):

          (i) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance existing short-term indebtedness and indebtedness of First USA or any of its subsidiaries to First USA or any of its subsidiaries and indebtedness under existing lines of credit), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance;

          (ii) adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend (except for regular quarterly cash dividends on First USA Capital Stock and dividends paid in the ordinary course of business by any subsidiaries of First USA) or make any other distribution on, or, directly or indirectly, redeem (except as provided in the Merger Agreement) purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or grant any stock appreciation rights ("SARs"); grant any individual, corporation or other entity any right to acquire any shares of its capital stock; issue any additional shares of capital stock except pursuant to (a) the exercise of stock options outstanding as of the date of the Merger Agreement, or options or restricted stock issued with BANC ONE's consent (which shall not be unreasonably withheld) in connection with the hiring of new employees in the ordinary course of business consistent with past practice, and, in an amount not to exceed 45,000 shares of First USA Common Stock per quarter, pursuant to the First USA Dividend Reinvestment Plan (the "First USA DRP") and, in an amount not to exceed 80,000 shares of First USA Common Stock per quarter, pursuant to the Employee Stock Purchase Plan of First USA, (b) the First USA Convertible Preferred Stock, (c) the First USA Option Agreement or (d) up to 60,000 shares issuable pursuant to the First USA Amended and Restated Outside Directors Plan, if the Closing occurs after November 1, 1997; or enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

          (iii) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets, including, without limitation, capital stock in any subsidiaries of First USA, to any individual, corporation or other entity other than a direct or indirect wholly owned subsidiary, or cancel, release or assign any indebtedness to any such entity or any claims held by any such entity, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of the Merger Agreement and except for sales, transfers or dispositions of receivables in connection with the securitization of such receivables;

          (iv) except for transactions in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly owned subsidiary of First USA;

          (v) except for transactions in the ordinary course of business consistent with past practice, enter into or terminate any material lease, contract or agreement, or make any change in any of its material leases, contracts, or agreements other than renewals of leases, contracts or agreements without material adverse changes of terms;

          (vi) increase in any manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or, except as contemplated by the Merger Agreement, become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee other than in the ordinary course of business consistent with past practice or accelerate the vesting of any stock options or other stock-based compensation;

          (vii) solicit, encourage or authorize any individual, corporation or other entity to solicit from any third party any inquiries or proposals relating to the disposition of its business or assets, or the acquisition of its voting securities, or the merger of it or any of its subsidiaries with any corporation or other entity other than as provided by the Merger Agreement (and First USA will promptly notify BANC ONE of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters);

          (viii) settle any material claim, action or proceeding involving money damages or waive or release any material rights or claims, except in the ordinary course of business consistent with past practice;

          (ix) change its methods of accounting in effect at June 30, 1996, except as required by changes in GAAP, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns of First USA for the taxable years ending June 30, 1996 and 1995, except as required by changes in law or regulation or as disclosed by First USA to BANC ONE;

          (x) take any action that would prevent or impede the Merger from qualifying (a) for "pooling of interests" accounting treatment or (b) as a reorganization within the meaning of Section 368 of the Code;

          (xi) adopt or implement any amendment to the First USA Certificate of Incorporation or any plan of consolidation, merger or reorganization or any changes to the First USA By-laws;

          (xii) other than in prior consultation with the BANC ONE, materially restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

          (xiii) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger not being satisfied or in a violation of any provision of the Merger Agreement, except, in every case, as may be required by applicable law; or

          (xiv) agree to, or make any commitment to, take any of the actions listed above.

     In addition, during the period from the date of the Merger Agreement to the Effective Time, except as expressly contemplated by the Merger Agreement, BANC ONE has agreed that it shall not, and shall not permit any of its subsidiaries to, without the prior written consent of First USA:

          (i) adopt or implement any amendment to its articles of incorporation (other than to increase the number of shares of capital stock authorized thereunder) or any plan of consolidation, merger or reorganization which would affect in any manner the terms and provisions of the shares of BANC ONE Common Stock or the rights of the holders of such shares or reclassify any of the BANC ONE Common Stock;

          (ii) change its methods of accounting in effect at December 31, 1995, except as required by changes in GAAP as concurred with Coopers & Lybrand L.L.P., its independent auditors, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns of BANC ONE for the taxable years ending December 31, 1995 and 1994, except as required by changes in law or regulation;

          (iii) engage in any acquisition, or take any other action, that adversely affects the ability of BANC ONE to consummate the transactions contemplated by the Merger Agreement;

          (iv) take any action that would prevent or impede the Merger from qualifying (a) for "pooling of interests" accounting treatment or (b) as a reorganization within the meaning of Section 368 of the Code; provided, however, that nothing contained in the Merger Agreement will limit the ability of BANC ONE to exercise its rights under the First USA Option Agreement;

          (v) (a) adjust, split, combine or reclassify any capital stock; or (b) make, declare or pay any dividend (except, (1) for regular quarterly cash dividends at a rate not in excess of $.38 per share of BANC ONE Common Stock, (2) for regular quarterly cash dividends at a rate not in excess of $.875 per share of BANC ONE Convertible Preferred Stock, and (3) except for dividends paid in the ordinary course of business by any subsidiary (whether or not wholly owned) of BANC ONE) or make any extraordinary distribution on any shares of its capital stock;

          (vi) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in the Merger Agreement not being satisfied or in a violation of any provision of the Merger Agreement, except, in every case, as may be required by applicable law; or

          (vii) agree to, or make any commitment to, take any of the actions listed above.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

     Each party's obligation to effect the Merger is subject to the satisfaction or waiver, where permissible, of the following conditions at or prior to the Effective Time:

          (i) The Merger Agreement and the transactions contemplated thereby shall have been approved and adopted by the respective requisite affirmative votes of the holders of First USA Common Stock and BANC ONE Common Stock entitled to vote thereon;

          (ii) The shares of BANC ONE Common Stock which are to be issued to the First USA Stockholders upon consummation of the Merger will have been authorized for listing on the NYSE, subject to official notice of issuance;

          (iii) All regulatory approvals required to consummate the transactions contemplated by the Merger Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods with respect to such approvals shall have expired (the "Requisite Regulatory Approvals");

          (iv) The Registration Statement of which this Joint Proxy Statement-Prospectus forms a part shall have become effective and no stop order suspending the effectiveness shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission;

          (v) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other material transactions contemplated by the Merger Agreement will be in effect and no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any court, administrative agency or commission or other governmental authority or instrumentality which prohibits, materially restricts or makes illegal consummation of the Merger;

          (vi) BANC ONE shall have received an opinion of Wachtell, Lipton, Rosen & Katz, special counsel to BANC ONE, and First USA shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to First USA, in form and substance reasonably satisfactory to BANC ONE and First USA, respectively, dated as of the Effective Time, in each case, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time: (a) the Merger will constitute a reorganization under Section 368(a) of the Code and BANC ONE and First USA will each be a party to the reorganization; (b) no gain or loss will be recognized by BANC ONE or by First USA as a result of the Merger; (c) no gain or loss will be recognized by the First USA Stockholders who exchange their First USA Common Stock for BANC ONE Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in BANC ONE Common Stock); (d) the tax basis of the BANC ONE Common Stock received by First USA Stockholders who exchange First USA Common Stock for BANC ONE Common Stock in the Merger will generally be the same as the tax basis of the First USA Common Stock surrendered in exchange therefor; and (e) the holding period of the BANC ONE Common Stock received by First USA Stockholders in the Merger will include the period during which the shares of First USA Common Stock surrendered in exchange therefor were held, provided that such First USA Common Stock was held as a capital asset by the holder of such First USA Common Stock at the Effective Time;

          (vii) BANC ONE and First USA shall have received a letter from Coopers & Lybrand L.L.P. to the effect that the Merger will qualify for "pooling of interests" accounting treatment;

          (viii) The representations and warranties of the other party made in the Merger Agreement will be true and correct in all material respects as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on the Closing Date;

          (ix) The other party will have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date; and

          (x) In the case of BANC ONE, each of Mr. Vague, Randy L. Christofferson, Jack M. Antonini and Pamela H. Patsley will have executed and delivered his or her Employment Agreement.

     The approvals of the Additional Regulatory Authorities have been received, or the Additional Regulatory Authorities have notified BANC ONE that they do not disapprove of the Merger, as the case may be. No assurance can be provided as to if or when the approval of the Federal Reserve Board necessary to consummate the Merger will be obtained or whether all of the other conditions precedent to the Merger will be satisfied or waived by the party permitted to do so. If the Merger is not effected on or before December 31, 1997, the Merger Agreement may be terminated by either BANC ONE or First USA, unless the failure to effect the Merger by such date is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe covenants and agreements of such party set forth therein.

     The Merger Agreement permits waiver of the above conditions only where such waiver is otherwise legally permissible. See "-- Waiver and Amendment of the Merger Agreement." The waiver of certain of these conditions, including those relating to shareholder approval, certain regulatory approvals, the expiration of statutory waiting periods and the effectiveness of the Registration Statement of which this Joint Proxy Statement-Prospectus is a part, is not legally permissible and the Merger can not be consummated unless such conditions are satisfied. In certain other cases, conditions to the consummation of the Merger may or may not be waived depending on the particular conditions that are not satisfied and the anticipated effect of proceeding with the consummation of the Merger in the absence of the satisfaction of such conditions. Accordingly, although neither BANC ONE nor First USA has any present intention of waiving any unfulfilled conditions to consummation of the Merger, neither has finally determined whether it would waive any such conditions where permissible.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

     BANC ONE and First USA agreed to use their best efforts to obtain the Requisite Regulatory Approvals, which include approval from the Federal Reserve Board and the Additional Regulatory Authorities, as well as notices to the DOJ and the FTC. The Merger cannot proceed in the absence of the Requisite Regulatory Approvals. The approvals of all Additional Regulatory Authorities (including the FDIC and the requisite state banking regulatory bodies) have been received, or such Additional Regulatory Authorities have notified BANC ONE that they do not disapprove of the Merger. BANC ONE and First USA believe that the approval of the Federal Reserve Board will also be granted; however, there can be no assurance that such approval will be obtained, and, if obtained, there can be no assurance as to the date of such approval or the absence of any litigation challenging approval of the Federal Reserve Board or other Requisite Regulatory Approval. There can likewise be no assurance that the DOJ or any state attorney general will not attempt to challenge the Merger on antitrust grounds, or if such a challenge is made, as to the result thereof.

     BANC ONE and First USA are not aware of any other governmental approvals or actions that are required prior to the parties' consummation of the Merger other than those described below. It is presently contemplated that if any such additional governmental approvals or actions are required, such approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

     Federal Reserve Board. Consummation of the Merger is subject to the prior approval of the Federal Reserve Board under Section 4(c)(8) of the Bank Holding Company Act of 1956, as amended ("the BHCA"). In deciding whether to approve a transaction under Section 4(c)(8) of the BHCA, the Federal Reserve Board must consider whether performance of the proposed activity by a bank holding company or a subsidiary of such a company can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. Publication of notice is required and an opportunity for public comment will be provided in connection with BANC ONE's application to the Federal Reserve Board for approval of the Merger. The Federal Reserve Board also must solicit comments and recommendations from the Office of Thrift Supervision (the "OTS") with respect to BANC ONE's proposed acquisition of First USA FSB. The Merger may not be consummated until after Federal Reserve Board approval is obtained.

     BANC ONE's and First USA's rights to exercise their respective options under the Option Agreements are also subject to the prior approval of the Federal Reserve Board. In considering whether to approve BANC ONE's or First USA's right to exercise its respective option, the Federal Reserve Board would generally apply the same statutory criteria it would apply in considering the application for approval of the Merger in the case of the First USA Option, and somewhat more comprehensive criteria applicable to an acquisition of control of BANC ONE in the case of the BANC ONE Option.

     Department of Justice and Federal Trade Commission. BANC ONE has filed a copy of its application to the Federal Reserve Board with the DOJ and the FTC pursuant to the Hart-Scott-Rodino Antitrust Improvements

Act of 1976, as amended, and the rules and regulations thereunder. The DOJ could file an action challenging the Merger on antitrust grounds, and could seek to have the court enjoin the consummation of the Merger.

     Federal Deposit Insurance Corporation. Because BANC ONE will acquire First USA's insured depository institutions in the Merger, the Merger is subject to the Change in Bank Control Act, pursuant to which BANC ONE filed appropriate notices with the FDIC. The FDIC has approved the merger. The FDIC may disapprove a merger if it determines that such merger would tend to result in a monopoly, tend to lessen competition in any part of the country unless such impact is clearly offset by other public interests, or that the financial condition of the acquiring person might jeopardize the depository institution or jeopardize the insurance fund or the acquiring person or persons lack the requisite competence, experience or integrity. Applicable federal law provides for the publication of notice and public comment on such notices filed with the FDIC.

     State Banking Regulators. BANC ONE and First USA filed an Application for Acquisition of Control of First USA's subsidiary, First USA Financial Services, Inc., a Utah industrial loan company, with the State of Utah Department of Financial Institutions (the "Utah Department"), and a Notice of Change of Control with the Office of the State Bank Commissioner of Delaware (together with the Utah Department, the "State Banking Regulators") relating to BANC ONE's proposed acquisition of First USA's subsidiary, First USA Bank, a Delaware banking corporation. These applications required that a public notice thereof be published and provided an opportunity for public comment thereon. The focus of filings with the State Banking Regulators is the financial and managerial ability of the acquiring entity to manage the institutions being acquired. The State Banking Regulators have approved these applications or have notified BANC ONE that they do not disapprove of the Merger, as the case may be.

     State Attorneys General. In addition, the Merger may be subject to review by the attorneys general in the various states in which First USA and BANC ONE transact business. There can be no assurance that no state attorney general will file an antitrust action to enjoin the Merger or that First USA and BANC ONE will not agree to divest assets and liabilities or take other actions to avoid or settle any such action.

     Status of Regulatory Approvals and Other Information. The Merger is conditioned upon the receipt of all requisite regulatory approvals, including the approvals of the Federal Reserve Board, the FDIC and the State Banking Regulators. The FDIC and the State Banking Regulators have approved the Merger or have notified BANC ONE that they do not disapprove of the Merger, as the case may be. There can be no assurance that any other governmental agency will approve or take any other required action with respect to the Merger, and, if approvals are received or action is taken, there can be no assurance as to the date of such approvals or action, that such approvals or action will not be conditioned upon matters that would cause the parties to abandon the Merger or that no action will be brought challenging such approvals or action (including a challenge by the Department of Justice) or, if such a challenge is made, the result thereof.

     THE MERGER CANNOT PROCEED IN THE ABSENCE OF THE REQUISITE REGULATORY APPROVALS INCLUDING THE APPROVAL OF THE FEDERAL RESERVE BOARD, WHICH APPROVAL HAS NOT YET BEEN RECEIVED. THERE CAN BE NO ASSURANCE THAT SUCH APPROVAL WILL BE OBTAINED OR AS TO THE DATE OF SUCH APPROVAL. THERE CAN ALSO BE NO ASSURANCE THAT SUCH APPROVAL WILL NOT CONTAIN A CONDITION OR REQUIREMENT WHICH CAUSES SUCH APPROVAL TO FAIL TO SATISFY THE CONDITIONS SET FORTH IN THE MERGER AGREEMENT OR THAT WOULD CAUSE THE PARTIES TO TERMINATE THE MERGER AGREEMENT. SEE
" -- CONDITIONS TO THE CONSUMMATION OF THE MERGER." THERE CAN LIKEWISE BE NO ASSURANCE THAT THE UNITED STATES DEPARTMENT OF JUSTICE WILL NOT CHALLENGE THE MERGER, OR, IF SUCH A CHALLENGE IS MADE, AS TO THE RESULT THEREOF.

     See " -- The Effective Time," " -- Conditions to the Consummation of the Merger" and " -- Termination of the Merger Agreement."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     General. The following is a summary description of the material U.S. federal income tax consequences of the Merger to holders of First USA Common Stock (including those who hold First USA Common Stock as a result of the conversion of their First USA Convertible Preferred Stock on and as of May 20, 1997, at the option of First USA) who hold such stock as a capital asset (generally, property held for investment). This summary is not a complete description of all of the consequences of the Merger and, in particular, may not address U.S. federal income tax considerations applicable to shareholders subject to special treatment under U.S. federal income tax law (including, for example, a shareholder that is not a U.S. person or is a tax-exempt entity or an individual who acquired First USA Common Stock pursuant to the exercise of an employee stock option or otherwise receives such stock as compensation). In addition, no information is provided herein with respect to the tax consequences of the Merger under applicable foreign, state or local laws. The following discussion is based on the Code, Treasury Regulations thereunder, and administrative rulings and court decisions, as in effect on the date of this Joint Proxy Statement-Prospectus, without consideration of the particular facts or circumstances of any holder of First USA Common Stock. FIRST USA STOCKHOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE EFFECTS OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

     The Merger. Each party's obligation to effect the Merger is conditioned on delivery of an opinion to BANC ONE from Wachtell, Lipton, Rosen & Katz, its special counsel, and an opinion to First USA from Skadden, Arps, Slate, Meagher & Flom LLP, its counsel, each dated as of the Effective Time, based upon certain customary representations and assumptions set forth therein, substantially to the effect that for federal income tax purposes the Merger constitutes a reorganization within the meaning of Section 368 of the Code, with the consequences set forth below.

     In the opinion of Wachtell, Lipton, Rosen & Katz and Skadden, Arps, Slate, Meagher & Flom LLP, as of the date hereof, the material U.S. federal income tax consequences of the Merger will be:

        (i) No gain or loss will be recognized by BANC ONE or by First USA as a result of the Merger;

          (ii) No gain or loss will be recognized by First USA Stockholders upon their exchange of First USA Common Stock for BANC ONE Common Stock, except that a First USA Stockholder who receives cash proceeds in lieu of a fractional share interest in BANC ONE Common Stock will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to the fractional share interest and such gain or loss will constitute long-term capital gain or loss if the holding period for such First USA Common Stock exceeds one year at the Effective Time;

          (iii) The tax basis of the BANC ONE Common Stock received by a First USA Stockholder who exchanges such stockholder's First USA Common Stock for BANC ONE Common Stock will be the same as such stockholder's tax basis in the First USA Common Stock surrendered in exchange therefor (reduced by any amount allocated to a fractional share of BANC ONE Common Stock with respect to which cash is received); and

          (iv) The holding period of the BANC ONE Common Stock received by a First USA Stockholder will include the period during which the First USA Common Stock surrendered in exchange therefor was held.

     In the event that BANC ONE or First USA is unable to obtain its respective opinion of counsel, dated as of the Effective Time, substantially to the effect set forth above, each of BANC ONE and First USA expects that it would assess the reasons for the failure to obtain such opinion and the anticipated tax treatment of the Merger in light of such failure, and make a determination at such time, consistent with the fiduciary duties of its respective Board of Directors and its obligations under applicable law, as to whether such condition should be waived. The votes of stockholders will be resolicited in the event of such a failure to obtain tax opinions substantially to the effect set forth above, if the parties determine to waive such condition to the consummation of the Merger. As of the date of this Joint Proxy Statement-Prospectus, neither BANC ONE or First USA has any intention of waiving the condition as to the receipt of opinions of counsel substantially to the effect set forth herein.

ACCOUNTING TREATMENT

     It is anticipated that the Merger will be accounted for using the "pooling of interests" method of accounting. Under such method of accounting, holders of First USA Common Stock will be deemed to have combined their existing voting common stock interest with that of holders of BANC ONE Common Stock by exchanging their shares for shares of BANC ONE Common Stock. Accordingly, the book value of the assets, liabilities and shareholders' equity of First USA, as reported on its consolidated balance sheet, will be carried over to the consolidated balance sheet of BANC ONE and no goodwill will be created. BANC ONE will be able to include in its consolidated income the consolidated income of First USA for the entire fiscal year in which the Merger occurs; however, certain expenses incurred to effect the Merger must be treated by BANC ONE as current charges against income rather than adjustments to its balance sheet. In order for the Merger to qualify for "pooling of interests" accounting treatment, among other criteria, substantially all (90% or more) of the outstanding First USA Common Stock must be exchanged for BANC ONE Common Stock.

     BANC ONE and First USA's respective obligations to consummate the Merger are conditioned upon the receipt by BANC ONE and First USA of an opinion from BANC ONE's independent public accountants, Coopers & Lybrand L.L.P., to the effect that the Merger qualifies for "pooling of interests" method of accounting.

     The unaudited pro forma financial information contained in this Joint Proxy Statement-Prospectus has been prepared using the "pooling of interests" accounting method to account for the Merger. See "Summary -- Selected Financial Data -- Selected Unaudited Pro Forma Financial Data" and "Unaudited Pro Forma Condensed Combined Financial Information."

TERMINATION OF THE MERGER AGREEMENT

     The Merger Agreement provides that the Merger may be terminated at any time prior to the Effective Time, whether before or after BANC ONE or First USA Stockholder approval:

          (i) by mutual consent of BANC ONE and First USA in a written instrument if the BANC ONE Board and the First USA Board each so determines by a vote of a majority of the members of its entire Board;

          (ii) by either the BANC ONE Board or the First USA Board if any governmental entity which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and non-appealable or any governmental entity of competent jurisdiction shall have issued a final non-appealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement;

          (iii) by either the BANC ONE Board or the First USA Board if the Merger shall not have been consummated on or before December 31, 1997, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate the Merger Agreement to perform or observe the covenants and agreements of such party set forth therein;

          (iv) by either the BANC ONE Board or the First USA Board (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained therein) if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in the Merger Agreement on the part of the other party, which breach is not cured within 45 days following written notice to the party committing such breach, or which breach, by its nature or timing, cannot be cured prior to the Closing; or

          (v) by either BANC ONE or First USA if BANC ONE or First USA Shareholder approvals have not been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or any adjournment or postponement thereof.

WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

     Waiver. At any time prior to the Effective Time, BANC ONE and First USA, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party; (ii) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; and
(iii) waive compliance by the other party of any of its agreements or conditions contained in the Merger Agreement, except that, after First USA Stockholder approval, no extension or waiver may reduce the amount or change the form of consideration to be delivered to First USA Stockholders under the Merger Agreement without further approval of First USA Stockholders.

     Amendment. Subject to compliance with applicable law, the Merger Agreement may be amended by BANC ONE and First USA by action taken or authorized by their respective Boards of Directors, at any time, except that, after First USA Stockholder approval, no amendment may change the amount or the form of the consideration to be delivered to First USA Stockholders under the Merger Agreement without further approval of First USA Stockholders, other than as contemplated by the Merger Agreement. In addition, Delaware law prohibits any change in any of the terms and conditions of the Merger Agreement subsequent to stockholder approval if such change or alteration would, among other things, adversely affect any stockholder of a constituent corporation.

EMPLOYEE BENEFITS AND PLANS

     From and after the Effective Time, unless otherwise mutually determined, the First USA Benefit Plans and BANC ONE Benefit Plans in effect as of the date of the Merger Agreement will remain in effect with respect to employees of First USA or BANC ONE (or their subsidiaries) covered by such plans at the Effective Time until such time as BANC ONE, subject to applicable law, the terms of the Merger Agreement and the terms of such plans, adopts new benefit plans with respect to employees of BANC ONE and its subsidiaries (the "New Benefit Plans"). In the Merger Agreement, First USA and BANC ONE have agreed that, prior to the Closing Date, they will cooperate in reviewing, evaluating and analyzing the BANC ONE Benefit Plans and First USA Benefit Plans with a view towards developing appropriate New Benefit Plans for the employees covered thereby subsequent to the Merger. Such New Benefit Plans will (i) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including, without limitation, duties, geographic location, tenure, qualifications and abilities, and (ii) not discriminate between employees of the Surviving Corporation who were covered by First USA Benefit Plans, on the one hand, and those covered by BANC ONE Benefit Plans, on the other hand, at the Effective Time. BANC ONE has agreed to provide employees of First USA and its subsidiaries with incentive compensation consistent with First USA's past practices and industry practice.

     BANC ONE is obligated under the Merger Agreement to honor in accordance with their terms all disclosed BANC ONE Benefit Plans, First USA Benefit Plans and all other employee benefit plans, contracts, arrangements, commitments or understandings, except that BANC ONE may amend, modify or terminate any BANC ONE Benefit Plans, First USA Benefit Plans, or other employee benefit plans, contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law. First USA and BANC ONE have further agreed that the consummation of the Merger will constitute a "change in control" for purposes of each First USA Benefit Plan with respect to which such concept is applicable.

     First USA and BANC ONE have agreed to take all actions necessary, including securing the consent of optionees, to amend the terms of the First USA Stock Plans and the BANC ONE Stock Plans and any severance or other agreements that provide for the surrender of stock options issued thereunder in exchange for a cash payment ("LSARs") as a result of or in connection with the Merger to provide that such LSARs will be settled in stock with a fair market value equal to the cash that would otherwise have been payable thereunder.

STOCK EXCHANGE LISTING

     BANC ONE has agreed to use its best efforts to cause the shares of BANC ONE Common Stock to be issued in the Merger to be approved for listing on the NYSE. It is a condition to the consummation of the Merger that such shares of BANC ONE Common Stock be authorized for listing on the NYSE, subject to official notice of issuance.

EXPENSES

     The Merger Agreement provides that BANC ONE and First USA will each pay its own expenses in connection with the Merger and the transactions contemplated thereby, provided that BANC ONE and First USA will divide equally all printing costs, filing fees and registration fees in connection with the Merger, the Registration Statement and this Joint Proxy Statement-Prospectus.

DIVIDENDS

     The Merger Agreement provides that BANC ONE and First USA will coordinate the declaration and payment of dividends in respect of BANC ONE Common Stock and/or First USA Common Stock and any shares of BANC ONE Capital Stock any such holder receives in exchange therefor in the Merger so that holders thereof will not receive two dividends for a single quarter or fail to receive one dividend which they would otherwise receive in the absence of the Merger.

CHANGE OF STRUCTURE OF MERGER

     Under the Merger Agreement, BANC ONE may, with First USA's consent (which will not be unreasonably withheld), at any time change the method of effecting the acquisition of First USA by BANC ONE, and First USA has agreed that, upon providing such consent, it shall cooperate in such efforts, if and to the extent they deem such change to be desirable, including to provide for a merger of First USA with and into a wholly owned subsidiary of BANC ONE, or to provide for mergers among certain of the subsidiaries of BANC ONE and First USA to occur substantially simultaneously with the Effective Time, provided, however, that no such change may alter or change the amount or kind of consideration to be issued to holders of First USA Common Stock, adversely affect the proposed accounting treatment for the Merger or the tax treatment to the First USA Stockholders as a result of receiving the Merger Consideration, materially delay receipt of any Requisite Regulatory Approval or the consummation of the transactions contemplated by the Merger Agreement or adversely affect First USA Paymentech, Inc.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of First USA's management and the First USA Board may be deemed to have certain interests in the Merger that are in addition to their interests as stockholders of First USA generally. The First USA Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

     Outstanding Stock-Based Awards. All of the executive officers and directors of First USA hold First USA Stock Options. Pursuant to the Merger Agreement, at the Effective Time, each outstanding First USA Stock Option, whether exercisable or not, will automatically be converted into an option (i) to purchase a number of shares of BANC ONE Common Stock as the holder of such First USA Option would have been entitled to receive in the Merger if such First USA Option had been exercised immediately prior to the Effective Time and (ii) having an exercise price per share of BANC ONE Common Stock based upon the exercise price per share of First USA Common Stock under the original option adjusted to account for the Exchange Ratio.

     Pursuant to the First USA Stock Option Plans maintained by First USA for the benefit of its officers and employees, upon approval of the Merger by First USA Stockholders at the First USA Special Meeting, all outstanding options to acquire shares of First USA Common Stock will become immediately exercisable in full. As of the First USA Record Date, John C. Tolleson, the Chairman of the Board and Chief Executive Officer of First USA, Richard W. Vague, the President of First USA, Jack M. Antonini, the Vice Chairman and Chief Financial Officer of First USA, Randy L. Christofferson, the President of First USA Bank, and Pamela Patsley, the President and Chief Executive Officer of First USA Paymentech, held unexercisable options to purchase 490,000, 400,000, 170,000, 320,000 and 62,000 shares of First USA Common Stock, respectively, which will become exercisable as a result of such stockholder approval. In addition, as of the First USA Record Date, all executive officers of First USA and its subsidiaries as a group held unexercisable options to purchase an aggregate of 2,192,000 shares of First USA Common Stock which will become exercisable upon approval of the Merger by First USA Stockholders at the First USA Special Meeting. Options granted by First USA pursuant to the First USA Stock Option Plan maintained by First USA for directors who are not also executives were, pursuant to the terms of such plan, vested upon grant.

     Pursuant to the First USA Paymentech 1996 Stock Option Plan, upon consummation of the Merger, all outstanding options to acquire shares of First USA Paymentech Common Stock will become immediately exercisable in full. As of the First USA Record Date, Messrs. Tolleson, Vague, Antonini and Christofferson and Ms. Patsley had unexercisable options to purchase 30,000, 30,000, 13,200, 13,200 and 120,000 shares of First USA Paymentech Common Stock, respectively, which will become exercisable upon consummation of the Merger. In addition, as of the First USA Record Date, all executive officers of First USA and its subsidiaries as a group held unexercisable options to purchase an aggregate of 246,900 shares of First USA Paymentech Common Stock which will become exercisable upon consummation of the Merger. Options granted by First USA Paymentech pursuant to the First USA Paymentech 1996 Stock Option Plan to non-officer directors of First USA Paymentech were, pursuant to the terms of such plan, vested upon grant.

     Pursuant to the First USA 1994 Restricted Stock Plan, upon approval of the Merger by First USA Stockholders at the First USA Special Meeting, all unvested shares of restricted First USA Common Stock will become fully vested. As of the First USA Record Date, Messrs. Tolleson, Vague, Antonini and Christofferson and Ms. Patsley held 90,000, 90,000, 40,000, 100,000 and 60,000 shares of restricted
First USA Common Stock, respectively, which will become vested as a result of such stockholder approval. In addition, as of the First USA Record Date, all executive officers of First USA and its subsidiaries as a group held 704,000 shares of restricted First USA Common Stock which will become vested as a result of the approval of the Merger by First USA Stockholders at the First USA Special Meeting. None of the non-officer directors of First USA or First USA Paymentech held any shares of restricted First USA Common Stock as of such date.

     Pursuant to the First USA Paymentech 1996 Restricted Stock Plan, upon consummation of the Merger, all unvested shares of restricted First USA Paymentech Common Stock will become fully vested. As of the First USA Record Date, none of First USA's or First USA Paymentech's executive officers or directors held any shares of restricted First USA Paymentech Common Stock.

     Stock Loan Forgiveness. In connection with the Paymentech IPO, First USA and First USA Paymentech made loans to employees to purchase shares of First USA Paymentech Common Stock. Each individual's loan is secured by a pledge of the shares of First USA Paymentech Common Stock purchased with the loan proceeds. Upon consummation of the Merger, all of such loans will be forgiven in accordance with their terms and all of the shares of First USA Paymentech Common Stock pledged thereunder will be released from such pledges.

     As of the First USA Record Date, an aggregate of $14,283,500 million in principal amount of loans made by First USA and First USA Paymentech to purchase shares of First USA Paymentech Common Stock in connection with the Paymentech IPO was outstanding. As of the First USA Record Date, Messrs. Tolleson, Vague, Antonini and Christofferson and Ms. Patsley had outstanding loans received in connection with the Paymentech IPO in the aggregate principal amount of $1,464,750, $1,464,750, $488,250, $488,250 and $1,953,000, respectively, and all executive officers of First USA as a group had an aggregate of $7,323,750 in outstanding loans received in connection with the Paymentech IPO. Pursuant to the Merger Agreement, any charges to earnings by First USA Paymentech made in connection with forgiving the loans made by First USA Paymentech in connection with the Paymentech IPO as a result of the consummation of the Merger will be borne by First USA.

     Existing Employment Agreements. First USA is a party to an employment agreement with Mr. Tolleson, which provides that, in the event of a "change in control" of First USA (defined in such employment agreement to include the approval by the First USA Board of the Merger Agreement), Mr. Tolleson may terminate his employment and receive within 90 days of such termination a lump sum payment equal to the sum of the base salary and bonus (calculated based upon past practices and First USA's current performance) for the then remaining term of such employment agreement; provided that if any payments received by Mr. Tolleson in connection with a change in control under such employment agreement would become subject to the excise tax under Section 4999 of the Code, such payments would be reduced to the highest amount such that Mr. Tolleson would no longer be subject to such tax, but only if such reduction results in a net increase in Mr. Tolleson's after-tax benefit. Mr. Tolleson is expected to terminate his employment with First USA upon consummation of the Merger. Accordingly, upon such termination Mr. Tolleson will be entitled to receive the foregoing payments under such employment agreement, which, assuming that the Merger occurs on June 30, 1997, will equal an aggregate of approximately $2.8 million. First USA does not anticipate that the payments received by Mr. Tolleson under such employment agreement will trigger any excise tax under Section 4999 of the Code.

     First USA is also a party to an employment agreement with Mr. Vague which contains similar termination rights and is a party to agreements with certain other executive officers which provide such executives with the right to severance benefits in the event of certain terminations of their employment. However, Mr. Vague and such other executive officers would waive such rights upon entering into new employment agreements with BANC ONE and First USA at the Effective Time. See "-- New Employment Agreements."

     First USA Management Security Plan. First USA maintains for the benefit of Messrs. Tolleson and Vague a supplemental retirement plan (the "Management Security Plan") which provides for the payment, upon certain terminations of employment, of a percentage of their respective base salary for a fixed period of time. Pursuant to the Management Security Plan, upon termination of his employment upon consummation of the Merger, Mr. Tolleson will receive a lump sum payment equal to the Actuarial Equivalent of his Accrued Benefit (each as defined in the Management Security Plan), which, assuming the Merger occurs on June 30, 1997, will equal approximately $441,000. The Management Security Plan also provides that, upon a "change in control" of First USA (defined in the Management Security Plan to include the Merger) following which the participant remains employed by First USA, First USA will transfer to a trust an amount equal to such participant's Accrued Benefit, and will pay an additional amount each following year equal to the annual increase in the value of such Accrued Benefit. Accordingly, upon consummation of the Merger, First USA will transfer an amount equal to Mr. Vague's Accrued Benefit to a trust created pursuant to the Management Security Plan for the benefit of Mr. Vague, which, assuming the Merger occurs on June 30, 1997, will equal approximately $156,000.

     First USA Board of Directors. Pursuant to the terms of the First USA Retirement Plan for Outside Directors, as amended (the "Director Retirement Plan"), each outside director becomes a "participant" in the Director Retirement Plan upon serving as a director of First USA for five years. Commencing on the later of when a participant in the Director Retirement Plan attains the age of 55 or resigns from the First USA Board, each participant is entitled to a benefit equal to five times the amount of the annual retainer payable by First USA to the participant during the participant's last 12 consecutive months of service as an outside director on the First USA Board (the "Benefit Amount"), payable in equal periodic payments made not less than annually over a period of 60 months. However, pursuant to the terms of the Director Retirement Plan, upon consummation of the Merger, each outside director of First USA will become a "participant" in the Director Retirement Plan regardless of years of service as a director and the Benefit Amount payable to each participant, which is expected to be approximately $184,000 assuming the Merger occurs on June 30, 1997, will become payable in a lump sum upon consummation of the Merger.

     BANC ONE Board of Directors. It is the intention of BANC ONE and First USA that Mr. Tolleson will be appointed to the BANC ONE Board following the Effective Time. Mr. Tolleson will receive customary compensation for his services as a director of BANC ONE.

     New Employment Agreements. Pursuant to the Merger Agreement, Messrs. Vague, Antonini and Christofferson and Ms. Patsley and each of the eight Executive Vice Presidents of First USA (collectively, the "Executives") will be offered employment agreements with BANC ONE and First USA or, in the case of Ms. Patsley, First USA Paymentech (the "New Employment Agreements") which will become effective at the Effective Time. The New Employment Agreements contain the following terms and conditions: (i) a term commencing on the Effective Time and ending on the second anniversary of the Effective Time (the "Employment Period"); (ii) a monthly base salary equal to or greater than the highest monthly base salary paid to the Executive by First USA (or, in the case of Ms. Patsley, First USA Paymentech) during the twelve-month period immediately preceding the month in which the Effective Time occurs, with future increases to take into account First USA's past practices and compensation practices of other rapidly growing financial services companies, especially monoline credit card companies ("Past Practices"); (iii) an annual bonus opportunity consistent with Past Practices; (iv) incentive plan participation consistent with Past Practices; (v) savings, welfare benefit, fringe benefit and retirement plan participation comparable to similarly situated executives of BANC ONE; and (vi) nonsolicitation, confidentiality and noncompetition covenants by the Executive.

     Pursuant to the New Employment Agreements, if the Executive's employment is terminated (i) by BANC ONE other than for Cause or Disability (each as defined in the New Employment Agreements), or by the Executive for Good Reason (as defined in the New Employment Agreements), then the Executive will receive continued employee welfare benefits for the remainder of the Employment Period, immediate vesting of stock-based awards and a lump sum cash payment consisting of the sum of the Executive's then base salary and the annual bonus paid for the prior year multiplied by a fraction, the numerator of which is the number of months remaining in the Employment Period on the date of termination and denominator of which is 12, and (ii) by reason of the Executive's death or Disability (as defined in the New Employment Agreements), then the Executive or the Executive's beneficiary or estate will be paid certain obligations accrued as of the date of termination (salary, pro rata bonus, deferred compensation, vacation pay) under BANC ONE or First USA Paymentech plans and policies.

     Pursuant to his New Employment Agreement, Mr. Vague, the current President of First USA, will become the Chairman and Chief Executive Officer of the combined companies' credit card operations. It is a condition to BANC ONE's obligation to consummate the Merger that Messrs. Vague, Antonini and Christofferson and Ms. Patsley each enter into a New Employment Agreement.

     New Stock-Based Awards. Pursuant to the Merger Agreement, at the Effective Time, Mr. Vague will be awarded an option to acquire 300,000 shares of BANC ONE Common Stock at an exercise price per share equal to the market value of a share of BANC ONE Common Stock on the date of grant and will also be awarded 45,455 shares of restricted BANC ONE Common Stock. In addition, pursuant to the Merger Agreement, at the Effective Time certain other officers and key employees of First USA or its subsidiaries will be granted options to acquire an aggregate of 1,607,704 shares of BANC ONE Common Stock at an exercise price per share equal to the market value of a share of BANC ONE Common Stock on the date of grant and will also be awarded an aggregate of 166,818 shares of restricted BANC ONE Common Stock.

     Pursuant to the Merger Agreement, and subject to the approval of the First USA Paymentech Board of Directors, at the Effective Time certain officers and key employees of First USA Paymentech will be granted options to acquire an aggregate of 456,000 shares of First USA Paymentech Common Stock at an exercise price per share equal to the market value of the First USA Paymentech Common Stock on the date of the grant and will also be awarded an aggregate of 142,000 shares of restricted First USA Paymentech Common Stock.

     All of the options to acquire shares of BANC ONE Common Stock or First USA Paymentech Common Stock granted as described above will first become exercisable on December 31, 2000, subject, in the case of grants made to certain executive officers, to acceleration in the case of the recipient's death or disability or in the event of certain terminations of the recipient's employment. All of the shares of restricted BANC ONE Common Stock or restricted First USA Paymentech Common Stock granted as described above will first vest on December 31, 2001, subject to acceleration, in the case of grants made to certain executive officers, upon the same terms described above with respect to the option grants. In addition, the shares of restricted BANC ONE Common Stock granted to Mr. Vague and certain executive officers of First USA and First USA Paymentech will be subject to the satisfaction of certain earnings targets by the combined company's credit card operations or by First USA Paymentech, as the case may be.

     Incentive Compensation. Pursuant to the Merger Agreement, following the Effective Time, BANC ONE has agreed to provide employees of First USA and its subsidiaries with incentive compensation consistent with Past Practices.

     Indemnification; Directors and Officers Insurance. The Merger Agreement provides that BANC ONE will, and will cause the Surviving Corporation to, indemnify to the fullest extent permitted by law, the present and former officers, directors, employees and agents of First USA or its subsidiaries in their capacities as such (the "Indemnified Parties") after the Effective Time against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time. In addition, BANC ONE will, and will cause the Surviving Corporation to, advance expenses to the Indemnified Parties, regardless of allegations, to the fullest extent permitted by law and the BANC ONE Articles of Incorporation and the BANC ONE Regulations, provided that the Indemnified Party to whom such expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification for whatever reason.

     The Merger Agreement also provides that BANC ONE will, subject to the conditions set forth in the Merger Agreement, use its best efforts to cause directors and officers of First USA to be covered for a period of six years from the Effective Time by the directors' and officers' liability insurance policy maintained by First USA (or any equivalent policy therefor), provided that BANC ONE will not be required to expend more than 200% of the current amount expended by First USA to procure such insurance.

BANC ONE AND FIRST USA STOCK OPTION AGREEMENTS

     Concurrently with the execution of the Merger Agreement, BANC ONE executed and delivered the BANC ONE Stock Option Agreement, pursuant to which BANC ONE granted to First USA the BANC ONE Option. At the same time, First USA executed and delivered the First USA Stock Option Agreement, pursuant to which First USA granted to BANC ONE the First USA Option. BANC ONE and First USA approved and entered into the Option Agreements to induce each other to enter into the Merger Agreement.

     Except as otherwise noted below, the terms and conditions of the BANC ONE Stock Option Agreement and the First USA Stock Option Agreement are identical in all material respects. For purposes of this section, except as otherwise noted,
(i) the BANC ONE Stock Option Agreement or the First USA Stock Option Agreement, as the case may be, is sometimes referred to as the "Issuer Option Agreement,"
(ii) BANC ONE, as issuer of the BANC ONE Common Stock, and First USA, as issuer of the First USA Common Stock, upon the exercise of the BANC ONE Stock Option and the First USA Stock Option, respectively, are sometimes individually referred to as the "Issuer," (iii) BANC ONE and First USA, as the holder of the First USA Stock Option and the BANC ONE Stock Option, respectively, are sometimes individually referred to as the "Optionee," (iv) the BANC ONE Option or the First USA Option, as the case may be, is sometimes referred to as the "Issuer Option" and (v) the BANC ONE Common Stock and the First USA Common Stock is referred to as "Issuer Common Stock."

     The Option Agreements are intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, certain aspects of the Option Agreements may have the effect of discouraging persons who might now or at any other time prior to the Effective Time be interested in acquiring all of or a significant interest in BANC ONE or First USA from considering or proposing such an acquisition, even if, in the case of First USA, such persons were prepared to offer to pay consideration to the First USA Stockholders which had a higher current market price than the shares of BANC ONE Common Stock to be received per share of First USA Common Stock pursuant to the Merger Agreement. The acquisition of BANC ONE or First USA could cause the BANC ONE Option or the First USA Option, as the case may be, to become exercisable. The existence of the Issuer Options could significantly increase the cost to a potential acquiror of acquiring either Issuer compared to its cost had the Option Agreements and the Merger Agreement not been entered into. Such increased cost might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire such Issuer than it might otherwise have proposed to pay. Moreover, following consultation with their respective independent accountants, First USA and BANC ONE believe that the exercise or repurchase of either of the Issuer Options is likely to prohibit any other acquiror of an Issuer from accounting for any acquisition of such Issuer using the pooling of interests accounting method for a period of two years.

     The BANC ONE Stock Option Agreement provides for the purchase by First USA of 85,025,391 shares (the "BANC ONE Option Shares" or the "Issuer Option Shares," as the case may be) of BANC ONE Common Stock at an exercise price of $45.125 per share, payable in cash. The BANC ONE Option Shares, if issued pursuant to the BANC ONE Stock Option Agreement, will in no event exceed 19.9% of the BANC ONE Common Stock issued and outstanding without giving effect to the issuance of any BANC ONE Common Stock subject to the BANC ONE Option.

     The First USA Stock Option Agreement provides for the purchase by BANC ONE of 24,480,231 shares (the "First USA Option Shares" or the "Issuer Option Shares," as the case may be) of First USA Common Stock at an exercise price of $46.50 per share, payable in cash. The First USA Option Shares, if issued pursuant to the First USA Stock Option Agreement, will in no event exceed 19.9% of the First USA Common Stock issued and outstanding without giving effect to the issuance of any First USA Common Stock subject to the First USA Option.

     The number of shares of Issuer Common Stock subject to the applicable Issuer Option will be increased or decreased, as appropriate, to the extent that additional shares of Issuer Common Stock are either (i) issued or otherwise become outstanding (other than pursuant to an exercise of an Issuer Option or as permitted under the Merger Agreement) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after January 19, 1997, such that, after such issuance, the number of Issuer Option Shares will continue to equal 19.9% of the Issuer Common Stock then issued and outstanding without giving effect to the issuance of any Issuer Common Stock subject to such Issuer Option. In the event of any change in, or distributions in respect of, the number of shares of Issuer Common Stock by reason of a stock dividend, split-up, merger, recapitalization, combination, subdivision, conversion, exchange of shares, distribution on or in respect of such Issuer Common Stock that would be prohibited by the Merger Agreement, or similar transaction, the type and number of Issuer Option Shares purchasable upon exercise of the applicable Issuer Option, and the applicable option price will also be adjusted in such a manner as will fully preserve the economic benefits of the Option.

     Each Issuer Option Agreement provides that the Optionee or any other holder or holders of the Issuer Option (as used in this section, collectively, the "Holder") may exercise the Issuer Option, in whole or in part, subject to regulatory approval, if both an Initial Triggering Event (as defined below) and a Subsequent Triggering Event (as defined below) has occurred prior to the occurrence of an Exercise Termination Event (as defined below); provided that the Holder has sent to the Issuer written notice of such exercise within 90 days following such Subsequent Triggering Event (subject to extension as provided in each Issuer Option Agreement). The terms Initial Triggering Event and Subsequent Triggering Event generally relate to attempts by one or more third parties to acquire a significant interest in the Issuer. Any exercise of the Issuer Option will be deemed to occur on the date such notice is sent.

     For purposes of each Issuer Option Agreement:

          (i) The term "Initial Triggering Event" means the occurrence of any of the following events or transactions after January 19, 1997: (a) the Issuer or any subsidiary of the Issuer, without the Optionee's prior written consent, enters into an agreement to engage in, or the Issuer's Board of Directors recommends that shareholders of the Issuer approve or accept, an Acquisition Transaction (as defined below) with any person or group (other than as contemplated by the Merger Agreement); (b) the Issuer, without the Optionee's prior written consent, authorizes, recommends, proposes or publicly announces its intention to authorize, recommend or propose to engage in an Acquisition Transaction, or the Issuer's Board of Directors publicly withdraws or modifies, or publicly announces its intention to withdraw or modify, in any manner adverse to the Optionee, its recommendation that its shareholders approve the Merger Agreement in anticipation of engaging in an Acquisition Transaction; (c) any person, other than the Optionee, any subsidiary of the Optionee or any Issuer subsidiary acting in a fiduciary capacity in the ordinary course of business acquires beneficial ownership, or the right to acquire beneficial ownership, of 10% or more of the outstanding shares of the Issuer's Common Stock; (d) any person other than the Optionee or any subsidiary of the Optionee made a bona fide proposal to the Issuer or its shareholders by public announcement or written communication that becomes the subject of public disclosure to engage in an Acquisition Transaction (except that, with respect to First USA, a proposal relating solely to an acquisition of the assets or stock of First USA Paymentech will not be deemed to be an Initial Triggering Event); (e) the Issuer breaches any covenant or obligation in the Merger Agreement after any person, other than the Optionee or any subsidiaries of the Optionee, has proposed an Acquisition Transaction, and such breach (1) would entitle the Optionee to terminate the Merger Agreement and (2) is not remedied prior to the date of the Optionee's notice to the Issuer of the exercise of the Option; or (f) any person other than the Optionee or any subsidiary of the Optionee, other than in connection with a transaction to which the Optionee has given its prior written consent, files an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

          (ii) For purposes of each Issuer Option Agreement, the term "Acquisition Transaction" means (a) a merger or consolidation, or any similar transaction with the Issuer or any of its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the Commission); (b) a purchase, lease or other acquisition or assumption of all or substantially all of the assets or deposits of the Issuer or any of its Significant Subsidiaries; (c) a purchase or other acquisition of securities representing 10% or more of the voting power of the Issuer; or (d) any substantially similar transaction, provided, however, that in no event will any merger, consolidation, purchase or similar transaction involving only the Issuer and one or more of its subsidiaries or involving only any two or more of such subsidiaries, be deemed to be an Acquisition Transaction, provided that any such transaction is not entered into in violation of the terms of the Merger Agreement.

          (iii) The term "Subsequent Triggering Event" means the occurrence of either of the following events or transactions after January 19, 1997: (a) the acquisition by any person of beneficial ownership of 20% or more of the then outstanding shares of Issuer Common Stock; or (b) the occurrence of the Initial Triggering Event described above in clause (i)(a), except that the percentage referred to in clause (ii)(c) of the definition of "Acquisition Transaction" set forth above will be 20%.

     Each Issuer Option will expire upon the occurrence of an "Exercise Termination Event," which includes: (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event, except in the case of the termination of the Merger Agreement by the Optionee as a result of an uncured material breach by the Issuer of any of its representations, warranties, covenants or agreements unless the breach by the Issuer is non-volitional; or (iii) the date that is 12 months after the termination of the Merger Agreement if such termination occurs after the occurrence of an Initial Triggering Event or is a termination by the Optionee as a result of an uncured material breach by the Issuer of any of its representations, warranties, covenants or agreements unless the breach by the Issuer is non-volitional (provided that, if an Initial Triggering Event continues or occurs beyond such termination of the Merger Agreement and prior to the passage of such 12-month period, the Issuer Option will terminate 12 months from the expiration of the last Initial Triggering Event to expire, but in no event more than 18 months after such termination of the Merger Agreement).

     As of the date of this Joint Proxy Statement-Prospectus, to the best knowledge of BANC ONE and First USA, no Initial Triggering Event or Subsequent Triggering Event has occurred.

     Immediately prior to the occurrence of a Repurchase Event (as defined below), (i) following a request of a Holder, delivered prior to an Exercise Termination Event, the Issuer (or any successor thereto) will repurchase the Issuer Option from the Holder at a price (the "Issuer Option Repurchase Price") equal to the amount by which (a) the market/offer price (as defined below) exceeds (b) the option price, multiplied by the number of shares for which the Issuer Option may then be exercised and (ii) at the request of the owner of Issuer Option Shares from time to time (the "Owner"), delivered within 90 days of such occurrence (or such later period as provided in Section 10 of each of the Option Agreements), the Issuer will repurchase such number of the Issuer Option Shares from the Owner as the Owner will designate at a price (the "Issuer Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated.

     The term "market/offer price" means the highest of (i) the price per share of Issuer Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Issuer Common

Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Issuer Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of the Issuer Option or the Owner gives notice of the required repurchase of Issuer Option Shares, as the case may be, or (iv) in the event of a sale of all or a substantial portion of the Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of the Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and the Issuer, divided by the number of shares of Issuer Common Stock outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash will be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and the Issuer. However, if the Issuer at any time after delivery of a notice of repurchase as described in this paragraph is prohibited under applicable law or regulation from delivering to the Holder and/or the Owner, as appropriate, the Issuer Option Repurchase Price and the Issuer Option Share Repurchase Price, respectively, in full, the Holder or Owner may revoke its notice of repurchase of the Issuer Option or the Issuer Option Shares, either in whole or to the extent of the prohibition, whereupon, in the latter case, the Issuer will promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Issuer Option Repurchase Price or the Issuer Option Share Repurchase Price that the Issuer is not prohibited from delivering and (ii) deliver, as appropriate, (a) to the Holder, a new Issuer Option Agreement evidencing the right of the Holder to purchase that number of shares of the Issuer Common Stock obtained by multiplying the number of shares of the Issuer Common Stock for which the surrendered Issuer Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Issuer Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Issuer Option Repurchase Price, and (b) to the Owner, a certificate for the Issuer Option Shares it is then so prohibited from repurchasing. A "Repurchase Event" is deemed to have occurred (i) upon the consummation of an Acquisition Transaction or (ii) upon the acquisition by any person of the beneficial ownership of 50% or more of the then outstanding Issuer Common Stock, provided that a Subsequent Triggering Event has occurred prior to an Exercise Termination Event.

     In the event that, prior to an Exercise Termination Event, the Issuer enters into any agreement (i) to consolidate with or merge into any person, other than the Optionee or one of its subsidiaries, such that Issuer is not the continuing or surviving corporation of such consolidation or merger; (ii) to permit any person, other than the Optionee or one of its subsidiaries, to merge into the Issuer and the Issuer is the continuing or surviving corporation, but, in connection with such consolidation or merger, the outstanding shares of the Issuer Common Stock are changed into or exchanged for stock or other securities of any other person or cash or any other property, or the then outstanding shares of Issuer Common Stock after such merger will represent less than 50% of the outstanding voting shares and voting share equivalents of the merged corporation; or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than the Optionee or any of its subsidiaries, then, and in each such case, the agreement governing such transaction must provide that, upon consummation of such transaction and upon terms and conditions set forth in the Issuer Option Agreement, the Option will be converted into, or exchanged for, an option having substantially the same terms as the Option (the "Substitute Option") to purchase securities, at the election of the Holder, of either the acquiring person or any person that controls the acquiring person. At the request of the Holder of the Substitute Option, the issuer of the Substitute Option will repurchase it at a price, and subject to such other terms and conditions, as set forth in the Issuer Option Agreement.

     Within 90 days after the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Date (subject to extension as provided in the Issuer Option Agreement), the Optionee may request the Issuer to prepare, file and keep current with respect to the Option Shares, a registration statement with the Commission. The Issuer is required to use its reasonable best efforts to cause such registration statement to become effective and then to remain effective for 180 days or such shorter time as may be reasonably necessary to effect such sales or other disposition of Option Shares. The Optionee has the right to demand two such registrations.

     Neither the Issuer nor the Optionee may assign any of its rights and obligations under the Issuer Option Agreements or the Issuer Option to any other person without the express written consent of the other party, except that, if a Subsequent Triggering Event occurs prior to an Exercise Termination Event, the Optionee, subject to the terms of the Issuer Option Agreement, may assign, in whole or in part, its rights and obligations thereunder, within 90 days (subject to extension as provided in the Issuer Option Agreement) of such Subsequent Triggering Event; provided that, until the date 15 days after the date on which the Federal Reserve Board approves an application by the Optionee to acquire the Issuer Option Shares, the Optionee may not assign its rights under the Issuer Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of the Issuer, (iii) an assignment to a single party for the purpose of conducting a widely dispersed public distribution on the Optionee's behalf, or (iv) any other manner approved by the Federal Reserve Board.

     Certain rights and obligations of the Optionee and the Issuer under the Option Agreement are subject to receipt of required regulatory approvals. The approval of the Federal Reserve Board is required for the acquisition by the Optionee of more than 5% of the outstanding shares of Issuer Common Stock. Accordingly, the Optionee has included or will include in its applications with the Federal Reserve Board a request for approval of the right of the Optionee to exercise its rights under the Issuer Option Agreement, including its right to purchase more than 5% of the outstanding shares of Issuer Common Stock. See "-- Regulatory Approvals Required for the Merger."

RESTRICTIONS ON RESALES BY AFFILIATES

     The shares of BANC ONE Common Stock to be issued to First USA Stockholders in the Merger have been registered under the Securities Act. Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of First USA as that term is defined under the Securities Act. An affiliate of First USA, as defined by the rules promulgated pursuant to the Securities Act, is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, First USA. Any subsequent transfer of such shares, however, by any person who is an affiliate of First USA at the time the Merger is submitted for vote of the First USA Stockholders will, under existing law, require either (i) the further registration under the Securities Act of the shares of BANC ONE stock to be transferred, (ii) compliance with Rule 145 promulgated under the Securities Act (permitting limited sales under certain circumstances) or (iii) the availability of another exemption from registration. The foregoing restrictions are expected to apply to the directors, executive officers and the holders of 10% or more of the First USA Common Stock (and to certain relatives or the spouse of any such person and any trusts, estates, corporations or other entities in which any such person has a 10% or greater beneficial or equity interest). Stop transfer instructions will be given by BANC ONE to the transfer agent with respect to the BANC ONE stock to be received by persons subject to the restrictions described above, and the certificates for such stock will be appropriately legended.

     Commission guidelines regarding qualifying for the "pooling of interests" method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. Commission guidelines indicate further that the "pooling of interests" method of accounting will generally not be challenged on the basis of sales by affiliates of the acquiring or acquired company if such affiliates do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published.

     Each of First USA and BANC ONE has agreed in the Merger Agreement to use its best efforts to cause each person who is an affiliate (for purposes of Rule 145 and for purposes of qualifying the Merger for "pooling of interests" accounting treatment) of such party to deliver to the other party a written agreement intended to ensure compliance with the Securities Act and preserve the ability to treat the Merger as a "pooling of interests."

     BANC ONE has agreed in the Merger Agreement to use its best efforts to publish, not later than 90 days after the end of the first month after the Effective Time in which there are at least 30 days of post-Merger combined operations, combined sales and net income figures as contemplated by and in accordance with the terms of the Commission's Accounting Series Release No. 135.

FIRST USA DIVIDEND REINVESTMENT PLAN

     Pursuant to the Merger Agreement, the First USA DRP may continue through the Effective Time, subject to the limit that no more than 45,000 shares of First USA Common Stock be sold to First USA DRP participants per quarter.

                   MANAGEMENT AND OPERATIONS AFTER THE MERGER

     Following the Merger, BANC ONE intends to consolidate the management of its credit card operations with those of First USA. Richard Vague, currently President of First USA and Chairman and Chief Executive Officer of First USA Bank, will be the Chairman and Chief Executive Officer of BANC ONE's credit card operations. It is the intention of BANC ONE and First USA that Mr. Tolleson will be appointed to the BANC ONE Board following the Effective Time.

     BANC ONE may also consolidate the operations of certain other subsidiaries or divisions of BANC ONE and First USA, which provide similar services, although no final determination with respect to such matters had been made as of the date of this Joint Proxy Statement-Prospectus. Following the Merger, BANC ONE and First USA intend that First USA Paymentech, an approximately 57%-owned subsidiary of First USA, will continue to pursue greater operating independence and the strategy for growth established under First USA. BANC ONE has disclosed that, following the Merger, it intends to reduce its ownership in First USA Paymentech, but only in a manner that will preserve the "pooling of interests" accounting treatment of the Merger.

     First USA has traditionally produced high growth in earnings. Therefore, while BANC ONE management estimates that the Merger will be dilutive to BANC ONE's earnings per common share in 1997, it expects that it will be neutral in 1998 and accretive to earnings per common share thereafter. Further, given the operational overlap of credit card operations between BANC ONE and First USA, and the incurrence of certain costs resulting from the Merger, management estimates a charge to earnings of $150 million; however, the actual charge could be substantially greater.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

MARKET PRICES

     BANC ONE Common Stock is, and the shares offered hereby will be, listed on the NYSE and traded under the symbol "ONE." The following table sets forth, for the periods indicated, the high and low reported sales prices per share of BANC ONE Common Stock on the NYSE Composite Transactions List. The stock price information has been adjusted to reflect all stock dividends and stock splits on BANC ONE Common Stock including the 10% stock dividend paid on March 6, 1996 to BANC ONE Shareholders of record on February 21, 1996.

                                                                                 BANC ONE
                                                                               SALES PRICES
                                                                            ------------------
                                                                            HIGH          LOW
                                                                            -----        -----
        Fiscal Year Ending December 31, 1995:
            First Quarter.................................................  $ 27 25/64   $ 22 27/32
            Second Quarter................................................    31 15/16     26 1/64
            Third Quarter.................................................    33 13/32     27 61/64
            Fourth Quarter................................................    36 31/64     30 9/16
        Fiscal Year Ending December 31, 1996:
            First Quarter.................................................    38 1/2       31 15/16
            Second Quarter................................................    37 3/4       32 7/8
            Third Quarter.................................................    41 3/8       31 1/4
            Fourth Quarter................................................    47 7/8       40 3/8
        Fiscal Year Ending December 31, 1997:
            First Quarter.................................................    49 1/4       39 3/8
            Second Quarter (through May 9, 1997)..........................    44           39 1/2

     First USA Common Stock is listed on the NYSE and traded under the symbol "FUS" and the First USA Convertible Preferred Stock is listed on the NYSE and traded under the symbol "FUSp." The following tables set forth, for the periods indicated, the high and low reported sales prices per share of First USA Common Stock and First USA Convertible Preferred Stock on the NYSE Composite Transactions List. The stock price information has been adjusted to reflect all stock dividends and stock splits on First USA Common Stock including a 2-for-1 stock split, paid as a 100% stock dividend, declared in the fourth calendar quarter of 1996.

                                                                     FIRST USA                 FIRST USA
                                                                    SALES PRICES              SALES PRICES
                                                                   (COMMON STOCK)             (CONVERTIBLE
                                                                                               PREFERRED)
                                                                 ------------------        ------------------
                                                                 HIGH          LOW         HIGH          LOW
                                                                 -----        -----        -----        -----
        Fiscal Year Ending June 30, 1995
            First Quarter......................................  $ 20 3/8     $ 15 1/2     $ 40         $ 31 3/4
            Second Quarter.....................................    18 3/8       13 1/4       36 1/8       27 1/2
            Third Quarter......................................    21 13/16     16           39 3/8       31 1/4
            Fourth Quarter.....................................    25 3/16      20 5/16      44 1/2       37
        Fiscal Year Ending June 30, 1996
            First Quarter......................................    27 9/16      20 1/8       47 1/2       38
            Second Quarter.....................................    27 13/16     21 11/16     48 1/2       38 3/4
            Third Quarter......................................    29 5/8       21 3/16      50           38
            Fourth Quarter.....................................    30 1/2       26 9/16      52           45
        Fiscal Year Ending June 30, 1997
            First Quarter......................................    28 5/8       23           48 3/8       41
            Second Quarter.....................................    35 7/8       27 11/16     60 1/2       47 1/8
            Third Quarter......................................    54 1/8       32 3/4       90           56
            Fourth Quarter (through May 9, 1997)...............    49 3/4       42 3/4       83           72

DIVIDENDS

     The following tables set forth cash dividends declared per share of BANC ONE Common Stock, First USA Common Stock and First USA Convertible Preferred Stock, respectively, for the periods indicated. The cash dividend information has been adjusted to reflect all stock dividends and stock splits on BANC ONE Common Stock and First USA Common Stock, including the 10% stock dividend on BANC ONE Common Stock paid on March 6, 1996 to BANC ONE Shareholders of record on February 21, 1996 and a 2-for-1 stock split, paid as a 100% stock dividend, declared on First USA Common Stock in the fourth quarter of calendar 1996. The ability of either BANC ONE or First USA to pay cash dividends to its shareholders is subject to certain restrictions. See "The Merger -- Conduct of Business Pending the Merger and Other Agreements," "-- Dividends," and "Certain Regulatory Matters -- Dividend Restrictions and Transfer of Funds." The timing and amount of future cash dividends on BANC ONE Common Stock will depend upon earnings, cash requirements, the financial condition of BANC ONE and its subsidiaries, applicable government regulations and other factors deemed relevant by the BANC ONE Board. The Merger Agreement provides that BANC ONE and First USA will coordinate the declaration and payment of dividends in respect of BANC ONE Common Stock and/or First USA Common Stock and any shares of BANC ONE Capital Stock any such holder receives in exchange therefor in the Merger so that holders thereof will not receive two dividends for a single quarter or fail to receive a dividend which they would otherwise receive in the absence of the Merger. See "The Merger -- Dividends."

                                                                                     BANC ONE
                                                                                    DIVIDENDS
                                                                                    ----------
        Fiscal Year Ending December 31, 1995:
            First Quarter..........................................................   $  .31
            Second Quarter.........................................................      .31
            Third Quarter..........................................................      .31
            Fourth Quarter.........................................................      .31
        Fiscal Year Ending December 31, 1996:
            First Quarter..........................................................      .34
            Second Quarter.........................................................      .34
            Third Quarter..........................................................      .34
            Fourth Quarter.........................................................      .34
        Fiscal Year Ending December 31, 1997:
            First Quarter..........................................................      .38
            Second Quarter.........................................................      .38

                                                                                    FIRST USA
                                                                                    DIVIDENDS
                                                                     FIRST USA     (CONVERTIBLE
                                                                     DIVIDENDS      PREFERRED
                                                                   (COMMON STOCK)     STOCK)
                                                                   -------------- --------------
        Fiscal Year Ending June 30, 1995:
            First Quarter..........................................     $ .015        $ .498
            Second Quarter.........................................       .015          .498
            Third Quarter..........................................       .015          .498
            Fourth Quarter.........................................       .015          .498
        Fiscal Year Ending June 30, 1996:
            First Quarter..........................................        .03          .498
            Second Quarter.........................................        .03          .498
            Third Quarter..........................................        .03          .498
            Fourth Quarter.........................................        .03          .498
        Fiscal Year Ending June 30, 1997:
            First Quarter..........................................       .045          .498
            Second Quarter.........................................        .06          .498
            Third Quarter..........................................        .06          .498
            Fourth Quarter.........................................        .06          .498

                           INFORMATION ABOUT BANC ONE

GENERAL

     BANC ONE is a multi-bank holding company which provides a full range of consumer and commercial banking and related financial services. At March 31, 1997, BANC ONE operated approximately 1,500 banking offices in Arizona, Colorado, Illinois, Indiana, Kentucky, Louisiana, Ohio, Oklahoma, Texas, Utah, West Virginia and Wisconsin. At March 31, 1997, BANC ONE had consolidated total assets of $101.6 billion, consolidated total deposits of $72.2 billion and consolidated total shareholders' equity of $8.4 billion (8.3% of its consolidated total assets). At December 31, 1996, BANC ONE ranked 10th among the nation's publicly owned bank holding companies in terms of consolidated average total assets and 9th in terms of consolidated average common equity.

     Based on the S.N.L. Branch Migration Data Base dated June 30, 1996, updated for mergers and acquisitions through February 28, 1997, at February 28, 1997, BANC ONE's bank subsidiaries (the "affiliate banks") held the largest statewide share of total bank deposits in Arizona and Kentucky, the second largest share of such deposits in Indiana, Ohio and West Virginia, and the third largest share of such deposits in Colorado, Wisconsin and Texas. BANC ONE has smaller statewide market shares in the other states in which BANC ONE operates banks. At March 31, 1997, except for Bank One, Texas, N.A., no single BANC ONE affiliate bank accounted for more than 20% of BANC ONE's consolidated total assets. BANC ONE also owns nonbank subsidiaries that engage in credit card and merchant processing, consumer and education finance, mortgage banking, insurance, venture capital, investment and merchant banking, trust, brokerage, investment management, equipment leasing and data processing.

     Since its formation in 1968, BANC ONE has acquired over 100 banking institutions and the number of banking offices of its affiliate banks has increased from 24 to approximately 1,500. BANC ONE continues to explore opportunities to acquire banks and nonbank companies permitted by the BHCA. Discussions are continually being carried on relating to such acquisitions. It is not presently known whether, or on what terms, such discussions will result in further acquisitions.

     BANC ONE is a legal entity separate and distinct from its affiliate banks and its nonbanking subsidiaries (collectively, the "BANC ONE Affiliates"). Accordingly, the right of BANC ONE, and thus the right of BANC ONE's creditors and shareholders, to participate in any distribution of the assets or earnings of any BANC ONE Affiliate is necessarily subject to the prior claims of creditors of the BANC ONE Affiliate except to the extent that claims of BANC ONE in its capacity as a creditor may be recognized. The principal sources of BANC ONE's revenues are dividends and fees from the BANC ONE Affiliates. See "--Certain Regulatory Matters" for a discussion of the restrictions on the BANC ONE Affiliates' ability to pay dividends to BANC ONE.

     BANC ONE is incorporated in Ohio and has functioned as a multi-bank holding company since 1968. Its executive offices are located at 100 East Broad Street, Columbus, Ohio 43271, and its telephone number is (614) 248-5944.

RECENT DEVELOPMENTS

     On December 28, 1996, BANC ONE, BANC ONE OKLAHOMA CORPORATION ("BANC ONE OKLAHOMA") and Liberty Bancorp, Inc. ("LBI") entered into a merger agreement dated as of December 28, 1996, which provides for the merger (the "LBI Merger") of LBI with and into BANC ONE OKLAHOMA, an Oklahoma corporation and a wholly-owned subsidiary of BANC ONE. On March 31, 1997, the requisite vote of LBI shareholders was received in favor of the LBI Merger. Although the required regulatory approvals have been received, the LBI Merger remains subject to other customary conditions. Pursuant to the merger agreement relating to the LBI Merger, each share of common stock of LBI, par value $.01 per share, will be converted into 1.175 shares of BANC ONE Common Stock. BANC ONE expects to issue a maximum of approximately 12.2 million shares of BANC ONE Common Stock in connection with the LBI Merger. Although no assurances can be given, BANC ONE currently expects that the LBI Merger will be consummated in the second quarter of BANC ONE's 1997 fiscal year.

                          INFORMATION ABOUT FIRST USA

     First USA, incorporated in 1989, is a Delaware corporation, which, through its principal operating subsidiaries, First USA Bank and First USA Paymentech, is one of the nation's largest providers of Visa and MasterCard services. First USA Bank is the fourth largest issuer of Visa and MasterCard credit cards in the United States, with approximately 16.3 million credit cards issued and $22.9 billion in managed credit card loans outstanding at March 31, 1997. First USA Bank's profitability is affected by loan growth, interest rate spread, cardmember usage, credit quality and marketing expenses. First USA conducts its business through its wholly owned subsidiary, First USA Financial, which is the parent company of First USA Bank and the majority stockholder of First USA Paymentech. First USA Paymentech is the third largest payment processor of credit and debit card transactions in the United States, according to published industry sources, with approximately $30.3 billion in sales volume processed and approximately 940.6 million total transactions for the nine months ended March 31, 1997.

     In March 1996, First USA Paymentech completed an initial public offering of its common stock. Following the initial public offering, First USA owned approximately 77% of the outstanding shares of common stock of First USA Paymentech. In December, 1996 and January, 1997, First USA sold an aggregate of approximately 4.4 million shares of First USA Paymentech common stock and First USA Paymentech sold an aggregate of approximately 3.1 million newly issued shares of First USA Paymentech common stock in a public offering. As a result, First USA currently owns approximately 57% of First USA Paymentech.

     First USA FSB, an indirect wholly owned subsidiary of First USA and the newest operating unit of First USA, is focused on expanding First USA's relationship with its cardmembers. It offers financial products related to significant life events of the typical household by using First USA's existing distribution system as a conduit for delivering multiple financial products. First USA FSB's portfolio of financial products now includes mortgages, home equity loans, auto loans, insurance and installment loans and soon is expected to include remote banking, retail certificates of deposit and other financial products. First USA expects that these new products will create incremental revenue and strengthen relationships with existing customers.

     First USA's other business units, conducted through other subsidiaries of First USA Financial, provide services that complement First USA Bank's, First USA Paymentech's and First USA FSB's business operations. The address of the principal executive office of First USA is 1601 Elm Street, Dallas, Texas 75201 and its telephone number is (214) 849-2000.

                           CERTAIN REGULATORY MATTERS

     The following discussion sets forth certain of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and provides certain specific information relevant to BANC ONE and First USA. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to those provisions. A change in the statutes, regulations or regulatory policies applicable to BANC ONE, First USA or their respective subsidiaries may have a material effect on the business of such companies.

     General. As a bank holding company, BANC ONE is subject to regulation under the BHCA, and to inspection, examination and supervision by the Federal Reserve Board. Under the BHCA, bank holding companies generally may not acquire the ownership or control of more than 5% of the voting shares or substantially all the assets of any company, including a bank, without the Federal Reserve Board's prior approval. In addition, bank holding companies generally may engage, directly or indirectly, only in banking and such other activities as are determined by the Federal Reserve Board to be closely related to banking.

     Most of BANC ONE's affiliate banks are national banking associations and, as such, are subject to regulation primarily by the Office of the Comptroller of the Currency ("OCC") and, secondarily, by the FDIC and the Federal Reserve Board. BANC ONE's state-chartered banks also are subject to regulation by the FDIC and the Federal Reserve Board and, in addition, by their respective state banking departments.

BANC ONE and its subsidiaries and the First USA Banks also are affected by the fiscal and monetary policies of the federal government and the Federal Reserve Board, and by various other governmental requirements and regulations.

     First USA Bank and First USA Financial Services are banking organizations chartered under state law. First USA Bank is a Delaware-chartered banking corporation subject to comprehensive regulation and periodic examination by the Delaware State Bank Commissioner. First USA Financial Services is an industrial loan corporation chartered under Utah law that is subject to comprehensive regulation and periodic examination by the Utah Department of Financial Institutions. First USA FSB is a federal savings bank that is subject to comprehensive regulation and periodic examination by the OTS. First USA Bank, First USA Financial Services and First USA FSB (together, the "First USA Banks") are also subject to regulation by the FDIC.

     Holding Company Status of First USA. As a bank holding company, BANC ONE's activities and those of its banking and nonbanking subsidiaries are limited under the BHCA to the business of banking and activities closely related or incidental to banking. Because each of the First USA Banks meets certain criteria that cause it to be exempt from the definition of a "bank" under the BHCA, First USA and the other direct and indirect parent companies of the First USA Banks are currently not "bank holding companies" subject to provisions of the BHCA. However, it is expected that if the Merger is completed, the resulting status of the First USA Banks as subsidiaries of a bank holding company will not materially restrict, curtail or eliminate their current operations or activities, which generally conform to the requirements of the BHCA.

     First USA and First USA Financial are each registered savings and loan holding companies subject to OTS supervision as a result of their ownership of First USA FSB. As a bank holding company subject to Federal Reserve Board supervision, BANC ONE will be exempt from OTS supervision, although the OTS will continue to regulate First USA FSB, and the Federal Reserve Board must consult with the OTS on certain specified matters (including BANC ONE's proposed acquisition of First USA FSB) and coordinate certain enforcement matters.

     Liability for Bank Subsidiaries. The Federal Reserve Board has a policy to the effect that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to maintain resources adequate to support each such subsidiary bank. This support may be required at times when BANC ONE may not have the resources to provide it. In addition, Section 55 of the National Bank Act permits the OCC to order the pro rata assessment of shareholders of a national bank whose capital has become impaired. If a shareholder fails within three months to pay such an assessment, the OCC can order the sale of the shareholder's stock to cover the deficiency. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank would be assumed by the bankruptcy trustee and entitled to priority of payment.

     Any depository institution insured by the FDIC can be held liable for any loss incurred, or reasonably expected to be incurred, by the FDIC in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance. Also, in the event that such a default occurred with respect to a bank, any loans to the bank from its parent holding company would be subordinate in right of payment to payment of the bank's depositors and certain of its other obligations.

     Capital Requirements. As a bank holding company, BANC ONE is subject to capital ratios, requirements and guidelines imposed by the Federal Reserve Board, which are substantially similar to the ratios, requirements and guidelines imposed by the Federal Reserve Board, the OCC, the FDIC and the OTS on the banks within their respective jurisdictions, including the bank affiliates of BANC ONE and the First USA Banks. These capital requirements establish higher capital standards for banks and bank holding companies that assume greater risks. For this purpose, a bank's or bank holding company's assets and certain specified off-balance sheet commitments are assigned to four risk categories, each weighted differently based on the level of credit risk that is ascribed to such assets or commitments. A bank's or bank holding company's capital, in turn, is divided into two tiers: core ("Tier 1") capital, which includes common stockholders' equity, qualifying non-cumulative perpetual preferred stock and related surplus (excluding auction rate issues), qualifying cumulative perpetual preferred stock (in the case of a bank holding company) and minority interests in equity accounts of consolidated subsidiaries, less goodwill, certain identifiable intangible assets and certain other assets; and supplementary ("Tier 2") capital, which includes, among other items, perpetual preferred stock not meeting the Tier 1 definition, mandatory convertible debt securities, qualifying subordinated debt and allowances for loan and lease losses, subject to certain limitations, less certain required deductions.

     BANC ONE, like other bank holding companies, currently is required to maintain Tier 1 and total capital (the sum of Tier 1 and Tier 2 capital) equal to at least 4% and 8% of its total risk-weighted assets, respectively. At March 31, 1997 BANC ONE met both requirements, with Tier 1 and total capital equal to 8.77% and 12.86% of its total risk-weighted assets, respectively.

     The Federal Reserve Board also requires bank holding companies to maintain a minimum "leverage ratio" (Tier 1 capital to adjusted total assets) of 3%, if the holding company has the highest regulatory rating and meets certain other requirements, or of 3% plus an additional cushion of at least 100 to 200 basis points if the holding company does not meet these requirements. At March 31, 1997 BANC ONE's leverage ratio was 7.90%.

     The Federal Reserve Board may set capital requirements higher than the minimums noted above for holding companies whose circumstances warrant it. For example, holding companies experiencing or anticipating significant growth may be expected to maintain capital ratios including tangible capital positions well above the minimum levels. The Federal Reserve Board has not, however, imposed any such special capital requirement on BANC ONE.

     First USA Bank and First USA Financial Services are subject to capital adequacy guidelines adopted by the FDIC. First USA FSB is subject to capital regulations of the OTS that are substantially similar to the capital adequacy guidelines of the Federal Reserve Board, the OCC and the FDIC. As of March 31, 1997, First USA Bank's risk-based Tier 1 capital ratio was 20.69%, its risk-based total capital ratio was 24.56% and its leverage ratio was 12.13%. As of March 31, 1997, First USA Financial Services' risk-based Tier 1 capital ratio was 50.4%, its risk-based total capital ratio was 51.2% and its leverage ratio was 39.4%, which reflects the start-up nature of its operations.

     As of March 31, 1997, First USA FSB's tangible capital and core (leverage) ratios were each 8.07%, and its risk-based total capital ratio was 17.05% and Tier 1 capital ratio was 15.72%, which reflects the start-up nature of its operations.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), among other things, identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) and requires the respective Federal regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements within such categories. FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Failure to meet the capital guidelines could also subject a banking institution to capital raising requirements. An "undercapitalized" bank must develop a capital restoration plan and its parent holding company must guarantee that bank's compliance with the plan. The liability of the parent holding company under any such guarantee is limited to the lesser of 5% of the bank's assets at the time it became "undercapitalized" or the amount needed to comply with the plan. Furthermore, in the event of the bankruptcy of the parent holding company, such guarantee would take priority over the parent's general unsecured creditors. In addition, under FDICIA the various regulatory agencies to have promulgated certain standards for safety and soundness relating generally to operations and management, asset quality and executive compensation. FDICIA authorizes regulatory action against a financial institution that does not meet such standards.

     Dividend Restrictions and Transfers of Funds. Various federal and state statutory provisions limit the amount of dividends BANC ONE's affiliate banks can pay to BANC ONE without regulatory approval. The approval of the appropriate bank regulator is required for any dividend by a national bank or by a state-chartered bank that is a member of the Federal Reserve System (a "state member bank") if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by regulatory agencies, for such year combined with its retained net profits for the preceding two years. In addition, a national bank or a state member bank may not pay a dividend in an amount greater than its net profits then on hand. At December 31, 1996, $0.6 billion was available for payment of dividends to BANC ONE without approval by the applicable regulatory authority.

     The First USA Banks are subject to similar restrictions on the payment of dividends. State laws restrict the ability of each of First USA Bank and First USA Financial Services to pay dividends. Under both Delaware and Utah law, directors of a state bank and industrial loan company, respectively, may declare dividends out of net profits, subject to a requirement that the institution replenish its surplus account until it reaches 100% of its capital stock. In addition, First USA FSB is required to give the OTS at least 30 days' advance notice of any proposed dividend or else such dividend will be invalid. Under OTS regulations, other limitations also apply to First USA FSB's ability to pay dividends, the magnitude of which depends upon the extent to which the bank meets its regulatory capital requirements. As of March 31, 1997, total equity of the First USA Banks approximated $1.3 billion, of which $798.0 million was available to pay dividends without approval of applicable regulatory authorities.

     Federal bank regulatory authorities have authority to prohibit BANC ONE's affiliate banks and the First USA Banks from engaging in an unsafe or unsound practice in conducting their business. The payment of dividends, depending upon the financial condition of the bank in question, could be deemed to constitute such an unsafe or unsound practice. In addition, under federal law, none of the banks may declare dividends or make any capital distributions if, after payment of such dividend or other distribution, the bank would fall within any of the three undercapitalized categories under the prompt corrective action standards of FDICIA. The ability of BANC ONE's affiliate banks and the First USA Banks to pay dividends in the future is presently, and could be further, influenced by bank regulatory policies and capital guidelines.

     In addition to the dividend restrictions described above, the BANC ONE Affiliate banks and the First USA Banks are subject to Sections 23A and 23B of the Federal Reserve Act, which limit transactions between an insured depository institution and its nonbanking and, in limited circumstances, banking, affiliates. For example, Section 23A limits to no more than 10% of its total capital the aggregate outstanding amount of any bank's loans and other "covered transactions" with any such affiliate; and limits to no more than 20% of its total capital the aggregate outstanding amount of any bank's covered transactions with all such affiliates. Section 23A also generally requires that a bank's loans to such affiliates be secured, and Section 23B generally requires that a bank's transactions with such affiliates be on arms' length terms.

     Deposit Insurance Assessments. The deposits of each of BANC ONE's affiliate banks and the First USA Banks are insured up to regulatory limits by the FDIC and, accordingly, are subject to deposit insurance assessments to maintain the Bank Insurance Fund ("BIF") and Savings Association Insurance Fund ("SAIF") administered by the FDIC. The FDIC has adopted regulations establishing a permanent risk-related deposit insurance assessment system. Under this system, the FDIC places each insured bank in one of nine risk categories based on (a) the bank's capitalization and (b) supervisory evaluations provided to the FDIC by the institution's primary federal regulator. Each insured bank's insurance assessment rate is then determined by the risk category in which it is classified by the FDIC.

     Effective January 1, 1997, the annual insurance premiums on bank deposits insured by the BIF and SAIF vary between $0.00 per $100 of deposits for banks classified in the highest capital and supervisory evaluation categories to $0.27 per $100 of deposits for banks classified in the lowest capital and supervisory evaluation categories.

     The Deposit Insurance Funds Act of 1996 ("DIFA") provides for assessments to be imposed on insured depository institutions with respect to deposits insured by the BIF and the SAIF (in addition to assessments currently imposed on depository institutions with respect to BIF- and SAIF-insured deposits) to pay for the cost of Financing Corporation ("FICO") funding. The FDIC established the FICO assessment rates effective January 1, 1997 at $0.013 per $100 annually for BIF-assessable deposits and $0.0648 per $100 annually for SAIF-assessable deposits. BANC ONE's affiliate banks held approximately $5.3 billion of SAIF-assessable deposits as of January 1, 1997. The FICO assessments do not vary depending upon a depository institution's capitalization or supervisory evaluations. BANC ONE currently estimates its FICO assessments may amount to $8 million after-tax in 1997 with similar assessments per year through 1999 (or earlier if no savings associations exist prior to December 31, 1999) in connection with such funding.

     Depositor Preference Statute. Federal legislation has been enacted providing that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such institution, including federal funds and letters of credit, in the "liquidation or other resolution" of the institution by any receiver.

     Brokered Deposits. Under FDIC regulations, no FDIC-insured bank or savings institution can accept brokered deposits unless it (a) is well capitalized, or
(b) is adequately capitalized and receives a waiver from the FDIC. In addition, these regulations prohibit any bank or savings institution that is not well capitalized from (i) paying an interest rate on deposits in excess of 75 basis points over certain prevailing market rates or (ii) offering "pass through" deposit insurance on certain employee benefit plan accounts unless it provides certain notice to affected depositors.

     Interstate Banking. Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Riegle-Neal"), subject to certain concentration limits,
(a) bank holding companies such as BANC ONE are permitted, beginning September 29, 1995, to acquire banks and bank holding companies located in any state; (b) any bank that is a subsidiary of a bank holding company is permitted, again beginning September 29, 1995, to receive deposits, renew time deposits, close loans, service loans and receive loan payments as an agent for any other bank subsidiary of that holding company; (c) banks are permitted, beginning June 1, 1997, to acquire branch offices outside their home states by merging with out-of-state banks, and in certain circumstances purchasing branches in other states, provided that the host state has not adopted legislation "opting out" of interstate mergers under Riegle-Neal, and (d) banks are permitted, effective September 29, 1995, to establish de novo branch offices in other states, provided that, in the case of any such opening of individual branches, the host state has adopted legislation "opting in" to de novo interstate branching under Riegle-Neal. BANC ONE might use Riegle-Neal to acquire banks in additional states and to consolidate its affiliate banks under a smaller number of separate charters.

     Enforcement Powers of Federal and State Regulators. The federal banking agencies have broad enforcement powers over the institutions they regulate, including the power to terminate deposit insurance (in the case of the FDIC), impose substantial fines and other civil penalties and, in the most severe cases, to appoint a conservator or receiver. The state banking regulators also have broad enforcement powers under state law with respect to state bank subsidiaries of BANC ONE and First USA.

     Consumer Protection Laws. The lending activities of the First USA Banks and BANC ONE's affiliate banks are subject to regulation under various federal consumer protection laws including, among others, the Truth-in-Lending Act, the Fair Housing Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Electronic Funds Transfer Act and the Soldiers' and Sailors' Civil Relief Act, as well as various other state laws. Regulators are authorized to impose penalties for violations of these statutes and, in certain cases, to order the banks to pay restitution to injured customers. Customers may also bring actions for up to treble damages for certain violations. Federal and state bankruptcy and debtor relief laws also affect the banks' ability to collect outstanding balances owed by cardmembers who seek relief under these statutes.

                        COMPARISON OF SHAREHOLDER RIGHTS

     Upon the conversion of their shares of First USA Common Stock into the right to receive shares of BANC ONE Common Stock pursuant to the Merger, the stockholders of First USA, a Delaware corporation, will become shareholders of BANC ONE, an Ohio corporation. The following is a description of BANC ONE capital stock, including the BANC ONE Common Stock to be issued in the Merger, and a summary of certain differences between the rights of holders of First USA Common Stock and the rights of holders of BANC ONE Common Stock. These differences arise in part from the differences between the Delaware Law and the Ohio Law. Additional differences arise from the governing instruments of the two companies (in the case of First USA, the First USA Certificate of Incorporation and the First USA By-laws, and, in the case of BANC ONE, the BANC ONE Articles of Incorporation and the BANC ONE Regulations). Although it is impractical to compare all of the aspects in which the Delaware Law and the Ohio Law and the companies' governing instruments differ with respect to shareholders' rights, the following discussion summarizes certain significant differences between them.

DESCRIPTION OF BANC ONE STOCK

     General. The authorized capital stock of BANC ONE consists of (without giving effect to the Articles Amendment) 600,000,000 shares of BANC ONE Common Stock and 35,000,000 shares of preferred stock, without par value ("BANC ONE Preferred Stock"), divided into 10,000,000 shares of Class A Preferred Stock ("Class A Preferred Stock"), 1,000,000 shares of Class B Convertible Preferred Stock ("Class B Preferred Stock") and 24,000,000 shares of Class C Preferred Stock of which the Series C $3.50 Cumulative Convertible Preferred Stock, consisting of 5,000,000 authorized shares, has been designated ("Class C Preferred Stock"). If the BANC ONE Shareholders approve the Articles Amendment, the number of authorized shares of BANC ONE Common Stock will be increased to 950,000,000. See "Proposed Amendment to the BANC ONE Articles of Incorporation to Increase Authorized Common Stock." As of March 31, 1997, there were issued and outstanding 3,774,856 shares of Class C Preferred Stock and there were issued 433,657,210 shares of BANC ONE Common Stock (including 13,919,627 shares of treasury stock).

     The following summary of the terms of BANC ONE's capital stock does not purport to be complete and is qualified in its entirety by reference to the applicable provisions of the Ohio Law and the BANC ONE Articles of Incorporation.

     Common Stock. Holders of BANC ONE Common Stock are entitled to receive dividends out of funds legally available therefor as and if declared by the BANC ONE Board provided that, so long as any shares of BANC ONE Preferred Stock are outstanding, no dividends (other than dividends payable in BANC ONE Common Stock) or other distributions (including redemptions and purchases) may be made with respect to the BANC ONE Common Stock unless full cumulative dividends on the shares of BANC ONE Preferred Stock have been paid.

     Holders of shares of BANC ONE Common Stock are entitled to one vote for each share for the election of directors and on all other matters. Holders of BANC ONE Common Stock vote together as a class with holders of Class A Preferred Stock and Class B Preferred Stock. Generally, holders of Class C Preferred Stock have no voting rights.

     The issued and outstanding shares of BANC ONE Common Stock are fully paid and nonassessable. The holders of BANC ONE Common Stock are not entitled to preemptive rights or conversion or redemption rights. The holders of BANC ONE Common Stock do not have cumulative voting rights in the election of directors.

     In the event of the voluntary or involuntary dissolution, liquidation or winding up of BANC ONE, holders of BANC ONE Common Stock will be entitled to receive, pro rata, after satisfaction in full of the prior rights of creditors (including holders of BANC ONE's indebtedness) and holders of BANC ONE Preferred Stock, all the remaining assets of BANC ONE available for distribution.

     Preferred Stock. BANC ONE's Board has the authority to issue shares of Class A and Class C Preferred Stock in one or more series and to fix the designations, number of shares, dividends, redemption rights, sinking fund requirements, liquidation prices, conversion rights and other rights, qualifications, limitations or restrictions thereon (except voting rights) as the BANC ONE Board may from time to time be permitted by law to fix or change.

     Currently, no shares of BANC ONE Preferred Stock except shares of Class C Preferred Stock are outstanding. Holders of Class C Preferred Stock are entitled to receive out of funds legally available therefor cumulative cash dividends at the annual rate of $3.50 per share payable quarterly on the last day of March, June, September and December in each year. If full cumulative dividends on outstanding shares of Class C Preferred Stock have not been paid, no dividends may be declared or paid on, and no amounts may be set aside or applied to the redemption or purchase of, any shares of BANC ONE Common Stock or any other shares of capital stock of BANC ONE ranking junior to shares of Class C Preferred Stock. Upon the voluntary or involuntary dissolution, liquidation or winding up of BANC ONE, holders of Class C Preferred Stock are entitled to receive a preferential distribution of $50 per share plus accrued and unpaid dividends, if any. The Class C Preferred Stock ranks on a parity as to payment of dividends and with respect to distributions upon liquidation with the Class B Preferred Stock.

     Generally, holders of shares of Class C Preferred Stock have no voting rights. However, the approval of holders of a majority of the outstanding shares of Class C Preferred Stock voting together as a class is required in order to amend BANC ONE's Articles of Incorporation to affect adversely the rights of the holders of the Class C Preferred Stock or to take any action that would result in the creation of or an increase in the number of authorized shares senior or superior with respect to dividends or upon liquidation to the Class C Preferred Stock. Holders of Class C Preferred Stock also have the right to elect two additional directors during any period in which dividends on Class C Preferred Stock are cumulatively in arrears in the amount of six or more full quarterly dividends.

     At the option of the holder of any shares of Class C Preferred Stock, such shares may be converted into shares of BANC ONE Common Stock at the conversion rate then in effect. The present conversion rate is 1.928982 shares of BANC ONE Common Stock for each share of Class C Preferred Stock and is subject to adjustment for stock dividends, subdivisions, splits and combinations and for any distribution of rights or warrants to purchase BANC ONE Common Stock at a price per share less than the BANC ONE Common Stock's then-current market value.

     The issued shares of Class C Preferred Stock may be redeemed, in whole or in part, by BANC ONE at its election at any time at the redemption prices during the 12-month periods beginning on March 31 of the years shown below, plus accrued and unpaid dividends, if any.

                                   YEAR                           REDEMPTION PRICE
          ------------------------------------------------------  -----------------
          1997..................................................       $ 51.40
          1998..................................................       $ 51.05
          1999..................................................       $ 50.70
          2000..................................................       $ 50.35
          2001 and thereafter...................................       $ 50.00

The Class C Preferred Stock is not subject to the operation of a sinking fund.

COMPARISON OF BANC ONE COMMON STOCK AND FIRST USA COMMON STOCK

     Amendment of Charter Documents. The Delaware Law requires approval by holders of a majority of the voting power of First USA Common Stock in order to amend the First USA Certificate of Incorporation. To amend an Ohio corporation's articles of incorporation, the Ohio Law requires the approval of shareholders holding two-thirds of the voting power of the corporation, or, in cases in which class voting is required, of shareholders holding two-thirds of the voting power of such class, unless otherwise specified in such corporation's articles of incorporation. The BANC ONE Articles of Incorporation specify that the holders of a majority of the voting power of BANC ONE, or, when appropriate, any class of shareholders, may amend the

BANC ONE Articles of Incorporation, except that amendments to the "control share acquisition" and "fair price" provisions require the affirmative vote of 85% of the total voting power. See "-- Mergers, Acquisitions and Certain Other Transactions."

     Amendment and Repeal of By-laws and Regulations. Under the Delaware Law, holders of a majority of the voting power of a corporation and, when provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the by-laws of a corporation. The First USA Certificate of Incorporation grants the directors of First USA such power.

     The Ohio Law provides that only shareholders of a corporation have the power to amend and repeal a corporation's code of regulations. The BANC ONE Regulations may only be amended by the affirmative vote of a majority of the voting power represented by the outstanding voting stock of BANC ONE present in person or by proxy at an annual or special meeting called for such purpose.

     Removal of Directors. The Delaware Law provides that directors may be removed from office, with or without cause, by the holders of a majority of the voting power of all outstanding voting stock, unless the corporation has a classified board and its certificate of incorporation otherwise provides. The First USA Certificate of Incorporation does provide for a classified board and that directors may only be removed for cause.

     The Ohio Law provides that, unless the governing documents of a corporation provide otherwise, directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the corporation with respect to the election of directors, except that, unless all the directors or all the directors of a particular class are removed, no individual director may be removed if the votes of a sufficient number of shares are cast against such director's removal which, if cumulatively voted at an election of all the directors, or all the directors of a particular class, as the case may be, would be sufficient to elect at least one director. BANC ONE does not have a classified board, with the result that directors serve for one-year terms and the entire BANC ONE Board is elected annually. To qualify for election to the BANC ONE Board, an individual must own a substantial number of shares of BANC ONE Capital Stock, and must not also serve as a director or officer of or in any other management relationship for any financial institution that is in competition with BANC ONE or any of its subsidiaries. Directors of BANC ONE may be removed, with or without cause, by the affirmative vote of a majority of the voting power present at a meeting of BANC ONE shareholders.

     Vacancies on the Board. The Delaware Law provides that, unless the governing documents of a corporation provide otherwise, vacancies and newly created directorships resulting from a resignation or any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office. The First USA Certificate of Incorporation provides that any vacancy on the First USA Board that results from an increase in the number of directors may be filled by a majority of the directors then in office, provided that a quorum is present, and any other vacancy occurring in the First USA Board may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors shall have a term that shall coincide with the remaining term of that class. Any directors elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

     The Ohio Law provides that, unless the governing documents of a corporation provide otherwise, vacancies on the board of directors may be filled by a majority of the remaining directors of a corporation. The BANC ONE Regulations provide that, except in cases where a director is removed and such director's successor is elected by the shareholders, the remaining directors may, by a vote of a majority of their number, fill any vacancy for the unexpired term.

     Right to Call Special Meetings of Shareholders. The Delaware Law permits special meetings of stockholders to be called by the board of directors and such other persons, including stockholders, as the certificate of incorporation or by-laws may provide. The Delaware Law does not require that stockholders be given the right to call special meetings. The First USA By-laws provide that special meetings may be called for any purpose or purposes by the First USA Board, the First USA Chairman of the Board or the First USA Secretary.

     Under the Ohio Law, the holders of at least 25% of the outstanding shares of a corporation, unless the corporation's regulations specify another percentage, which may in no case be greater than 50%, the directors, by action at a meeting or a majority of the directors acting without a meeting, the chairman of the board, the president or, in case of the president's death or disability, the vice president authorized to exercise the authority of the president have the authority to call special meetings of shareholders. The BANC ONE Regulations expressly provide that special meetings of BANC ONE Shareholders may be called by the BANC ONE Chief Executive Officer or, in cases of the BANC ONE Chief Executive Officer's absence from the United States, death or disability, such other officer, who is also a member of the BANC ONE Board, who is authorized in such circumstances to exercise the authority of the BANC ONE Chief Executive Officer, or by the directors by action at a meeting or a majority of the directors acting without a meeting, or by shareholders holding 50% or more of the voting power of the then-outstanding shares entitled to vote in an election of directors, taken together as a single class.

     Shareholder Action Without a Meeting. The Delaware Law provides that, unless otherwise provided in the certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of common stock having not less than the minimum number of votes otherwise required to approve such action at a meeting of stockholders consent in writing. The First USA Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of stockholders, duly called and held with prior notice and a vote, and may not be effected by any consent in writing by such stockholders. Under the Ohio Law, any action that may be taken by shareholders at a meeting may be taken without a meeting with the unanimous written consent of all shareholders entitled to vote thereat.

     Class Voting. The Delaware Law requires voting by separate classes only with respect to amendments to a corporation's certificate of incorporation that adversely affect the holders of those classes or that increase or decrease the aggregate number of authorized shares or the par value of the shares of any of those classes. Under the Ohio Law, holders of a particular class of shares are entitled to vote as a separate class if the rights of that class are affected in certain respects by mergers, consolidations or amendments to the articles of incorporation.

     Cumulative Voting. Under the Delaware Law, stockholders do not have the right to cumulate their votes in the election of directors unless such right is granted in the certificate of incorporation. The First USA Certificate of Incorporation does not grant such rights. Under the Ohio Law, unless the articles of incorporation are amended to eliminate cumulative voting for directors following their initial filing with the Ohio Secretary of State, each shareholder has the right to vote cumulatively in the election of directors if certain notice requirements are satisfied. The BANC ONE Articles of Incorporation have been amended to eliminate the rights of the BANC ONE Shareholders to vote cumulatively in the election of directors.

     Provisions Affecting Control Share Acquisitions and Business
Combinations. Section 203 of the Delaware Law provides generally that any person who acquires 15% or more of a corporation's voting stock (thereby becoming an "interested stockholder") may not engage in a wide range of "business combinations" with the corporation for a period of three years following the date the person became an interested stockholder, unless (i) the board of directors of the corporation has approved, prior to that acquisition date, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, that person owns at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by persons who are directors and also officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer), or (iii) the business combination is approved by the board of directors and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

     These restrictions on interested stockholders do not apply under certain circumstances, including, but not limited to, the following (i) if the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by Section 203 of the Delaware Law, or
(ii) if the corporation, by action of its stockholders, adopts an amendment to its by-laws or certificate of incorporation expressly electing not to be governed by such section. Neither the First USA Certificate of Incorporation nor the First USA By-laws contain a provision electing not to be governed by such section.

     Like Section 203 of the Delaware Law, Chapter 1704 of the Ohio Law prohibits an "interested shareholder" from engaging in a wide range of "business combinations" similar to those prohibited by Section 203 of the Delaware Law. However, in contrast to Section 203 of the Delaware Law, under Chapter 1704 of the Ohio Law an interested shareholder includes a shareholder who, directly or indirectly, exercises or directs the exercise of 10% or more of the voting power of the corporation. Ohio Law Chapter 1704 restrictions do not apply under certain circumstances, including, but not limited to, the following: (i) if directors of the corporation have approved the transactions or the interested shareholder's acquisition of shares of the corporation prior to the date the interested shareholder became a shareholder of the corporation, and (ii) if the corporation, by action of its shareholders holding at least 66 2/3% of the voting power of the corporation, adopts an amendment to its articles of incorporation specifying that Chapter 1704 of the Ohio Law shall not be applicable to the corporation.

     Under Section 1701.831 of the Ohio Law, unless the articles of incorporation or code of regulations of a corporation otherwise provide, any control share acquisition of an "issuing public corporation" can only be made with the prior approval of the corporation's shareholders. A "control share acquisition" is defined as any acquisition of shares of a corporation that, when added to all other shares of that corporation owned by the acquiring person, would enable that person to exercise levels of voting power in any of the following ranges: at least 20% but less than 33 1/3%; at least 33 1/3% but less than 50%; or 50% or more.

     Article Eleventh of the BANC ONE Articles of Incorporation incorporates, to a large extent, the provisions of the Ohio control share acquisition statute (the "Ohio Control Share Statute"), as set forth in Section 1701.831 of the Ohio Law. Article Eleventh of the BANC ONE Articles of Incorporation sets forth procedures for obtaining shareholder consent of control share acquisitions, subject to the right of the BANC ONE Board to screen out proposals that do not meet certain standards set forth in Article Eleventh of the BANC ONE Articles of Incorporation. Article Eleventh of the BANC ONE Articles of Incorporation defines a "control share acquisition" as any acquisition, directly or indirectly, of shares of BANC ONE which, when added to all other shares of BANC ONE owned or controlled by the acquiror, would entitle the acquiror, alone or with others, to exercise or direct the exercise of voting power in BANC ONE in the election of directors within any of the following ranges of voting power:
(i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; and (iii) a majority or more. A bank, broker, nominee, trustee or other person who acquires shares in the ordinary course of business for the benefit of others in good faith and not for the purpose of circumventing Article Eleventh of the BANC ONE Articles of Incorporation shall be deemed to have voting power only of shares in respect of which such person would be able to exercise or direct the exercise of votes without further instruction from others at a meeting of shareholders called under Article Eleventh of the BANC ONE Articles of Incorporation. A control share acquisition which meets certain criteria set forth in Article Eleventh of the BANC ONE Articles of Incorporation as determined by the BANC ONE Board, must be presented to a meeting of the BANC ONE Shareholders and approved by the affirmative vote of the holders of both (i) a majority of the voting power represented at the meeting and (ii) a majority of that portion of such voting power excluding any "interested shares" (those shares held by the acquiring person, executive officers of BANC ONE and employees of BANC ONE who are also directors). Article Eleventh of the BANC ONE Articles of Incorporation may be amended by a vote of 85% of the votes entitled to be cast by all holders of voting stock.

     Fair Price Provisions. The BANC ONE Articles of Incorporation also include a "fair price" provision that is designed to provide reasonable assurances to shareholders that in the event any shareholder or group of shareholders acquires 20% or more of BANC ONE's voting stock (the "Acquiror") and then seeks to acquire all or part of the remaining voting stock through a merger or other transaction which would force a change or termination of the other shareholders' ownership interests (a "Business Combination"), such other sharehold-ers must receive consideration at least equivalent to the highest price paid by the Acquiror in acquiring its 20% stock interest, unless the Business Combination is approved either (i) by a majority of directors who are unrelated to the Acquiror or (ii) by the affirmative vote of 75% of all the votes entitled to be cast by all holders of voting stock and 67% of the votes entitled to be cast by all holders of voting stock held by shareholders other than the Acquiror ("Special Shareholder Vote").

     This provision operates by requiring that, after an Acquiror emerges, any Business Combination which has the effect of requiring shareholders to surrender their shares must satisfy one of the following conditions:

          (i) Fair Consideration to Shareholders. The terms of the Business Combination must provide for payment of consideration which is at least equivalent to the highest price paid to other shareholders by the Acquiror in acquiring its 20% stock position and must be approved by shareholders as otherwise required by applicable law; or

          (ii) Unrelated Director Approval. The Business Combination must be approved as fair to shareholders by a majority of the directors who are not affiliated with the Acquiror and who were directors before the Acquiror acquired its 20% stock position or who were nominated or elected to succeed such directors by the other unaffiliated directors ("Unrelated Directors") and must be approved by shareholders as otherwise required by applicable law; or

          (iii) Special Shareholder Vote. The Business Combination must be approved by the Special Shareholder Vote.

     Article Tenth of the BANC ONE Articles of Incorporation, which contains this provision, may be amended by a vote of 85% of the votes entitled to be cast by all holders of voting stock, unless the amendment is approved unanimously by the Unrelated Directors, in which case only majority shareholder approval would be required.

     Chapter 1704 of the Ohio Law is similar to the "fair price" provision contained in the BANC ONE Articles of Incorporation. The Ohio Law prohibits an Issuing Public Corporation (as defined below) from engaging in a Chapter 1704 Transaction (as defined below) with an Interested Shareholder (as defined below) for a period of three years following the date on which the person becomes an Interested Shareholder unless, prior to such date, the directors of the Issuing Public Corporation approve either the Chapter 1704 Transaction or the acquisition of shares pursuant to which such person became an Interested Shareholder. After the initial three-year moratorium has expired, an Issuing Public Corporation may engage in a Chapter 1704 Transaction if (i) the acquisition of shares pursuant to which the person became an Interested Shareholder received the prior approval of the board of directors of the Issuing Public Corporation, (ii) the Chapter 1704 Transaction is approved by the affirmative vote of the holders of shares representing at least two-thirds of the voting power of the Issuing Public Corporation and by the holders of at least a majority of voting shares which are not beneficially owned by an Interested Shareholder or an affiliate or associate of an Interested Shareholder or (iii) the Chapter 1704 Transaction meets certain statutory tests designed to ensure that it be economically fair to all shareholders.

     For this purpose, an "Issuing Public Corporation" is any Ohio corporation with 50 or more shareholders that has its principal place of business, principal executive offices or substantial assets within the State of Ohio. BANC ONE currently is an Issuing Public Corporation. An "Interested Shareholder" is any person who is the beneficial owner of a sufficient number of shares to allow such person, directly or indirectly, alone or with others, including affiliates and associates, to exercise or direct the exercise of 10% of the voting power of the Issuing Public Corporation. A "Chapter 1704 Transaction" includes any merger, consolidation, combination or majority share acquisition between or involving an Issuing Public Corporation and an Interested Shareholder or an affiliate or associate of an Interested Shareholder. A Chapter 1704 Transaction also includes certain transfers of property, dividends and issuance or transfers of shares, from or by an Issuing Public Corporation or a subsidiary of an Issuing Public Corporation to, with or for the benefit of an Interested Shareholder or an affiliate or associate of an Interested Shareholder unless such transaction is in the ordinary course of business of the Issuing Public Corporation on terms no more favorable to the Interested Shareholder than those acceptable to third parties as demonstrated by contemporaneous transactions. Finally, Chapter

1704 Transactions include certain transactions which (i) increase the proportionate share ownership of an Interested Shareholder, (ii) result in the adoption of a plan or proposal for the dissolution, winding up of the affairs or liquidation of the Issuing Public Corporation if such plan is proposed by or on behalf of the Interested Shareholder or (iii) pledge or extend the credit or financial resources of the Issuing Public Corporation to or for the benefit of the Interested Shareholder.

     The Delaware Law has no comparable provision.

     Mergers, Acquisitions and Certain Other Transactions. The Delaware Law requires approval of mergers, consolidations and dispositions of all or substantially all of a corporation's assets (other than so-called "parent-subsidiary" mergers) by a majority of the voting power of the corporation, unless the certificate of incorporation specifies a different percentage. The First USA Certificate of Incorporation does not provide for a different percentage. The Delaware Law does not require stockholder approval for majority share acquisitions or for combinations involving the issuance of less than 20% of the voting power of the corporation, except for "business combinations" subject to Section 203 of the Delaware Law.

     Under the Ohio Law, a merger or consolidation by an Ohio corporation generally requires the affirmative vote of holders of shares representing at least two-thirds of the shareholder voting power of the corporation unless the corporation's articles of incorporation provide for approval by a different proportion not less than a majority. The BANC ONE Articles of Incorporation generally require only approval of a majority of the outstanding shares for such transactions.

     Constituencies Provisions. Section 1701.59 of the Ohio Law permits a director, in determining what such director reasonably believes to be in the best interests of the corporation, to consider, in addition to the interests of the corporation's shareholders, any of the following (i) the interests of the corporation's employees, suppliers, creditors, and customers, (ii) the economy of the state and nation, (iii) community and societal considerations and (iv) the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation. The Delaware Law contains no comparable provision.

     Rights of Dissenting Shareholders. Under the Delaware Law, appraisal rights are available to dissenting stockholders in connection with certain mergers or consolidations. However, unless the certificate of incorporation otherwise provides, the Delaware Law does not provide for appraisal rights (i) if the shares of the corporation are listed on a national securities exchange or designated as a national market systems security on an interdealer quotations system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders (as long as the stockholders receive in the merger shares of the surviving corporation or of any other corporation the shares of which are listed on a national securities exchange or designated as a national market systems security on an interdealer quotations system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders) or (ii) if the corporation is the surviving corporation and no vote of its stockholders is required for the merger. The First USA Certificate of Incorporation does not provide otherwise. See "Summary --Appraisal Rights." The Delaware Law does not provide appraisal rights to stockholders who dissent from the sale of all or substantially all of a corporation's assets or an amendment to the corporation's certificate of incorporation, although a corporation's certificate of incorporation may so provide.

     Under the Ohio Law, dissenting shareholders are entitled to appraisal rights in connection with the lease, sale, exchange, transfer or other disposition of all or substantially all of the assets of a corporation and in connection with certain amendments to the corporation's articles of incorporation. Shareholders of an Ohio corporation being merged into or consolidated with another corporation are also entitled to appraisal rights. In addition, shareholders of an acquiring corporation are entitled to appraisal rights in any merger, combination or majority share acquisition in which such shareholders are entitled to voting rights. The Ohio Law provides shareholders of an acquiring corporation with voting rights if the acquisition (a "majority share acquisition") involves the transfer of shares of the acquiring corporation entitling the recipients thereof to exercise one-sixth or more of the voting power of such acquiring corporation immediately after the consummation of the transaction. See "Rights of Dissenting Shareholders."

     Under the Delaware Law, among other procedural requirements, a stockholder's written demand for appraisal of shares must be received before the taking of the vote on the matter giving rise to appraisal rights. Under the Ohio Law, a shareholder's written demand must be delivered to the corporation not later than ten days after the taking of the vote on the matter giving rise to appraisal rights.

     Dividends. Both the Delaware Law and the Ohio Law provide that dividends may be paid in cash, property or shares of a corporation's capital stock. The Delaware Law provides that a corporation may pay dividends out of any surplus, and, if it has no surplus, out of any net profits for the fiscal year in which the dividend was declared or for the preceding fiscal year (provided that such payment will not reduce capital below the amount of capital represented by all classes of shares having a preference upon the distribution of assets). The Ohio Law provides that a corporation may pay dividends out of surplus and must notify its shareholders if a dividend is paid out of capital surplus.

     Preemptive Rights of Shareholders. The Delaware Law provides that no stockholder shall have any preemptive rights to purchase additional securities of the corporation unless the certificate of incorporation expressly grants such rights. The First USA Certificate of Incorporation does not provide for preemptive rights.

     The Ohio Law provides that, subject to certain limitations and conditions contained in the Ohio Law and unless the articles of incorporation provide otherwise, shareholders shall have preemptive rights to purchase additional securities of the corporation. The BANC ONE Articles of Incorporation expressly eliminate any preemptive rights.

     Director Liability and Indemnification. The Delaware Law allows a Delaware corporation to include in its certificate of incorporation, and the First USA Certificate of Incorporation contains, a provision eliminating the liability of a director for monetary damages for a breach of such director's fiduciary duties as a director, except liability (i) for any breach of the director's duty of loyalty to First USA or First USA Stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the Delaware Law (which deals generally with unlawful payments of dividends, stock repurchases and redemptions), and (iv) for any transaction from which the director derived an improper personal benefit.

     The First USA By-laws provide for indemnification of persons (including First USA directors) whom it shall have power to indemnify under and to the fullest extent permitted by the Delaware Law. The Delaware Law permits a Delaware corporation to indemnify directors, officers, employees and agents under certain circumstances and mandates indemnification under certain circumstances. The Delaware Law permits a corporation to indemnify an officer, director, employee or agent for fines, judgments or settlements, as well as for expenses in the context of actions other than derivative actions if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification against expenses incurred by a director, officer, employee or agent in connection with a proceeding against such person for actions in such capacity is mandatory to the extent that such person has been successful on the merits. If a director, officer, employee or agent is determined to be liable to the corporation, indemnification for expenses is not allowable, subject to limited exceptions when a court deems the award of expenses appropriate. The Delaware Law grants express power to a Delaware corporation to purchase liability insurance for its directors, officers, employees and agents, regardless of whether any such person is otherwise eligible for indemnification by the corporation. Advancement of expenses is permitted, but a person receiving such advances must repay those expenses if it is ultimately determined that such person is not entitled to indemnification.

     There is no comparable provision under the Ohio Law limiting the liability of officers, employees or agents of the corporation, and the BANC ONE Articles of Incorporation contain no such provision. However, Ohio Law has codified the traditional business judgment rule. Ohio Law provides that the business judgment presumption of good faith may only be overcome by clear and convincing evidence that an action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. Further, Ohio Law provides specific statutory authority for directors to consider, in addition to the interests of the corporation's shareholders, other factors such as the interests of the corporation's employees, suppliers, creditors and customers; the economy of the state and nation; community and societal considerations; the long-term and short-term interests of the corporation and its shareholders; and the possibility that these interests may be best served by the continued independence of the corporation.

     Under the Ohio Law, Ohio corporations are permitted to indemnify directors, officers, employees and agents within prescribed limits and must indemnify them under certain circumstances. The Ohio Law does not authorize payment by a corporation of judgments against a director, officer, employee or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is required, however, to the extent such person succeeds on the merits. In all other cases, if it is determined that a director, officer, employee or agent acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary, except as otherwise provided by a corporation's articles of incorporation, code of regulations or by contract, except with respect to the advancement of expenses of directors (as discussed in the next paragraph). The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, purchase insurance to indemnify those persons.

     The Ohio Law provides that a director (but not an officer, employee, or agent) is entitled to mandatory advancement of expenses, including attorneys' fees, incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that such director's act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation's best interests.

     The BANC ONE Regulations provide that BANC ONE may indemnify directors, officers, employees and agents to the fullest extent permitted by law against costs incurred in connection with any threatened, pending or completed claim, action, suit or proceeding because of such person's service as a director, officer, employee or agent of BANC ONE.

     BANC ONE has entered into indemnification contracts with its directors and certain of its officers that, among other things, provide the contracting director or officer with certain procedural and substantive rights to indemnification. Such indemnification rights apply to acts or omissions of such persons, whether such acts or omissions occurred before or after the effective date of the contract.

     Shareholder Rights Plans. Neither BANC ONE nor First USA has implemented a shareholder rights plan, but, subject to the terms of the Merger Agreement, either could do so without further action of its shareholders.

                       RIGHTS OF DISSENTING SHAREHOLDERS

BANC ONE SHAREHOLDERS

     Section 1701.84 of the Ohio Law provides that all BANC ONE Shareholders entitled to vote on the Merger Proposal may exercise dissenters' right with respect to the Merger. The following is a summary of the principal steps a BANC ONE Shareholder must take to perfect dissenters' rights under Section 1701.85 of the Ohio Law. This summary does not purport to be complete and is qualified in its entirety by reference to Section 1701.85 of the Ohio Law, a copy of which is attached as Appendix D to this Joint Proxy Statement-Prospectus. Any BANC ONE Shareholder contemplating the exercise of dissenters' rights is urged to review carefully such provisions and to consult an attorney, since dissenters' rights will be lost if the procedural requirements under Section 1701.85 of the Ohio Law are not fully and precisely satisfied. To perfect dissenters' rights, a BANC ONE Shareholder must satisfy each of the following conditions:

     1. No Vote in Favor of the Merger Proposal. Shares of BANC ONE Common Stock ("Dissenter's BANC ONE Shares") held by the dissenting BANC ONE Shareholder (the "Dissenting BANC ONE Shareholder") must not be voted at the BANC ONE Special Meeting in favor of the Merger Proposal. See "BANC ONE Special Meeting -- Matters to Be Considered." This requirement will be satisfied if a proxy is signed and returned with instructions to vote against the Merger Proposal or to abstain from such vote, if no proxy is returned and no vote is cast at the BANC ONE Special Meeting in favor of the Merger Proposal, or if the Dissenting BANC ONE Shareholder revokes a proxy, and thereafter abstains from voting with respect to the Merger Proposal or votes against the Merger Proposal at the BANC ONE Special Meeting. A vote in favor of the Merger Proposal at the BANC ONE Special Meeting constitutes a waiver of dissenters' rights. A proxy that is returned signed but on which no voting preference is indicated will be voted in favor of the Merger Proposal and will constitute a waiver of dissenters' rights. A Dissenting BANC ONE Shareholder may revoke his proxy at any time before its exercise by filing with BANC ONE an instrument revoking it or a duly executed proxy bearing a later date, or by attending and giving notice of the revocation of the proxy in open meeting (although attendance at the BANC ONE Special Meeting will not in and of itself constitute revocation of a proxy). See "BANC ONE Special
Meeting -- Proxies" and "First USA Special Meeting -- Proxies."

     2. Filing Written Demand. Not later than ten days after the taking of the vote on the Merger Proposal, a Dissenting BANC ONE Shareholder must deliver to BANC ONE a written demand (the "BANC ONE Demand") for payment of the fair cash value of the Dissenter's BANC ONE Shares. The BANC ONE Demand should be delivered to BANC ONE at 100 East Broad Street, Columbus, Ohio 43271, Attention:
Corporate Secretary. It is recommended, although not required, that the BANC ONE Demand be sent by registered or certified mail, return receipt requested. Voting against the Merger Proposal will not itself constitute a demand. BANC ONE will not send any further notice to BANC ONE Shareholders as to the date on which such ten-day period expires.

     The BANC ONE Demand must identify the name and address of the holder of record of the Dissenter's BANC ONE Shares, the number of Dissenter's BANC ONE Shares and the amount claimed as the fair cash value thereof. A beneficial owner must, in all cases, have the record holder submit the BANC ONE Demand in respect of the Dissenter's BANC ONE Shares. The BANC ONE Demand must be signed by the shareholder of record (or by the duly authorized representative of the shareholder) exactly as the shareholder's name appears on the shareholder records of BANC ONE. A BANC ONE Demand with respect to Dissenter's BANC ONE Shares owned jointly by more than one person must identify and be signed by all of the shareholders of record. Any person signing a BANC ONE Demand on behalf of a partnership or corporation or in any other representative capacity (such as an attorney-in-fact, executor, administrator, trustee or guardian) must indicate the nature of the representative capacity and, if requested, must furnish written proof of this capacity and such person's authority to sign the demand.

     Because only shareholders of record on the BANC ONE Record Date may exercise dissenters' rights, any person who beneficially owns shares that are held of record by a broker, fiduciary, nominee or other holder and who wishes to exercise dissenters' rights must instruct the record holder of the shares to satisfy the conditions outlined above. If a record holder does not satisfy, in a timely manner, all of the conditions outlined in this section, "Rights of Dissenting Shareholders," the dissenters rights for all of the shares held by that shareholder will be lost.

     From the time the BANC ONE Demand is given until either the termination of the rights and obligations arising from such BANC ONE Demand or the purchase of the Dissenter's BANC ONE Shares related thereto by BANC ONE, all rights accruing to the holder of the Dissenter's BANC ONE Shares, including voting and dividend or distribution rights, will be suspended. If any dividend or distribution is paid on BANC ONE Common Shares during the suspension, an amount equal to the dividend or distribution which would have been payable on the Dissenter's BANC ONE Shares, but for such suspension, shall be paid to the holder of record of the Dissenter's BANC ONE Shares as a credit upon the fair cash value of the Dissenter's BANC ONE Shares. If the right to receive the fair cash value is terminated otherwise than by the purchase of the Dissenter's BANC ONE Shares by BANC ONE, all rights will be restored to the Dissenting BANC ONE Shareholder and any distribution that would have been made to the holder of record of the Dissenter's BANC ONE Shares, but for the suspension, will be made at the time of the termination.

     3. Petitions to Be Filed in Court. Within three months after the service of the BANC ONE Demand, if BANC ONE and the Dissenting BANC ONE Shareholder do not reach an agreement on the fair cash value of the Dissenter's BANC ONE Shares, the Dissenting BANC ONE Shareholder or BANC ONE may file a complaint in the Court of Common Pleas of Franklin County, Ohio (the "Common Pleas Court"), or join or be joined in an action similarly brought by another Dissenting BANC ONE Shareholder, for a judicial determination of the fair cash value (as defined below) of the Dissenter's BANC ONE Shares. BANC ONE does not intend to file any complaint for a judicial determination of the fair cash value of any Dissenter's BANC ONE Shares.

     Upon motion of the complainant, the Common Pleas Court will hold a hearing to determine whether the Dissenting BANC ONE Shareholder is entitled to be paid the fair cash value of the Dissenter's BANC ONE Shares. If the Common Pleas Court finds that the Dissenting BANC ONE Shareholder is so entitled, it may appoint one or more appraisers to receive evidence by which to recommend a decision on the amount of such value. The Common Pleas Court is required to make a finding as to the fair cash value of the Dissenter's BANC ONE Shares and to render a judgment against BANC ONE for the payment thereof, with interest at such rate and from such date as the Common Pleas Court considers equitable. Costs of the proceedings, including reasonable compensation to the appraiser or appraisers to be fixed by the Common Pleas Court, are to be apportioned or assessed as the Common Pleas Court considers equitable. Payment of the fair cash value of the Dissenter's BANC ONE Shares is required to be made within 30 days after the date of final determination of such value or the Effective Time, whichever is later, only upon surrender to BANC ONE of the certificates representing the Dissenter's BANC ONE Shares for which payment is made.

     "Fair cash value" is the amount which a willing seller, under no compulsion to sell, would be willing to accept, and which a willing buyer, under no compulsion to purchase, would be willing to pay, but in no event may the fair cash value exceed the amount specified in the BANC ONE Demand. The fair cash value is to be determined as of the date prior to the day of the vote on the Merger Proposal. In computing this value, any appreciation or depreciation in the market value of the Dissenter's BANC ONE Shares resulting from the Merger is excluded.

     The dissenters' rights of any Dissenting BANC ONE Shareholder will terminate if, among other things, (i) such Dissenting BANC ONE Shareholder has not complied with Section 1701.85 of the Ohio Law (unless the BANC ONE Board waives compliance), (ii) the Merger is abandoned or otherwise not carried out or such Dissenting BANC ONE Shareholder withdraws its BANC ONE Demand with the consent of the BANC ONE Board, or (iii) no agreement has been reached between BANC ONE and the Dissenting BANC ONE Shareholder with respect to the fair cash value of the Dissenter's BANC ONE Shares and no complaint has been timely filed in the Common Pleas Court.

FIRST USA STOCKHOLDERS

     First USA Stockholders will not be entitled to dissenters' appraisal rights under Delaware law or any other statute in connection with the Merger. See "Comparison of Shareholder Rights -- Rights of Dissenting Shareholders."

        PROPOSED AMENDMENT TO THE BANC ONE ARTICLES OF INCORPORATION TO
                        INCREASE AUTHORIZED COMMON STOCK

     BANC ONE is presently authorized to issue 635,000,000 shares of capital stock, divided into 600,000,000 shares of BANC ONE Common Stock, without par value, 10,000,000 shares of Class A Preferred Stock, without par value, 1,000,000 shares of Class B Preferred Stock, without par value, and 24,000,000 shares of Class C Preferred Stock, without par value. As of the BANC ONE Record Date, 419,837,271 shares of BANC ONE Common Stock were issued and outstanding and 3,774,856 shares of Class C Preferred Stock (issued as Series C Preferred Stock) were issued and outstanding. No shares of Class A Preferred Stock or Class B Preferred Stock are presently or, as of April 1, 1997 were, issued and outstanding. As of the BANC ONE Record Date, the total number of shares of BANC ONE Common Stock authorized but not issued or reserved for issuance was 150,400,630 shares including the not more than 7,281,629 shares of BANC ONE Common Stock which would be required to be issued if all the presently outstanding shares of Series C Preferred Stock were converted into BANC ONE Common Stock at the exchange ratio of 1.928982 shares of BANC ONE Common Stock for each share of Series C Preferred Stock in effect as of the date hereof.

     Since its formation in 1968, BANC ONE has acquired over 100 banking institutions, all but a few of which were acquired either through an exchange of BANC ONE Common Stock or a combination of BANC ONE Common Stock and BANC ONE Preferred Stock. In addition, the number of shares of BANC ONE Common Stock presently outstanding includes shares issued as a result of fourteen 10% stock dividends, one 1-for-1 stock split, three 3-for-2 stock splits and one 5-for-4 stock split declared and paid by BANC ONE since its formation which have increased the number of outstanding shares of BANC ONE Common Stock numerous times. In order to provide sufficient shares for such transactions, BANC ONE has asked its shareholders to increase the number of authorized shares of BANC ONE Common Stock ten times in the last thirty-two years. An increase in the authorized number of shares of BANC ONE Common Stock is necessary in order for BANC ONE to continue to issue shares of BANC ONE Common Stock in the future, for some or all of the purposes described above.

     In this regard, as of the date of this Proxy Statement, BANC ONE has entered into agreements for the acquisition of (i) LBI and its subsidiaries which include two commercial banks located in Oklahoma and (ii) First USA and its subsidiaries which, as described elsewhere in this Joint Proxy Statement-Prospectus, include First USA Bank, the fourth largest issuer of Visa and MasterCard credit cards in the United States. If the Merger and the LBI Merger are consummated, such mergers could result in the issuance of up to approximately 175,000,000 shares of BANC ONE Common Stock. Such number of shares exceeds the number of shares of BANC ONE Common Stock presently authorized but not issued or reserved for issuance. Thus, an increase in the number of authorized shares of BANC ONE Common Stock is necessary to enable BANC ONE to complete both the Merger and the LBI Merger.

     Further, although BANC ONE has no other understandings or arrangements with respect to the issuance of a significant number of shares of BANC ONE Common Stock at the present time, it continues to explore opportunities to acquire banks and non-bank companies permitted by the Bank Holding Company Act of 1956. Discussions are continually being carried on relating to the acquisitions of banks and bank related companies across the United States. It is not presently known whether or on what terms such discussions will result in further acquisitions. Since acquisitions may be made by an exchange of stock, the Board of Directors believes that an increase in the total number of authorized shares of BANC ONE Common Stock will give BANC ONE greater flexibility in responding quickly to advantageous business opportunities. Any additional acquisitions of depositary institutions would be subject to the approval of one or more bank regulatory authorities. In addition, the proposed increase will give BANC ONE the ability to declare stock dividends or stock splits in the future without having to seek further shareholder approval.

     All shares of BANC ONE Common Stock, including those now authorized and those which would be authorized by the proposed amendment, are equal in rank and have the same voting, dividend and liquidation rights. Holders of BANC ONE Common Stock do not have preemptive rights.

     Since authorized shares of BANC ONE Common Stock can be issued without further shareholder approval, the BANC ONE Board could, by issuing additional shares of BANC ONE Common Stock to a friendly third party, dilute the voting power of the shares of BANC ONE Common Stock purchased by a potential acquirer. In addition, BANC ONE's Articles of Incorporation incorporate in Article Eleventh, to a large extent, the provisions of the Ohio control share acquisition statute (Section 1701.831 of the Ohio Law). Article Eleventh sets forth procedures for obtaining shareholder consent of "control share acquisitions" subject to the right of the BANC ONE Board to screen out proposals that do not meet certain standards set forth in Article Eleventh. Article Eleventh defines a "control share acquisition" as any acquisition, directly or indirectly, of shares of BANC ONE which, when added to all other shares of BANC ONE owned or controlled by the acquirer, would entitle the acquirer, alone or with others, to exercise or direct the exercise of voting power of BANC ONE in the election of directors within any of the following ranges of voting power:
(a) one-fifth or more but less than one-third; (b) one-third or more but less than a majority; and (c) a majority or more. A control share acquisition which meets certain criteria set forth in Article Eleventh as determined by the BANC ONE Board must be presented to a meeting of the shareholders of BANC ONE and approved by the affirmative vote of both (a) a majority of the voting power represented at the meeting and (b) a majority of that portion of such voting power excluding any "interested shares," that is, those shares held by the acquiring person, executive officers of BANC ONE and employees of BANC ONE who are also directors. See "Comparison of Shareholder Rights -- Comparison of BANC ONE Common Stock and First USA Common Stock -- Provisions Affecting Control Share Acquisitions and Business Combinations."

     BANC ONE's Articles of Incorporation also include a "fair price" provision (the "Fair Price Provision") which is designed to provide reasonable assurances to shareholders that in the event any shareholder or group of shareholders acquires 20% or more of BANC ONE's voting stock (an "Acquiror") and then seeks to acquire all or part of the remaining voting stock through a merger or other transaction which would force a change or termination of the other shareholders' ownership interests (a "Business Combination"), such other shareholders must receive consideration at least equivalent to that paid by the Acquiror in acquiring its 20% stock interest, unless the Business Combination is approved either (i) by a majority of directors who are unrelated to the Acquiror or (ii) by the affirmative vote of 75% of all the votes entitled to be cast by all holders of voting stock and 67% of the votes entitled to be cast by all holders of voting stock held by shareholders other than the Acquiror. See "Comparison of Shareholder Rights -- Comparison of BANC ONE Common Stock and First USA Common Stock -- Fair Price Provisions."

     One effect of Article Eleventh, the Fair Price Provision and/or the issuance of additional authorized shares of BANC ONE Common Stock may be to discourage certain potential business combinations which some shareholders may believe to be in their best interest and to make more difficult management changes which may occur if the potential business combination were successful. BANC ONE has no current intention of issuing additional shares for the purpose of obstructing a takeover. The intended purposes for having additional shares are those set forth above.

     The BANC ONE Board, therefore, recommends that the number of authorized shares of BANC ONE Common Stock be increased from 600,000,000 to 950,000,000 shares.

     To effect the increase in authorized shares of BANC ONE Common Stock, it is proposed that the first paragraph of Article Fourth of the BANC ONE Articles of Incorporation be amended to read as follows:

          FOURTH: The amount of the total authorized capital stock which the Corporation shall have authority to issue is Nine Hundred Eighty Five Million (985,000,000) shares consisting of Nine Hundred Fifty Million (950,000,000) of Common Stock which are common shares without par value, Ten Million (10,000,000) shares of Class A Preferred Stock which are preferred shares without par value, One Million (1,000,000) shares of Class B Convertible Preferred Stock (Class B Preferred Stock) which are preferred shares without par value, and Twenty-Four Million (24,000,000) shares of Class C Preferred Stock which are preferred shares without par value.

     The affirmative vote of the holders of a majority of the outstanding shares of BANC ONE Common Stock is required for the adoption of the proposed amendment.

     THE BOARD OF DIRECTORS OF BANC ONE RECOMMENDS THAT THE SHAREHOLDERS OF BANC ONE VOTE FOR THE AMENDMENT TO THE BANC ONE ARTICLES OF INCORPORATION. UNLESS A CONTRARY CHOICE IS SPECIFIED, PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THE AMENDMENT.

                                 LEGAL MATTERS

     The validity of the BANC ONE Common Stock to be issued in connection with the Merger will be passed upon by Steven Alan Bennett, Senior Vice President and General Counsel of BANC ONE. As of the date of this Joint Proxy Statement-Prospectus, Mr. Bennett beneficially owns shares of BANC ONE Common Stock and options to purchase additional shares of BANC ONE Common Stock, which in the aggregate constitute less than 0.1% of the BANC ONE Common Stock outstanding.

                                    EXPERTS

     The consolidated financial statements of BANC ONE and its subsidiaries incorporated in this Joint Proxy Statement-Prospectus by reference to the BANC ONE Annual Report on Form 10-K (as amended by the Form 10-K/A filed March 21,
1997) for the year ended December 31, 1996 have been so incorporated in reliance on the report dated February 21, 1997 of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of First USA included in Amendment No. 1 on Form 10-K/A, dated April 24, 1997, to First USA's Annual Report (Form 10-K) for the year ended June 30, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     Any financial statements and schedules hereinafter incorporated by reference in the Registration Statement of which this Joint Proxy
Statement-Prospectus forms a part that have been audited and are the subject of a report by independent accountants will be so incorporated by reference in reliance upon such reports and upon the authority of such firms as experts in accounting and auditing to the extent covered by consents filed with the Commission.

                             SHAREHOLDER PROPOSALS

     Shareholders of BANC ONE may submit proposals to be considered for shareholder action at the 1998 Annual Meeting of shareholders of BANC ONE if they do so in accordance with applicable regulations of the Commission. Any such proposals must be submitted to the Secretary of BANC ONE no later than November 4, 1997 in order to be considered for inclusion in BANC ONE's 1998 proxy materials.

     First USA will hold a 1997 Annual Meeting of stockholders only if the Merger is not consummated before the time of such meeting. In the event that such a meeting is held, any proposals of shareholders intended to be presented at the 1997 Annual Meeting must have been received by the Secretary of First USA no later than May 30, 1997 in order to be considered for inclusion in the First USA 1997 proxy materials.

                                 OTHER MATTERS

     As of the date of this Joint Proxy Statement-Prospectus, the First USA Board and the BANC ONE Board know of no matters that will be presented for consideration at the BANC ONE Special Meeting or the First USA Special Meeting other than as described in this Joint Proxy Statement-Prospectus. If any other matters shall properly come before either such meeting or any adjournments or postponements thereof and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the respective managements of First USA and BANC ONE.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Representatives of Coopers & Lybrand L.L.P. will be present at the BANC ONE Special Meeting, and representatives of Ernst & Young LLP are expected to be present at the First USA Special Meeting. In each case, such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma condensed combined financial information and explanatory notes are presented to show the impact on the historical financial position and results of operations of BANC ONE of the Merger under the "pooling of interests" method of accounting. The unaudited pro forma condensed combined financial information combines the historical financial information of BANC ONE for the fiscal years ended December 31, 1996, 1995 and 1994 with the historical financial information of First USA for the twelve-month periods ended December 31, 1996, 1995 and 1994, respectively, as amended, in the case of First USA, by Amendment No. 1 on Form 10-K/A to First USA's Annual Report on Form 10-K for the fiscal year ended June 30, 1996, Amendment No. 1 on Form 10-Q/A to First USA's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 and Amendment No. 1 on Form 10-Q/A to First USA's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996.

     The pro forma condensed combined financial information for each of the three years ended December 31, 1996 is based on and derived from, and should be read in conjunction with, (a) the historical consolidated financial statements and the related notes thereto of BANC ONE, which are incorporated by reference herein, and (b) the historical consolidated financial statements and the related notes thereto of First USA, as amended, in the case of First USA, by Amendment No. 1 on Form 10-K/A to First USA's Annual Report on Form 10-K for the fiscal year ended June 30, 1996, Amendment No. 1 on Form 10-Q/A to First USA's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 and Amendment No. 1 on Form 10-Q/A to First USA's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996, which are incorporated by reference herein. Certain pro forma adjustments have been made to the condensed combined financial information to conform significant accounting policy differences identified by BANC ONE and First USA. See "Available Information" and "Incorporation of Certain Documents by Reference."

                     BANC ONE CORPORATION AND SUBSIDIARIES

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AT DECEMBER 31, 1996
                                  (UNAUDITED)

                                                  BANC ONE       FIRST USA     ADJUSTMENTS        PRO FORMA
                                                ------------    -----------    -----------       ------------
                                                                   (DOLLARS IN THOUSANDS)
Assets:
  Cash and due from banks.....................  $  6,350,803    $   173,626                      $  6,524,429
  Short-term investments and interest bearing
    deposits in other banks...................       348,717        332,673                           681,390
  Loans held for sale.........................     1,473,756                                        1,473,756
  Securities held to maturity.................       887,431      3,608,418    $(3,608,418)(b)        887,431
  Securities available for sale...............    14,635,199                     3,611,310 (b)     18,246,509
  Loans & leases..............................    74,193,936      5,195,859                        79,389,795
    Less reserve..............................    (1,075,092)      (122,587)                       (1,197,679)
  Bank premises and equipment, net............     1,673,384        113,322                         1,786,706
  Intangibles.................................       692,485         42,830                           735,315
  Other assets................................     2,667,468        934,438                         3,601,906
                                                ------------    -----------    -----------       ------------
         Total assets.........................  $101,848,087    $10,278,579    $     2,892       $112,129,558
                                                ============    ===========    ===========       ============
Liabilities:
  Deposits:
    Demand -- non-interest bearing............  $ 16,195,105                                     $ 16,195,105
    Interest bearing..........................    56,178,022    $ 1,705,124                        57,883,146
                                                ------------    -----------                      ------------
         Total deposits.......................    72,373,127      1,705,124                        74,078,251
  Short-term borrowings.......................    14,105,576      4,914,685                        19,020,261
  Long-term borrowings........................     4,189,513      1,743,448                         5,932,961
  Other liabilities...........................     2,532,911        436,972    $     1,012 (b)      2,970,895
                                                ------------    -----------    -----------       ------------
Total liabilities:............................    93,201,127      8,800,229          1,012        102,002,368
Company-obligated mandatorily redeemable
  preferred securities of subsidiary trust
  holding solely subordinated debentures......                      200,000                           200,000
Preferred stock...............................       207,016             58            (58)(a)        207,016
Common stock..................................     2,165,466          1,231        771,870 (a)      2,938,567
Capital in excess of aggregate stated value of
  common stock................................     4,453,330        608,629       (771,812)(a)      4,290,147
Retained earnings.............................     2,013,930        668,432                         2,682,362
Net unrealized holding gains on securities
  available for sale, net of tax..............        20,286                         1,880 (b)         22,166
Treasury shares...............................      (213,068)                                        (213,068)
                                                ------------    -----------    -----------       ------------
Total stockholders' equity....................     8,646,960      1,278,350          1,880          9,927,190
                                                ------------    -----------    -----------       ------------
Total liabilities and stockholders' equity....  $101,848,087    $10,278,579    $     2,892       $112,129,558
                                                ============    ===========    ===========       ============

---------------
(a) The pro forma amount (including the conversion of First USA Convertible Preferred Stock which is expected to occur prior to the Merger) assumes 154,620,189 shares of BANC ONE Common Stock are issued in the Merger, based on the Exchange Ratio of 1.1659 shares of BANC ONE Common Stock for each share of First USA Common Stock outstanding as of December 31, 1996. The actual number of shares of BANC ONE Common Stock to be issued will be determined at the time the Merger is consummated.

(b) To transfer securities from securities held to maturity to securities available for sale and related tax effect, consistent with BANC ONE's interest rate risk position under its asset-liability management policy.

 See Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

                     BANC ONE CORPORATION AND SUBSIDIARIES
                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                                  (UNAUDITED)

                 YEAR ENDED DECEMBER 31, 1996 FOR BANC ONE AND
           TWELVE-MONTH PERIOD ENDED DECEMBER 31, 1996 FOR FIRST USA

                                                        BANC ONE       FIRST USA       PRO FORMA
                                                       -----------     ----------     -----------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                                         DATA)
Interest income......................................  $ 8,044,852     $  564,626     $ 8,609,478
Interest expense.....................................   (3,189,398)      (407,586)     (3,596,984)
                                                       -----------     ----------     -----------
Net interest income..................................    4,855,454        157,040       5,012,494
Provision for loan and lease losses..................     (788,087)      (154,627)       (942,714)
                                                       -----------     ----------     -----------
Net interest income after provision for loan and
  lease losses.......................................    4,067,367          2,413       4,069,780
Other income.........................................    2,227,504      1,309,936       3,537,440
Other expenses.......................................   (4,184,159)      (878,822)     (5,062,981)
                                                       -----------     ----------     -----------
Income before income taxes...........................    2,110,712        433,527       2,544,239
Income taxes.........................................     (684,179)      (157,195)       (841,374)
                                                       -----------     ----------     -----------
Income from continuing operations before
  distributions on preferred securities of subsidiary
  trust..............................................    1,426,533        276,332       1,702,865
Distributions on preferred securities of subsidiary
  trust, net of taxes................................                        (370)           (370)
                                                       -----------     ----------     -----------
Income from continuing operations....................  $ 1,426,533     $  275,962     $ 1,702,495
                                                       ===========     ==========     ===========
Income from continuing operations per common
  share(a)...........................................  $      3.23                    $      2.83
                                                       ===========                    ===========
Weighted average common shares outstanding (000).....      436,927                        594,848
                                                       ===========                    ===========

---------------

(a) The calculation of income from continuing operations per common share for the pro forma financial statements uses the weighted average number of outstanding shares of BANC ONE Common Stock and First USA Common Stock, adjusted to equivalent shares of BANC ONE Common Stock.

 See Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

                     BANC ONE CORPORATION AND SUBSIDIARIES
                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                                  (UNAUDITED)

                 YEAR ENDED DECEMBER 31, 1995 FOR BANC ONE AND
           TWELVE-MONTH PERIOD ENDED DECEMBER 31, 1995 FOR FIRST USA

                                                        BANC ONE       FIRST USA      PRO FORMA
                                                       -----------     ---------     -----------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                                         DATA)
Interest income......................................  $ 7,100,918     $ 464,408     $ 7,565,326
Interest expense.....................................   (2,971,468)     (365,286)     (3,336,754)
                                                       -----------     ---------       ---------
Net interest income..................................    4,129,450        99,122       4,228,572
Provision for loan and lease losses..................     (457,499)      (68,638)       (526,137)
                                                       -----------     ---------       ---------
Net interest income after provision for loan and
  lease losses.......................................    3,671,951        30,484       3,702,435
Other income.........................................    1,869,970       963,886       2,833,856
Other expenses.......................................   (3,631,639)     (700,539)     (4,332,178)
                                                       -----------     ---------       ---------
Income before income taxes...........................    1,910,282       293,831       2,204,113
                                                                       ---------
Income taxes.........................................     (632,419)     (108,620)       (741,039)
                                                       -----------     ---------       ---------
Income from continuing operations....................  $ 1,277,863     $ 185,211     $ 1,463,074
                                                       ===========     =========       =========
Income from continuing operations per common share
  (a)................................................  $      2.91                   $      2.46
                                                       ===========                     =========
Weighted average common shares outstanding (000).....      433,323                       587,781
                                                       ===========                     =========

---------------
(a) The calculation of income from continuing operations per common share for the pro forma financial statements uses the weighted average number of outstanding shares of BANC ONE Common Stock and First USA Common Stock, adjusted to equivalent shares of BANC ONE Common Stock.

 See Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

                     BANC ONE CORPORATION AND SUBSIDIARIES
                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                                  (UNAUDITED)

                 YEAR ENDED DECEMBER 31, 1994 FOR BANC ONE AND
           TWELVE-MONTH PERIOD ENDED DECEMBER 31, 1994 FOR FIRST USA

                                                        BANC ONE       FIRST USA      PRO FORMA
                                                       -----------     ---------     -----------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                                         DATA)
Interest income......................................  $ 6,448,416     $ 426,555     $ 6,874,971
Interest expense.....................................   (2,248,841)     (249,942)     (2,498,783)
                                                       -----------     ----------        -------
Net interest income..................................    4,199,575       176,613       4,376,188
Provision for loan and lease losses..................     (242,269)      (49,954)       (292,223)
                                                       -----------     ----------        -------
Net interest income after provision for loan and
  lease losses.......................................    3,957,306       126,659       4,083,965
Other income.........................................    1,329,525       573,120       1,902,645
Other expenses.......................................   (3,767,979)     (401,512)     (4,169,491)
                                                       -----------     ----------        -------
Income before income taxes...........................    1,518,852       298,267       1,817,119
Income taxes.........................................     (513,743)     (108,946)       (622,689)
                                                       -----------     ----------        -------
Income from continuing operations....................  $ 1,005,109     $ 189,321     $ 1,194,430
                                                       ===========     ==========        =======
Income from continuing operations per common share
  (a)................................................  $      2.20                   $      1.96
                                                       ===========                       =======
Weighted average common shares outstanding (000).....      448,118                       601,548
                                                       ===========                       =======

---------------
(a) The calculation of income from continuing operations per common share for the pro forma financial statements uses the weighted average number of outstanding shares of BANC ONE Common Stock and First USA Common Stock, adjusted to equivalent shares of BANC ONE Common Stock.

 See Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

                        NOTES TO THE UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL INFORMATION

NOTE 1.  BASIS OF PRESENTATION

     The unaudited pro forma condensed combined financial information reflects the Merger using the "pooling of interests" method of accounting. The unaudited Pro Forma Condensed Combined Balance Sheet assumes that the Merger was consummated on December 31, 1996.

     BANC ONE has a fiscal year ending December 31 and First USA has a fiscal year ending June 30. Accordingly, the unaudited Pro Forma Condensed Combined Statements of Income combine BANC ONE's historical results for the fiscal years ended December 31, 1996, 1995 and 1994 with First USA's historical results for the twelve-month periods ended December 31, 1996, 1995 and 1994, respectively, giving effect to the Merger as if it had occurred on January 1, 1994.

     Certain pro forma adjustments have been made to these condensed combined financial statements to conform significant accounting policy differences identified by BANC ONE and First USA.

NOTE 2.  MERGER-RELATED EFFECTS

     The pro forma data does not, given the operational overlap of credit card operations between BANC ONE and First USA, reflect the incurrence of certain costs relating to or resulting from the Merger. Such costs are expected to result in an estimated charge to earnings of $150 million; however, the actual costs could be substantially greater. Furthermore, the pro forma data does not reflect any benefits from potential cost savings or synergies expected to be achieved following the Merger.

NOTE 3.  ADDITIONAL TRANSACTION

     The pro forma financial data does not give effect to the pending acquisition of Liberty Bancorp, Inc., an Oklahoma corporation, as the acquisition is not material to BANC ONE individually or in the aggregate since it represents less than 3% of BANC ONE's consolidated assets as of December 31, 1996. See "Information about BANC ONE -- Recent Developments -- Proposed Merger with Liberty Bancorp, Inc."

NOTE 4. DELINQUENT LOAN CHARGE-OFF

     The pro forma data does not reflect adjustments to conform BANC ONE and First USA delinquent loan charge-off policies. BANC ONE's policy is to charge-off credit card and certain consumer finance loans delinquent greater than 180 days while First USA's policy is to charge-off loans delinquent greater than 209 days. Consideration is being given as to which policy is most appropriate. Such change will impact accounting for both the on-balance-sheet portfolios and securitized portfolios. Delinquent loans included in the managed portfolio greater than 180 days but less than 210 days for BANC ONE (all of which have been charged-off) were approximately $56 million, $32 million and $19 million at December 31, 1996, 1995, and 1994, respectively. Delinquent loans included in the managed portfolio greater than 180 days but less than 210 days for First USA were approximately $97 million, $49 million and $20 million at December 31, 1996, 1995, and 1994, respectively.

                                                                      APPENDIX A

[LAZARD FRERES LETTERHEAD]

                                                                    May 12, 1997

The Board of Directors
BANC ONE CORPORATION
100 East Broad Street
Columbus, Ohio 43271

Dear Members of the Board:

     We understand that BANC ONE CORPORATION ("BANC ONE") and First USA, Inc. ("First USA") have entered into an Agreement and Plan of Merger, dated as of January 19, 1997, as amended as of April 23, 1997 (the "Merger Agreement"), pursuant to which First USA proposes to merge with and into BANC ONE (the "Merger"). As more fully set forth in the Merger Agreement, at the effective time of the Merger (the "Effective Time"), each share of Common Stock, par value $.01 per share, of First USA (the "First USA Common Stock") issued and outstanding immediately prior to the Effective Time will be converted into the right to receive 1.1659 shares of Common Stock, without par value (the "BANC ONE Common Stock"), of BANC ONE (the "Common Exchange Ratio"). At the Effective Time, each share of 6 1/4% Convertible Preferred Stock of First USA (the "First USA 6 1/4% Convertible Preferred Stock") issued and outstanding immediately prior to the Effective Time will be converted into the right to receive one share of 6 1/4% convertible preferred stock of BANC ONE (the "New Preferred Stock"). The terms of the New Preferred Common Stock shall be substantially the same as the terms of the First USA 6 1/4% Convertible Preferred Stock, except that it shall be convertible into BANC ONE Common Stock instead of First USA Common Stock as adjusted to reflect the Common Exchange Ratio.

     You have requested our opinion as to the fairness to BANC ONE, from a financial point of view, of the Common Exchange Ratio. In connection with this opinion, we have:

          (i) Reviewed the financial terms and conditions of the Merger
     Agreement;

          (ii) Analyzed certain historical business and financial information relating to BANC ONE and First USA;

          (iii) Reviewed various financial forecasts and other data provided to us by (x) BANC ONE relating to its businesses, prospects and strategic objectives and to the businesses, prospects and strategic objectives of First USA, and (y) First USA relating to its businesses, prospects and strategic objectives. We have also reviewed possible financial benefits projected by BANC ONE to be realized in connection with the Merger;

          (iv) Participated in discussions with members of the senior managements of BANC ONE and First USA with respect to the businesses and prospects of BANC ONE and First USA, respectively, the strategic objectives of each, and possible financial benefits which might be realized in connection with the Merger;

          (v) Reviewed public information with respect to certain other companies which we believe to be relevant or comparable to BANC ONE and First USA, the securities of which are publicly traded;

          (vi) Reviewed the financial terms of certain business combinations or other financial transactions which we believe to be relevant or comparable to First USA;

          (vii) Reviewed the historical stock prices and trading volumes of shares of BANC ONE Common Stock and First USA Common Stock; and

LOGO
          (viii) Conducted such other financial studies, analyses and investigations as we deemed appropriate, including with respect to First USA Paymentech, Inc. ("Paymentech"), an approximately 57%-owned subsidiary of First USA.

     We have relied upon the accuracy and completeness of the foregoing financial and other information, and have not assumed any responsibility for any independent verification of such information. With respect to financial forecasts (including projected cost savings, revenue enhancements, operating synergies and other possible operating and financial benefits), we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of BANC ONE, First USA and Paymentech as to the future financial performance of BANC ONE, First USA and Paymentech, respectively, and we have assumed that such forecasts and projections will be realized in the amounts and at the times contemplated thereby. We assume no responsibility for and express no view as to such forecasts and projections or the assumptions on which they are based. We are not experts in the evaluation of loan portfolios or the allowances for loan losses with respect thereto and have assumed, with your consent, that such allowances for First USA are in the aggregate adequate to cover such losses. In addition, we have not reviewed individual credit files nor have we made or obtained any independent evaluation or appraisal of the assets and liabilities of BANC ONE or First USA or any of their respective subsidiaries, and we have not been furnished with any such evaluation or appraisal. Finally, you have informed us and we have assumed, with your consent, that the Merger will be recorded as a pooling of interests in accordance with generally accepted accounting principles.

     Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by BANC ONE and that obtaining the necessary regulatory approvals for the Merger will not have an adverse effect on BANC ONE, First USA or the combined company.

     Lazard Freres & Co. LLC is acting as financial advisor to BANC ONE in connection with the Merger and will receive fees for our services, a substantial portion of which is contingent upon the closing of the Merger. Also, as you are aware, we have from time to time provided investment banking and financial advisory services to BANC ONE.

     Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of BANC ONE, and our opinion is rendered to BANC ONE's Board of Directors in connection with its consideration of the Merger. Moreover, this letter, and the opinion expressed herein, is not intended to and does not constitute a recommendation to any stockholder of BANC ONE as to whether such stockholder should vote for the Merger. It is understood that this letter may not be disclosed or otherwise referred to without our prior written consent, except as may otherwise be required by law or by a court of competent jurisdiction.

     Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Common Exchange Ratio is fair to BANC ONE from a financial point of view.

                                          Very truly yours,

                                          LAZARD FRERES & CO. LLC

                                                /s/ KENDRICK R. WILSON III

                                                  Kendrick R. Wilson III
                                                    Managing Director

                                                                      APPENDIX B

[UBS SECURITIES LETTERHEAD]
                                                                    May 12, 1997

The Board of Directors
BANC ONE CORPORATION
100 East Broad Street
Columbus, Ohio 43271

Dear Members of the Board:

     We understand that BANC ONE CORPORATION ("BANC ONE") and First USA, Inc. ("First USA") have entered into an Agreement and Plan of Merger, dated as of January 19, 1997, as amended as of April 23, 1997 (the "Merger Agreement"), pursuant to which First USA proposes to merge with and into BANC ONE (the "Merger"). As more fully set forth in the Merger Agreement, at the effective time of the Merger (the "Effective time"), each share of Common Stock, par value $.01 per share, of First USA (the "First USA Common Stock") issued and outstanding immediately prior to the Effective Time will be converted into the right to receive 1.1659 shares of Common Stock, without par value (the "BANC ONE Common Stock"), of BANC ONE (the "Common Exchange Ratio"). At the Effective Time, each share of 6 1/4% Convertible Preferred Stock, of First USA (the "First USA 6 1/4% Convertible Preferred Stock") issued and outstanding immediately prior to the Effective Time will be converted into the right to receive one share of 6 1/4% convertible preferred stock of BANC ONE (the "New Preferred Stock"). The terms of the New Preferred Common Stock shall be substantially the same as the terms of the First USA 6 1/4% Convertible Preferred Stock, except that it shall be convertible into BANC ONE Common Stock instead of First USA Common Stock as adjusted to reflect the Common Exchange Ratio.

     You have requested our opinion as to the fairness to BANC ONE, from a financial point of view, of the Common Exchange Ratio. In connection with this opinion, we have:

          (i) Reviewed the financial terms and conditions of the Merger
     Agreement;

          (ii) Analyzed certain historical business and financial information relating to BANC ONE and First USA;

          (iii) Reviewed various financial forecasts and other data provided to us by (x) BANC ONE relating to its businesses, prospects and strategic objectives and to the businesses, prospects and strategic objectives of First USA, and (y) First USA relating to its businesses, prospects and strategic objectives. We have also reviewed possible financial benefits projected BANC ONE to be realized in connection with the Merger;

          (iv) Participated in discussions with members of the senior managements of BANC ONE and First USA with respect to the businesses and prospects of BANC ONE and First USA, respectively, the strategic objectives of each, and possible financial benefits which might be realized in connection with the Merger;

          (v) Reviewed public information with respect to certain other companies which we believe to be relevant or comparable to BANC ONE and First USA, the securities of which are publicly traded;

          (vi) Reviewed the financial terms of certain business combinations or other financial transactions which we believe to be relevant or comparable to First USA;

          (vii) Reviewed the historical stock prices and trading volumes of shares of BANC ONE Common Stock and First USA Common Stock; and

                                      LOGO

          (viii) Conducted such other financial studies, analyses and investigations as we deemed appropriate, including with respect to First USA Paymentech, Inc. ("Paymentech"), and approximately 57%-owned subsidiary of First USA.

     We have relied upon the accuracy and completeness of the foregoing financial and other information, and have not assumed any responsibility for any independent verification of such information. With respect to financial forecasts (including projected cost savings, revenue enhancements, operating synergies and other possible operating and financial benefits), we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of BANC ONE, First USA and Paymentech as to the future financial performance of BANC ONE, First USA and Paymentech, respectively, and we have assumed that such forecasts and projections will be realized in the amounts and at the times contemplated thereby. We assume no responsibility for and express no view as to such forecasts and projections or the assumptions on which they are based. We are not experts in the evaluation of loan portfolios or the allowances for loan losses with respect thereto and have assumed, with your consent, that such allowances for First USA are in the aggregate adequate to cover such losses. In addition, we have not reviewed individual credit files nor have we made or obtained any independent evaluation or appraisal of the assets and liabilities of BANC ONE or First USA or any of their respective subsidiaries, and we have not been furnished with any such evaluation or appraisal. Finally, you have informed us and we have assumed, with your consent, that the Merger will be recorded as a pooling of interests in accordance with generally accepted accounting principles.

     Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by BANC ONE and that obtaining the necessary regulatory approvals for the Merger will not have an adverse effect on BANC ONE, First USA or the combined company.

     UBS Securities LLC is acting as financial advisor to BANC ONE in connection with the Merger and will receive fees for our services, a substantial portion of which is contingent upon the closing of the Merger. Also, as you are aware, we have from time to time provided investment banking and financial advisory services to BANC ONE. In addition, as you are aware, we or our affiliates have from time to time provided lending and investment banking services to First USA for which we or our affiliates have received fees or other consideration for such services.

     Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of BANC ONE, and our opinion is rendered to BANC ONE's Board of Directors in connection with its consideration of the Merger. Moreover, this letter, and the opinion expressed herein, is not intended to and does not constitute a recommendation to any stockholder of BANC ONE as to whether such stockholder should vote for the Merger. It is understood that this letter may not be disclosed or otherwise referred to without our prior written consent, except as may otherwise be required by law or by a court of competent jurisdiction.

     Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Common Exchange Ratio is fair to BANC ONE from a financial point of view.

                                          UBS SECURITIES LLC

                                                   /s/ GERARD L. SMITH

                                                     Gerard L. Smith
                                                    Managing Director

                                                    /s/ ROBERT A. NAU

                                                      Robert A. Nau
                                                    Managing Director

                                                                      APPENDIX C

[Merrill Lynch Letterhead]                                  [address]

                                                   May 12, 1997

Board of Directors
First USA, Inc.
1601 Elm Street
Dallas, Texas 75201

Attention: Mr. John C. Tolleson
        Chairman and Chief Executive Officer

Members of the Board:

     First USA, Inc. (the "Company") and BANC ONE CORPORATION (the "Acquiror") have entered into an Agreement and Plan of Merger dated as of January 19, 1997 and amended as of April 23, 1997 (as amended, the "Agreement"), pursuant to which the Company will be merged with and into the Acquiror in a transaction (the "Merger") in which each outstanding share of the Company's common stock, par value $.01 per share (the "Shares"), will be converted into the right to receive 1.1659 shares (the "Exchange Ratio") of the common stock, no par value, of the Acquiror (the "Acquiror Shares"), all as set forth more fully in the Agreement. In connection with the Merger, the parties have also entered into agreements dated January 19, 1997 (the "Option Agreements") pursuant to which the Company and the Acquiror each have granted to the other an option to acquire, under certain circumstances, approximately 19.9% of their respective shares of common stock outstanding (without giving effect to any shares issuable pursuant to the Option Agreements), all as set forth more fully in the Option Agreements. The Merger is expected to be considered by the shareholders of the Company at a special shareholders' meeting and consummated on or shortly after the receipt of shareholder and all regulatory approvals.

     You have asked us whether, in our opinion, the proposed Exchange Ratio in the Merger is fair to the holders of the Shares (other than the Acquiror and its affiliates) from a financial point of view.

     In arriving at the opinion set forth below, we have, among other things:

          (1) Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended June 30, 1996 (and, in the case of the fiscal year ended June 30, 1996, Amendment No. 1 on Form 10-K/A filed on April 24, 1997) and the Company's Forms 10-Q and related unaudited financial information for the quarterly periods ended September 30 and December 31, 1996 (each as amended by the respective Amendment No. 1 on Form 10-Q/A filed on April 24, 1997);

          (2) Reviewed the Acquiror's Annual Reports, Forms 10-K and related financial information for the four fiscal years ended December 31, 1996;

          (3) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company and the Acquiror prepared by the Company and the Acquiror, respectively, and furnished to us by the Company and the Acquiror, respectively;

          (4) Conducted discussions with members of senior management of the Company and the Acquiror concerning the respective financial condition, business, earnings and assets and managements' respective views as to the future financial performance, growth rates, business and prospects of the Company and the Acquiror on both a stand alone and a combined basis;

          (5) Reviewed the historical market prices and trading activity for the Shares and the Acquiror Shares and compared them with those of certain publicly traded companies which we deemed to be relevant;

[MERRILL LYNCH LETTERHEAD]

          (6) Compared the respective results of operations of the Company and the Acquiror with those of certain public companies which we deemed to be relevant;

          (7) Compared the proposed financial terms of the Merger with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

          (8) Analyzed, based on information provided to us by senior management of the Company and the Acquiror, the pro forma effect of the Merger on the Acquiror's earnings and capitalization ratios;

          (9) Reviewed the Agreement;

        (10) Reviewed the Option Agreements; and

        (11) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary to the rendering of this opinion.

     In preparing our opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information supplied or otherwise made available to us for purposes of this opinion, and we have not assumed any responsibility for independently verifying such information or undertaking an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of the Acquiror or the Company or any of their subsidiaries, nor have we undertaken or been furnished any such evaluation or appraisal. We have also assumed and relied upon the senior management of the Acquiror and the Company as to the reasonableness and achievability of the financial and operating forecasts (and the assumptions and bases therefor) provided to us. In that regard, we have assumed with your consent that such forecasts, including without limitation financial forecasts, projected cost savings and operating synergies resulting from the Merger, reflect the best currently available estimates and judgments of management as to the future financial performance of the Acquiror and the Company. We are not experts in the evaluation of allowances for loan losses, and we have not made an independent evaluation of the adequacy of the allowances for loan losses of the Acquiror or the Company nor have we reviewed any individual credit files, and we have assumed that the aggregate allowance for loan losses of the Acquiror and the Company are adequate to cover such losses. Our opinion is predicated on the Merger receiving the tax and accounting treatment contemplated by the Agreement. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     In connection with our advisory assignment, we were not retained by the Company or its Board of Directors to solicit, nor have we solicited, proposals from third parties for the acquisition of all or any part of the Company. Our opinion does not address nor should it be construed to address the relative merits of the Merger and alternative business strategies. In addition, this opinion does not in any manner address the price at which the Acquiror Shares will actually trade following consummation of the Merger.

     We have been retained by the Board of Directors of the Company as an independent contractor to act as financial advisor to the Company with respect to the Merger and will receive a fee for our services. We have within the past two years provided financial advisory, investment banking and other services to the Company and the Acquiror and have received customary fees for the rendering of such services. In addition, in the ordinary course of our securities business, we may actively trade debt and/or equity securities of the Company and the Acquiror and their respective affiliates for our own account and the accounts of our customers, and we therefore may, from time to time, hold a long or short position in such securities.

     Our opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote or as to any other action such shareholder should take in connection with the Merger.

[MERRILL LYNCH LETTERHEAD]

     On the basis of, and subject to the foregoing, we are of the opinion that the proposed Exchange Ratio in the Merger is fair to the holders of the Shares (other than the Acquiror and its affiliates) from a financial point of view.

                                        Very truly yours,

                                        MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                   INCORPORATED

                                        By:   [EDWARD V. BLANCHARD SIGNATURE]

                                           -------------------------------------
                                           Edward V. Blanchard
                                           Managing Director

                                                                      APPENDIX D

                               OHIO REVISED CODE
                    TITLE XVII. CORPORATIONS -- PARTNERSHIPS
                     CHAPTER 1701. GENERAL CORPORATION LAW
                            MERGER AND CONSOLIDATION

     SECTION.1701.85 RELIEF FOR DISSENTING SHAREHOLDERS; QUALIFICATION; PROCEDURES. -- (A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

     (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

     (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

     (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

     (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph, by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

     (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court there upon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

     (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken, and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

     (D) (1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay fair cash value of them terminates if any of the following applies:

          (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

          (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption, of the action involved;

          (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

          (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation filed or joined in a complaint under division (B) of this section within the period provided in that division.

     (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

     (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Section 1701.13(E) of the Ohio General Corporation Law sets forth provisions which define the extent to which a corporation may indemnify directors, officers and employees. Those provisions have been adopted by the Registrant in Article V of the Registrant's Code of Regulations. Article V provides for the indemnification or the purchase of insurance for the benefit of the directors, officers, employees and agents of the Registrant in the event such persons are subject to legal action as a result of actions in their capacities as directors, officers, employees or agents of the Registrant. The Registrant has entered into indemnification agreements with its directors and executive offers that provide for indemnification unless the indemnitee's conduct is finally adjudged by a court to be knowingly fraudulent, deliberately dishonest or willful misconduct. The Registrant indemnifies other officers, employees or agents provided such persons acted in good faith and in a manner which they reasonably believed to be in or not opposed to the best interest of the Registrant or, with respect to criminal actions, had no reason to believe was unlawful.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     The following exhibits are filed herewith except those which are incorporated herein by reference.

 2.1   Agreement and Plan of Merger, dated January 19, 1997, between the Registrant and First
       USA, Inc. (incorporated by reference from Exhibit 2 to the First USA, Inc. Current
       Report on Form 8-K dated January 28, 1997 (file No. 1-11-3030)).
 2.2   Stock Option Agreement, dated January 19, 1997, between First USA, Inc., as issuer, and the Registrant, as grantee (incorporated by reference from Exhibit 99.1 to the
       First USA, Inc. Current Report on Form 8-K dated January 28, 1997 (file No.
       1-11-3030)).
 2.3   Stock Option Agreement, dated January 19, 1997, between the Registrant, as issuer, and
       First USA, Inc. as grantee (incorporated by reference from Exhibit 99.2 to the First
       USA, Inc. Current Report on Form 8-K dated January 28, 1997 (file No. 1-11-3030)).
 2.4   Amendment, dated April 23, 1997, to Agreement and Plan of Merger, dated January 19,
       1997, between the Registrant and First USA (incorporated herein by reference to the
       Registrant's Current Report on Form 8-K dated April 24, 1997 (file no. 1-8552)).
 3.1   Amended Articles of Incorporation of the Registrant (incorporated by reference from
       Exhibit 3.1 of the Annual Report of the Registrant on Form 10-K for the year ended
       December 31, 1991).
 3.2   Form of Certificate of Amendment of the Amended Articles of Incorporation of the
       Registrant.
 3.3   Code of Regulations of the Registrant (incorporated by reference from Exhibit 3.2 of the Annual Report of the Registrant on Form 10-K for the year ended December 31,
       1991).
 4.1   Form of Common Stock Certificate of the Registrant (incorporated by reference from
       Exhibit 4.1 to the Annual Report of the Registrant on Form 10-K for the year ended
       December 31, 1989).
 5.1   Opinion of Steven Alan Bennett, Esq., Senior Vice President and General Counsel for
       the Registrant, regarding the legality of securities being offered, including consent.
 8.1   Opinion of Wachtell, Lipton, Rosen & Katz regarding the federal income tax consequences of the Merger, including consent.
 8.2   Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, regarding the federal income tax consequences of the Merger, including consent.
23.1   Consent of Coopers & Lybrand L.L.P. relating to the audited financial statements of the Registrant.
23.2   Consent of Ernst & Young LLP relating to the audited financial statements of First
       USA, Inc.
23.3   Consent of Steven Alan Bennett, Esq., Senior Vice president and General Counsel for the Registrant (included in Exhibit 5.1 hereto).

23.4   Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1 hereto).
23.5   Consent of Skadden Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.2 hereto).
23.6   Consent of Lazard Freres & Co. LLC
23.7   Consent of UBS Securities LLC
23.8   Consent of Merrill Lynch & Co.
24.1   Powers of Attorney (included elsewhere in Part II of this Registration Statement).
99.1   Form of Proxy to be used by the Registrant
99.2   Form of Proxy to be used by First USA, Inc.

ITEM 22.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (6) That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on May 12, 1997.

                                          BANC ONE CORPORATION

                                          By:     /s/ STEVEN ALAN BENNETT
                                            ------------------------------------
                                            Steven Alan Bennett
                                            Senior Vice President and General
                                              Counsel

                               POWER OF ATTORNEY

     We, the undersigned officers and directors of BANC ONE CORPORATION, hereby severally constitute and appoint Steven Alan Bennett, William P. Boardman, Bobby
L. Doxey, Richard D. Lodge or Michael J. McMennamin and each of them our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for us and in our stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and any subsequent registration statement filed by BANC ONE CORPORATION pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     WITNESS our hands and common seal on the dates set forth below.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

              SIGNATURE                                 TITLE                        DATE
-------------------------------------  ---------------------------------------  ---------------
          /s/ JOHN B. MCCOY               Chairman of the Board (Principal         May 12, 1997
-------------------------------------       Executive Officer and Director)
            John B. McCoy

       /s/ RICHARD J. LEHMANN                  President and Director              May 12, 1997
-------------------------------------
         Richard J. Lehmann
      /s/ MICHAEL J. MCMENNAMIN          Executive Vice President (Principal       May 12, 1997
-------------------------------------             Financial Officer)
        Michael J. McMennamin

         /s/ BOBBY L. DOXEY               Controller (Principal Accounting         May 12, 1997
-------------------------------------                  Officer)
           Bobby L. Doxey

        /s/ BENNETT DORRANCE                          Director                     May 12, 1997
-------------------------------------
          Bennett Dorrance

         /s/ C.E. EXLEY, JR.                          Director                     May 12, 1997
-------------------------------------
        Charles E. Exley, Jr.

          /s/ E. GORDON GEE                           Director                     May 12, 1997
-------------------------------------
            E. Gordon Gee

          /s/ JOHN R. HALL                            Director                     May 12, 1997
-------------------------------------
            John R. Hall

      /s/ LABAN P. JACKSON, JR.                       Director                     May 12, 1997
-------------------------------------
        Laban P. Jackson, Jr.

         /s/ JOHN W. KESSLER                          Director                     May 12, 1997
-------------------------------------
           John W. Kessler

          /s/ JOHN G. MCCOY                           Director                     May 12, 1997
-------------------------------------
            John G. McCoy

              SIGNATURE                                 TITLE                        DATE
-------------------------------------  ---------------------------------------  ---------------

      /s/ THEKLA R. SHACKELFORD                       Director                     May 12, 1997
-------------------------------------
        Thekla R. Shackelford

          /s/ ALEX SHUMATE                            Director                     May 12, 1997
-------------------------------------
            Alex Shumate

   /s/ FREDERICK P. STRATTON, JR.                     Director                     May 12, 1997
-------------------------------------
     Frederick P. Stratton, Jr.

          /s/ R. D. WALTER                            Director                     May 12, 1997
-------------------------------------
          Robert D. Walter

                                 EXHIBIT INDEX

Exhibit 2.1     Agreement and Plan of Merger, dated January 19, 1997, between the Registrant and First USA, Inc. (incorporated by reference from Exhibit 2 to the First
                USA, Inc. Current Report on Form 8-K dated January 28, 1997 (file No.
                1-11-3030)).

Exhibit 2.2     Stock Option Agreement, dated January 19, 1997, between First USA, Inc., as issuer, and the Registrant, as grantee (incorporated by reference from Exhibit
                2 to the First USA, Inc. Current Report on Form 8-K dated January 28, 1997
                (file No. 1-11-3030)).
Exhibit 2.3     Stock Option Agreement, dated January 19, 1997, between the Registrant, as issuer, and First USA, Inc., as grantee (incorporated by reference from
                Exhibit 2 to the First USA, Inc. Current Report on Form 8-K dated January 28,
                1997 (file No. 1-11-3030)).
Exhibit 2.4     Amendment, dated April 23, 1997, to Agreement and Plan of Merger, dated
                January 19, 1997, between the Registrant and First USA (incorporated herein by reference to the Registrant's Current Report on Form 8-K dated April 24, 1997
                (file no. 1-8552))
Exhibit 3.1     Amended Articles of Incorporation of the Registrant (incorporated by reference from Exhibit 3.1 of the Annual Report of the Registrant on Form 10-K for the
                year ended December 31, 1991).
Exhibit 3.2     Form of Certificate of Amendment of the Amended Articles of Incorporation of
                the Registrant.
Exhibit 3.3     Code of Regulations of the Registrant (incorporated by reference from Exhibit
                3.2 of the Annual Report of the Registrant on Form 10-K for the year ended
                December 31, 1991).
Exhibit 4.1     Form of Common Stock Certificate of the Registrant (incorporated by reference from Exhibit 4.1 to the Annual Report of the Registrant on Form 10-K for the
                year ended December 31, 1989).
Exhibit 5.1     Opinion of Steven Alan Bennett, Esq., Senior Vice President and General
                Counsel for the Registrant, regarding the legality of securities being offered, including consent.
Exhibit 8.1     Opinion of Wachtell, Lipton, Rosen & Katz regarding the federal income tax consequences of the Merger, including consent.
Exhibit 8.2     Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, regarding the federal income tax consequences of the Merger, including consent.
Exhibit 23.1    Consent of Coopers & Lybrand L.L.P. relating to the audited financial statements of the Registrant.
Exhibit 23.2    Consent of Ernst & Young LLP relating to the audited financial statements of
                First USA, Inc.
Exhibit 23.3    Consent of Steven Alan Bennett, Esq., Senior Vice President and General
                Counsel for the Registrant (included in Exhibit 5.1 hereto).
Exhibit 23.4    Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1 hereto).
Exhibit 23.5    Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.2 hereto).
Exhibit 23.6    Consent of Lazard Freres & Co. LLC
Exhibit 23.7    Consent of UBS Securities LLC
Exhibit 23.8    Consent of Merrill Lynch & Co.
Exhibit 24.1    Powers of Attorney (included elsewhere in Part II of this Registration
                Statement)
Exhibit 99.1    Form of Proxy to be used by the Registrant
Exhibit 99.2    Form of Proxy to be used by First USA, Inc.